UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Rule 14a-101)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

DOUBLE-TAKE SOFTWARE, INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001

(2)	Aggregate number of securities to which transaction applies:

21,214,086 shares of common stock issued and outstanding, 1,801,087 options to purchase shares of common stock with a per share exercise price less than the per share merger consideration of $10.55 per share of common stock, and 549,699 restricted share units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (a) 21,214,086 shares of common stock multiplied by $10.55 per share; (b) 1,801,087 options to purchase shares of common stock multiplied by $7.24 (which is the difference between $10.55 and the weighted average exercise price for the options of $3.31 per share) and (c) 549,699 restricted stock units multiplied by $10.55 per restricted stock unit. The filing fee was determined by multiplying $0.00007130 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$242,647,801.63

(5)	Total fee paid:

$17,300.79

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[          ], 2010

Dear Stockholder:

The board of directors of Double-Take Software, Inc., a Delaware corporation, has approved a merger agreement providing for the acquisition of Double-Take Software by Vision Solutions, Inc., a company controlled by a private equity fund affiliated with Thoma Bravo, LLC. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $10.55 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares).

At a special meeting of our stockholders, you will be asked to consider and vote upon a proposal to adopt the merger agreement and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. The special meeting is to be held on [          ], 2010 at [     ] a.m. EDT, at [          ].

Our board of directors has determined that the merger is advisable and in the best interests of Double-Take Software and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of Double-Take Software recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is very important.  Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock, following the instructions provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock FOR approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about Double-Take Software from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock, please call The Altman Group, our proxy solicitor, toll-free at (866) 304-2060.

Thank you in advance for your cooperation and continued support.

Sincerely,

Dean Goodermote
Chairman, Chief Executive Officer and President

The proxy statement is dated [          ], 2010, and is first being mailed to our stockholders on or about [          ], 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DOUBLE-TAKE SOFTWARE, INC.
257 Turnpike Road, Suite 210
Southborough, MA 01772

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[          ], 2010

To the Stockholders of Double-Take Software, Inc.:

A special meeting of stockholders of Double-Take Software, Inc., a Delaware corporation (“Double-Take Software,” “we,” “us” or “our”), will be held at [          ], on [          ], 2010, beginning at [     ] a.m. EDT, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 17, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among Double-Take Software, Vision Solutions, Inc., a Delaware corporation, which we refer to as Parent, and HA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of Double-Take Software.

Only stockholders of record of our common stock as of the close of business on [          ], 2010, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of common stock you own.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock through a bank, brokerage firm or other nominee, you should follow the instructions provided by your banker, brokerage firm or other nominee in order to vote.

Our board of directors has unanimously determined that the merger is advisable and in the best interests of Double-Take Software and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock of Double-Take Software if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and provided in their entirety on Annex D of the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

DEAN GOODERMOTE
Chairman, Chief Executive Officer and President
Dated: [          ], 2010
Southborough, Massachusetts

SUMMARY TERM SHEET

The following summary term sheet highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 76.

Parties to the Merger (Page 15)

Double-Take Software, Inc., or Double-Take Software, the Company, we or us, is a Delaware corporation headquartered in Southborough, Massachusetts, and is a leading provider of recovery solutions.

Vision Solutions, Inc., or Parent, is a Delaware corporation and a leading provider of high availability, disaster recovery and system management solutions for IBM Power Systems®. Parent is a company controlled by a private equity fund affiliated with Thoma Bravo, LLC, or Thoma Bravo.

HA Merger Sub, Inc., or Merger Sub, was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated May 17, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

The Special Meeting (Page 16)

Time, Place and Purpose of the Special Meeting (Page 16)

The special meeting will be held on [          ], 2010, starting at [     ] a.m. EDT, at [          ].

At the special meeting, holders of our common stock, par value $0.001 per share, or the common stock, will be asked to approve the proposal to adopt the merger agreement and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 16)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on [          ], 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were [          ] shares of common stock outstanding and entitled to vote at the special meeting. A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Whether or not a quorum is represented at the special meeting, the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the meeting, and there may be successive adjournments for like cause and in like manner. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Vote Required (Page 16)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote, as the case may be, whether or not a quorum is present.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 357,843 shares of common stock (not including any shares of common stock deliverable upon exercise or conversion of any options or restricted stock units), representing 1.7% of the outstanding shares of common stock.

Proxies and Revocation (Page 18)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker with instructions, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered by telephone, over the Internet, or by mail, at any time before it is exercised, by signing and returning a proxy card with a later date, changing your vote by telephone or the Internet, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your broker on how to vote your shares of common stock, you may revoke your proxy by using the instructions provided by your broker.

The Merger (Page 20)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 20)

In the merger, each outstanding share of common stock (except for certain shares owned, if any, by Parent and Merger Sub, and their indirect and direct wholly owned subsidiaries, and shares owned by stockholders who have properly exercised their appraisal rights) will be converted into the right to receive $10.55 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page 29)

After consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that the merger is advisable, and in the best interests of, the Company and our stockholders, (ii) authorized, adopted, approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and (iv) recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 46.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Page 32)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or BofA Merrill Lynch, financial advisor to the board of directors, delivered to the board of directors an oral opinion, subsequently confirmed in writing, dated May 16, 2010, as to the fairness, from a financial point of view and as of the date of such opinion, of the per share merger consideration to be received by holders of the common stock (other than Parent and its affiliates) in the merger. The full text of BofA Merrill Lynch’s written opinion, dated May 16, 2010, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement as Annex B and is incorporated by reference herein in its entirety. The Company’s stockholders are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken. BofA Merrill Lynch provided its opinion to the board of directors for the benefit and use of the board of directors in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

Opinion of Thomas Weisel Partners LLC (Page 37)

In connection with the merger, Thomas Weisel Partners LLC, or Thomas Weisel Partners, financial advisor to the board of directors, delivered to the board of directors an oral opinion, subsequently confirmed in writing, dated May 16, 2010, as to the fairness, from a financial point of view and as of the date of such opinion, of the per share merger consideration to be received in the merger by holders of the common stock (other than Parent and its affiliates). The full text of Thomas Weisel Partners’ written opinion, dated May 16, 2010, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety. The Company’s stockholders are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken. Thomas Weisel Partners provided its opinion to the board of directors for the benefit and use of the board of directors in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. Thomas Weisel Partners’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

Financing of the Merger (Page 44)

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be approximately $257 million (a portion of which amount is for fees related to the refinancing of Parent’s existing indebtedness).

We expect this amount to be funded through a combination of:

•	up to $240 million from a senior secured term loan facility to be obtained by Parent, a portion (approximately $79.9 million) of which will also be used to refinance the existing indebtedness of Parent; and

•	approximately at least $88.6 million of cash on hand of the Company and approximately at least $21.2 million of cash on hand of Parent.

Parent has obtained the debt financing commitment described below. The funding under that commitment is subject to certain conditions precedent, including conditions that do not relate directly to the merger agreement. We believe the committed amounts will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or Parent obtains substantially less net proceeds from the debt financing than we currently expect. Although obtaining the debt financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company the Parent termination fee, as described under “The Merger Agreement — Termination Fees” beginning on page 66. That obligation is guaranteed by the Guarantor referred to below.

Debt Financing (Page 44)

In connection with entering into the merger agreement, Parent received a debt commitment letter, dated May 17, 2010, from Jefferies Finance LLC, which we refer to as Jefferies, to provide in the aggregate up to $255 million in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $240 million, a portion (approximately $79.9 million) of which will also be used to refinance the existing indebtedness of Parent, and (ii) a senior secured revolving credit facility with a maximum availability of $15.0 million (no more than $7.5 million of which may be drawn at closing).

Although the debt financing described in this proxy statement is not subject to due diligence or a so called “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, Parent has not informed us of any alternative financing arrangements or alternative financing plans that have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee (Page 46)

Pursuant to a limited guarantee delivered by Thoma Cressey Fund VIII, L.P., which is a fund affiliated with Thoma Bravo and an affiliate of Parent, which we refer to as Guarantor, in favor of the Company, dated May 17, 2010, the Guarantor has agreed to guarantee the performance and discharge of certain obligations of Parent and Merger Sub under the merger agreement, including the obligation to pay a termination fee of either $24,218,034 or $14,530,820 to the Company, depending on the circumstances of the termination, as and when due. See “The Merger Agreement — Termination Fees” beginning on page 66. The limited guarantee is attached as Exhibit A to the merger agreement that is attached as Annex A to this proxy statement.

Interests of Certain Persons in the Merger (Page 46)

When considering the recommendation of our board of directors, you should be aware that our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the vesting and cash-out of all vested and unvested stock options and unvested restricted stock units held by our executive officers;

•	the cash-out of all vested stock options held by our directors;

•	pursuant to employment and severance agreements with our executive officers, the payment of severance payments in the event of a termination of employment without cause, whether before or after the merger; and

•	the payment of amounts to our executive officers under our Executive Bonus Plan.

Material U.S. Federal Income Tax Consequences of the Merger (Page 49)

The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger will recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 51)

Under the terms of the merger agreement, the merger cannot be completed until certain approvals, consents and consultations required to consummate the merger pursuant to applicable U.S. and foreign antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act, and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on May 28, 2010 and requested early termination of the waiting period.

Litigation Relating to the Merger (Page 51)

On May 28, 2010, a putative class action complaint was commenced against us, our directors, Parent and Thoma Bravo in the Worcester County Superior Court of the Commonwealth of Massachusetts. In the action, captioned Continuum Capital v. Double-Take Software, Inc. et al., C.A. No. 10-1183, plaintiff alleges generally that our directors breached their fiduciary duties in connection with the transaction, by among other things, purportedly restricting the Company’s ability to solicit or otherwise engage in discussions with other potential buyers of the Company, and putting their own interests above those of our stockholders generally. The complaint alleges that Parent and Thoma Bravo aided and abetted those supposed breaches of duty. Plaintiff, who purports to bring the action on behalf of itself and the public stockholders of the Company, seeks compensatory and/or rescissory damages, and fees and costs, among other relief.

The Company believes that the claims asserted in the Continuum Capital action are without merit.

The Merger Agreement (Page 52)

Treatment of Common Stock, Options and Other Equity Awards (Page 53)

•	Common Stock. At the effective time of the merger, or effective time, each share of common stock issued and outstanding (except for certain shares held by the Company, Parent and Merger Sub, and their indirect and direct wholly-owned subsidiaries, and shares held by stockholders who have properly exercised their appraisal rights) will convert into the right to receive the per share merger consideration of $10.55 in cash, without interest, less any applicable withholding taxes.

•	Options. At the effective time, each outstanding option will be cancelled and converted into the right to receive an amount in cash equal to (x) the number of shares of the common stock subject to such option, multiplied by (y) the excess (if any) of the per share merger consideration over the exercise price per share of such option, without interest, less any applicable withholding taxes.

•	Restricted Stock Units. Except as provided below, at the effective time, each outstanding restricted stock unit will be cancelled and converted into the right to receive an amount in cash equal to (x) the number of shares of the common stock subject to such restricted stock unit, multiplied by (y) the per share merger consideration, without interest, less any applicable withholding taxes. Certain restricted stock units granted on May 13, 2010 to our non-employee directors as part of their 2010 annual compensation will be cancelled without any consideration therefor in the event that the effective time occurs by the termination date contained in the merger agreement.

Solicitation of Acquisition Proposals (Page 60)

The merger agreement provides that until the earlier to occur of the termination of the merger agreement and the effective time, we are not permitted to solicit any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, prior to the time our stockholders adopt the merger agreement, respond to an unsolicited bona fide acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. At any time before the merger agreement is adopted by our stockholders, if our board of directors determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement — Termination Fees” beginning on page 66.

Conditions to the Merger (Page 63)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required antitrust approvals, the accuracy of the representation and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

Termination (Page 65)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by September 14, 2010, which date may be extended until October 14, 2010 in the event that the closing conditions relating to antitrust clearances have not been satisfied by such time, which date (as it may be extended) we refer to as the termination date (but, the right to terminate will not be available to a party if the failure to consummate the merger prior to the termination date was caused by the actions or omissions of such party, nor will this right to terminate be available at any time during which any legal proceeding relating to the merger agreement is pending between Parent and the Company);

•	our stockholders have not adopted the merger agreement at a stockholders meeting at which a vote has been taken on the merger agreement; or

•	a governmental authority of competent jurisdiction shall have enacted a law that is in effect at the time of such termination that renders the merger illegal or issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the merger in the United States or any state thereof.

•	by the Company, if:

•	the Company is not in material breach of its covenants under the merger agreement and Parent and/or Merger Sub have materially breached or failed to perform any of their respective covenants in the merger agreement and have failed to cure such material breach or failure to perform within thirty calendar days after Parent and Merger Sub have received written notice of such breach from the Company, provided that such cure period shall not apply in respect of Parent’s obligation to consummate the closing of the merger in accordance with the terms of the merger agreement;

•	at any time prior to the adoption of the merger agreement by our stockholders, in order to enter into an alternative acquisition agreement with respect to a superior proposal, provided that (i) concurrently with the termination of the merger agreement, we pay to Parent the termination fee discussed under “The Merger Agreement — Termination Fees” beginning on page 66 and (ii) we have complied with certain of our obligations in the merger agreement, including our obligation to negotiate with Parent in good faith (to the extent Parent desires to negotiate) for three business days prior to termination to make adjustments in the terms and conditions of the merger agreement so that such superior proposal would cease to constitute a superior proposal; or

•	the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that (i) by their nature are to be satisfied at the closing and that would be capable of being satisfied if there were a closing or (ii) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in the merger agreement) and Parent has failed to consummate the merger within one business day of the satisfaction of such conditions.

•	by Parent, if:

•	Parent is not in material breach of its covenants under the merger agreement and the Company has materially breached or failed to perform any of its covenants in the merger agreement and has failed to cure such material breach or failure to perform within thirty calendar days after the Company has received written notice of such breach from the Parent;

•	at any time prior to the adoption of the merger agreement by our stockholders, any of the following “trigger events” has occurred:

•	the board of directors has effected a change in the recommendation of the board of directors, or the board recommendation (provided, that Parent’s right to terminate the merger agreement pursuant to this provision will expire ten business days after the last date upon which the board of directors makes such recommendation change);

•	a tender or exchange offer for the common stock that would, if consummated in accordance with its terms, constitute a competing acquisition transaction, has been commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of any takeover proposal, the Company has not issued a public statement reaffirming the recommendation of the board of directors and recommending that the Company’s stockholders reject that takeover proposal and not tender any shares of the common stock into such tender or exchange offer;

•	the Company has materially breached the Company’s obligations arising under the no solicitation covenant (other than an immaterial or inadvertent breach that would not reasonably be expected to result in a takeover proposal); or

•	the Company enters into an alternative acquisition agreement with respect to any takeover proposal (other than an acceptable confidentiality agreement).

Termination Fees (Page 66)

If the merger agreement is terminated in certain circumstances:

•	the Company may be obligated to reimburse the out-of-pocket fees and expenses of Parent and Merger Sub up to $1,500,000 and pay a termination fee of $7,265,410 (less any fees and expenses previously reimbursed, if any), which we refer to as the Company termination fee; or

•	Parent may be obligated to pay the Company a termination fee of either $14,530,820 or $24,218,034, which we refer to as the Parent termination fee. The Guarantor has agreed to guarantee the obligation of Parent to pay the Parent termination fee pursuant to the limited guarantee as discussed in “The Merger — Limited Guarantee” beginning on page 46.

Remedies (Page 68)

Our receipt of the Parent termination fee will, subject to certain specific performance rights described below, be our sole and exclusive remedy against Parent, its subsidiaries, its financing sources and any of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, affiliates and assignees and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, affiliate and assignee of any of the foregoing for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise.

Parent’s receipt of the Company termination fee will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent and Merger Sub and their respective affiliates against the Company, its subsidiaries or any of their respective former, current or future directors, officers, employees, agents, managers, shareholders, affiliates or assignees or any former, current or future director, officer, employee, agent, shareholder, affiliate or assignee of any of the foregoing for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement, under the debt commitment letter or otherwise.

Parent is entitled to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Under certain conditions when Parent’s debt financing is available to be funded, the merger agreement also explicitly allows us to seek specific performance of Parent’s obligation to consummate the merger.

Market Price of Common Stock (Page 69)

The common stock trades on the Nasdaq Global Market, or Nasdaq, under the symbol “DBTK”. The closing price of the common stock on Nasdaq on April 9, 2010, the last trading day prior to the Company’s announcement that the board of directors was considering indications of interest to acquire the Company, was $8.71 per share. The closing price of the common stock on Nasdaq on May 14, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $9.66 per share. On [          ], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on Nasdaq was $[     ] per share. The market price for our common stock may fluctuate prior to the effective time. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 72)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation if you properly exercise your appraisal rights. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 72 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (Page 75)

If the merger is completed, the common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file reports with the Securities and Exchange Commission, or the SEC, on account of the common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 76.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of Double-Take Software, Inc., or the Company, by Vision Solutions, Inc., or Parent, pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, HA Merger Sub, Inc., or Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into us and we will continue as the surviving corporation. We refer to this transaction as the merger. As a result of the merger, we will become a subsidiary of Parent and will no longer be a publicly held corporation, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, we will no longer file reports with the SEC on account of the common stock, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $10.55 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $1,055 in cash in exchange for your shares of common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of the common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 39% and 21% to our enterprise value and the closing share price of the common stock, respectively, on April 9, 2010, the last trading day prior to our announcement that the board of directors was considering indications of interest to acquire us; and a premium of approximately 9.2% to the closing share price of the common stock on May 14, 2010, the last trading day prior to the public announcement of the merger agreement.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed by the end of the third quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of the common stock in connection with the merger. Instead, we will remain an independent public company and the common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, we may be required to pay to or receive from Parent a fee with respect to the termination of the merger agreement or reimburse Parent for expenses, as applicable, as described under “The Merger Agreement — Termination Fees” beginning on page 66.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction to U.S. holders (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” on page 49) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of common stock in the merger, you will recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:	Do any of our directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the adoption of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 46.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of the common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of our stockholders will be held on [ ], 2010 at [ ] a.m. EDT, at [ ].

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended from time to time, that provides for the acquisition of us by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for our stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you fail to provide your broker with instructions, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present.

Because the affirmative vote required to approve the proposal to adjourn the special meeting is based upon the number of shares of common stock present in person or represented by proxy at the special meeting, if you abstain or provide your broker with instructions as to the proposal to adopt the merger agreement but not as to the proposal to adjourn the special meeting, this will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate.

Q.	Who can vote at the special meeting?

A.	All of our holders of common stock of record as of the close of business on [ ], the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present. Broker non-votes are not counted as present for the purpose of determining whether a quorum is present. If a quorum is not represented at the special meeting, the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the special meeting will have power to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the meeting, and there may be successive adjournments for like cause and in like manner until a quorum is present. At such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the special meeting as originally notified.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

• in person — you may attend the special meeting and cast your vote there; or

• by proxy — stockholders of record have a choice of submitting a proxy:

• over the Internet (the website for submitting your proxy over the Internet is on your proxy card);

• by using a toll-free telephone number noted on your proxy card; or

• by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are not a stockholder of record, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of the common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of the common stock are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by us.

If your shares of the common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of the common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of the common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of the common stock by following their instructions for voting.

Q.	I am the beneficial owner of my shares of the common stock, but my shares are held in “street name” by my bank, brokerage firm or other nominee. Will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	No. Your bank, brokerage firm or other nominee will only be permitted to vote your shares of the common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the instructions provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement. If you instruct your bank, brokerage firm or other nominee how to vote your shares of common stock as to the proposal to adopt the merger agreement, but fail to instruct your bank, brokerage firm or other nominee how to vote for the proposal to adjourn the special meeting, your shares of common stock will not be voted for the proposal to adjourn and the effect will be the same as a vote “AGAINST” the proposal to adjourn the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated , and , and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and “broker non-votes” with respect to the proposal to adopt the merger agreement will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions with respect to the proposal to adjourn the special meeting will have the same effect as if you voted “AGAINST” the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of the common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of the common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will by borne by us. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged The Altman Group to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay The Altman Group a fee of approximately $9,000, plus customary administrative fees for expenses related to calls made to or received from our stockholders. We will reimburse The Altman Group for reasonable out-of-pocket expenses and will indemnify The Altman Group and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit a proxy promptly to ensure that your shares are represented and voted at the special meeting. If you hold your shares of the common stock in your own name as the stockholder of record, please submit a proxy to have your shares of the common stock voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; using the telephone number printed on your proxy card; or using the Internet instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of common stock for the per share merger consideration. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of the common stock?

A.	Yes. As a holder of common stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 72.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call The Altman Group, our proxy solicitor, toll-free at (866) 304-2060.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, the expected timing of the acquisition; the availability of the financing under the debt commitment letter; the ability of Parent and the Company to close the acquisition; the performance of the parties under the terms of the merger agreement and related transaction documents; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement. Investors are also urged to carefully review and consider the various disclosures in the Company’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 and Current Reports on Form 8-K filed from time to time by the Company, and the following factors:

•	uncertainties associated with the acquisition of the Company by Parent;

•	uncertainties as to the timing of the merger;

•	the failure to receive approval of the transaction by the stockholders of the Company;

•	the ability of the parties to satisfy closing conditions to the transaction, including the receipt of regulatory approvals;

•	changes in economic, business, competitive, technological and/or regulatory factors;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	failure of a party to comply with its obligations under the merger agreement and the related transaction documents; and

•	failure of Parent to satisfy the conditions under the debt commitment letter.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 76). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772
(877) 335-5674

The Company, a Delaware corporation with its headquarters in Southborough, Massachusetts, is a leading provider of affordable software for recoverability, including continuous data replication, application availability and system state protection. Double-Take Software products and services enable customers to protect and recover business-critical data and applications such as Microsoft Exchange, SQL, and SharePoint in both physical and virtual environments. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than nineteen thousand customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software’s products and services can be found at www.doubletake.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 76. Our common stock is publicly traded on Nasdaq under the symbol “DBTK”.

Parent

Vision Solutions, Inc.
15300 Barranca Parkway
Irvine, California 92618
(949) 253-6500

Vision Solutions, Inc., or Parent, is a Delaware corporation, and a leading provider of high availability, disaster recovery and system management solutions for IBM Power Systems®. Vision Solutions supports its worldwide customers in achieving their business goals through its leading-edge technologies and its global network of partners. Vision Solutions is headquartered in Irvine, California with offices worldwide, and is a company controlled by a private equity fund affiliated with Thoma Bravo, LLC. For more information, visit www.visionsolutions.com. Vision Solutions’ website address is provided as an inactive textual reference only. The information contained on its website is not incorporated into, and does not form a part of, this proxy statement.

Merger Sub

HA Merger Sub, Inc.
c/o Vision Solutions, Inc.
15300 Barranca Parkway
Irvine, California 92618
(949) 253-6500

HA Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [          ] 2010, starting at [     ] a.m. EDT, at [          ], or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [          ], 2010 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on the record date. On the record date, there were [          ] shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting will be counted for purposes of establishing a quorum. Broker non-votes will not be counted as present for purposes of determining whether a quorum is present. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of the common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote, as the case may be, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if your shares of common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal.

If your shares of the common stock are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of common stock are held in street name through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of your shares of common stock. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Brokers who hold shares in street name for customers only have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters — this is known as a “broker non-vote”. Both the proposal to adopt the merger agreement and the proposal to adjourn the special meeting are considered non-routine matters. As a result, absent specific instructions from the beneficial owner of such shares of common stock, brokers are not empowered to vote those shares of common stock.

If you fail to direct your bank or brokerage how to vote your shares for both of the proposals, your shares will not be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and will have no effect on the proposal to adjourn the special meeting.

If you fail to direct your bank or brokerage how to vote your shares for the proposal to adopt the merger agreement, but you do give direction for how to vote your shares for the proposal to adjourn the special meeting, your shares will be counted for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you fail to direct your bank or brokerage how to vote your shares for the proposal to adjourn the special meeting, but you do give direction for how to vote your shares for the proposal to adopt the merger agreement, your shares will be counted for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting if a quorum is present and will have the same effect as an “ABSTENTION” for the proposal to adjourn the special meeting if a quorum is not present.

If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there; or

•	by proxy — stockholders of record have a choice of submitting a proxy:

•	over the Internet (the website for submitting your proxy over the Internet is on your proxy card);

•	by using a toll-free telephone number noted on your proxy card; or

•	by completing, signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are not a stockholder of record, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to have your shares voted at the special meeting by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you submit a proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of the common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call The Altman Group, our proxy solicitor, toll-free at (866) 304-2060.

IT IS IMPORTANT THAT YOU PROMPTLY SUBMIT A PROXY TO HAVE YOUR SHARES OF COMMON STOCK VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

As of [          ], 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 357,843 shares of common stock (not including any shares of common stock deliverable upon exercise or conversion of any options or restricted stock units), representing 1.7% of the outstanding shares of common stock.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker with instructions, your shares of common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of common stock will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered by telephone, over the Internet, or by mail, at any time before it is exercised, by submitting another proxy again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you instructed your broker on how to vote your shares of common stock, you may revoke your proxy by using the instructions provided by your broker.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than thirty days and a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed by the end of the third quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation if you properly exercise your appraisal rights. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 72 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of the common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will by borne by us. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged The Altman Group to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay The Altman Group a fee of approximately $9,000, plus customary administrative fees for expenses related to calls made to or received from our stockholders. We will reimburse The Altman Group for reasonable out-of-pocket expenses and will indemnify The Altman Group and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call The Altman Group, our proxy solicitor, toll-free at (866) 304-2060.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock (other than shares of common stock held by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, and in each case not held on behalf of third parties, shares of common stock held by stockholders who have properly exercised appraisal rights under the DGCL with respect to such shares, if any, and common stock owned by the Company or any of its direct or indirect wholly owned subsidiaries, which we refer to collectively as the excluded shares) will be converted into the right to receive the per share merger consideration, less any applicable withholding taxes.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 46.

Background of the Merger

Our board of directors and senior management regularly review our business plans and strategic opportunities. As part of this review, factors they have considered include the Company’s competitive market position; growth and revenue potential; and the viability of potential strategic alternatives, such as acquisitions, expansion of product offerings and potential merger or sale.

From time to time over the last two years, we have received unsolicited inquiries and preliminary indications of interest from a number of parties regarding opportunities to engage in strategic transactions. On several occasions, the Company has also entered into confidentiality agreements to allow for the sharing of non-public information. The below description does not reflect all of those discussions, but is focused on those events that ultimately led the Company to enter into the merger agreement.

In March 2008, a representative of BofA Merrill Lynch informed Dean Goodermote, the President, Chief Executive Officer and Chairman of the Company’s board of directors, that Scott Crabill of Thoma Bravo was interested in meeting Mr. Goodermote. Mr. Goodermote and Mr. Crabill spoke by telephone and agreed to meet in person on March 13, 2008 in Boston. At that meeting, Mr. Crabill described Thoma Bravo and Parent to Mr. Goodermote and indicated to Mr. Goodermote that Thoma Bravo thought a business combination of the Company with Parent should be explored, whether surviving as a public company or, more likely, a private company, although no specific proposal was made. Mr. Goodermote and Mr. Crabill agreed to keep in touch.

At a regularly scheduled meeting of the Company’s board of directors in April 2008, Mr. Goodermote relayed to the board of directors his conversation with Mr. Crabill. After discussion, the board of directors determined not to pursue a possible transaction at that time. In the spring of 2008, Mr. Goodermote met with Mr. Crabill and Seth Boro, also of Thoma Bravo. At that meeting, Mr. Goodermote informed Messrs. Crabill and Boro of the board of directors’ position. Mr. Crabill suggested that Mr. Goodermote meet with Parent’s management so that he could learn more about Parent. On October 1, 2008, Mr. Goodermote met with Nicolaas Vlok, President and Chief Executive Officer of Parent and Don Scott, Executive Vice President and Chief Financial Officer of Parent, for that purpose.

On October 6, 2008, the Company released preliminary results for the third quarter of 2008, which reflected an expectation of lower than expected revenues for the third quarter of 2008. In addition, the worldwide financial crisis and stock market downturn at that time contributed to unusually depressed stock prices of many companies, including the Company’s. In light of this and the board of directors’ continued analysis of the Company’s strategic position, in November 2008 the board of directors adopted a shareholder rights plan with a one year term to deter coercive or unfair offers to acquire the Company. The board of directors also determined to continue to actively review strategic matters on an ongoing basis.

In November 2008 representatives from a private equity firm focused on the technology industry, or Interested Party A, contacted Mr. Goodermote to express preliminary interest in a possible strategic transaction, and Mr. Goodermote had a preliminary conference call with them on November 6, 2008. Mr. Goodermote and Ashoke Goswami, who was then a member of the Company’s board of directors, met with representatives of Interested Party A to discuss Interested Party A’s interest in the Company. Interested Party A made no specific proposal at that time, but the representatives of Interested Party A continued to contact Mr. Goodermote from time to time to discuss the general possibility of pursuing a strategic transaction. In September 2009, Interested Party A and the Company executed a confidentiality agreement with a “standstill” provision that prevented Interested Party A from acquiring more than a specified percentage of the Company’s securities without the Company’s consent. General discussions with Interested Party A continued from time to time through March 2010, with a meeting in September 2009, and calls in September 2009, October 2009, November 2009, February 2010 and March 2010.

On December 1, 2008, Mr. Crabill informed Mr. Goodermote that a fund affiliated with Thoma Bravo had been acquiring shares of common stock of the Company in the open market and would be filing shortly a Schedule 13D indicating its ownership position. Later that day, the fund affiliated with Thoma Bravo filed a Schedule 13D indicating that it then owned approximately 7% of the outstanding common stock of the Company. Mr. Crabill continued to express interest in exploring a strategic transaction with the Company. As reflected in amendments to the Schedule 13D, the fund affiliated with Thoma Bravo continued to acquire the common stock of the Company through open market purchases until February 2009 and began to reduce its holdings in May 2009. On September 22, 2009, the fund affiliated with Thoma Bravo filed an amendment to its Schedule 13D indicating that it held less than 5% of the outstanding common stock of the Company.

In late January 2009, Mr. Crabill requested a meeting with Mr. Goodermote on February 13, 2009 in Boston. However, on February 10, 2009, Mr. Goodermote and S. Craig Huke, the Company’s Vice President and Chief Financial Officer, were in San Francisco on a previously scheduled trip and met with Messrs. Boro and Crabill and Orlando Bravo, also of Thoma Bravo. Also present at the meeting was a representative of the Company’s outside investor relations firm, Sapphire Communications. At the February 13, 2009 meeting, Messrs. Boro, Crabill and Bravo reiterated their interest in acquiring the Company and said that Thoma Bravo would consider making an offer of $8.50 per share for all of the Company’s outstanding common stock. They then asked Mr. Goodermote to discuss with the Company’s board of directors whether the board of directors was interested in receiving a proposal at $8.50 per share.

On February 18, 2009, at a regularly scheduled meeting of the Company’s board of directors, Mr. Goodermote reported on his discussions with the representatives of Thoma Bravo. Representatives of Thomas Weisel Partners, an investment banking firm that from time to time had advised the Company on financial matters, including the Company’s initial public offering, follow-on offering and potential acquisition activities, joined the meeting and discussed with the board of directors several specific issues to be addressed in the board of directors’ analysis. The representatives of Thomas Weisel Partners reviewed with the board of directors the proposed offer of $8.50 per share and discussed with the board of directors its preliminary views on the attractiveness of the offer. The board of directors discussed the implications of the advice they had received, their views of near and long-term value for stockholders, the possible response to the contacts from Thoma Bravo and the ongoing interest of other parties. The board of directors reached a unanimous view that the indication of interest from Thoma Bravo was inadequate, and directed that its view be conveyed to Thoma Bravo when its representatives next contacted the Company. On

February 27, 2009, Mr. Crabill contacted Mr. Goodermote and Mr. Goodermote informed him of the board of directors’ view.

On March 4, 2009, Messrs. Crabill and Bravo, who were in Boston on another matter, met with Mr. Goodermote. Messrs. Crabill and Bravo again reiterated what they thought were the benefits of a strategic transaction with Thoma Bravo. They did not discuss a possible higher offer. Mr. Goodermote again informed them that the board of directors was not interested in pursuing a transaction at the price indicated.

On May 12, 2009, at a regularly scheduled meeting of the board of directors, the board of directors considered a number of market opportunities, including with respect to cloud computing. BofA Merrill Lynch, an investment banking firm that from time to time had advised the Company on various matters, including the Company’s previous adoption of a shareholder rights plan, joined the board of directors meeting to discuss cloud computing opportunities and also to provide the board of directors with an update on mergers and acquisition activity in the markets in which the Company operates. BofA Merrill Lynch also discussed with the board of directors whether the Company’s relatively small size made it less likely that the most active strategic buyers would be interested in pursuing an acquisition of the Company.

On May 20, 2009, during a previously scheduled trip to San Francisco, Mr. Goodermote met with Messrs. Boro, Bravo and Crabill. Given Thoma Bravo’s ownership position in the Company, Mr. Goodermote viewed the meeting as being one with a significant investor, and there was little discussion of a strategic transaction. However, the representatives of Thoma Bravo did suggest again that the Company consider a transaction with Parent on unspecified terms. Mr. Goodermote did not discuss material non-public information with the representatives of Thoma Bravo given that Thoma Bravo had not yet entered into a confidentiality agreement with the Company.

On October 20, 2009, the Company’s board of directors held a regular meeting. At that meeting, the board of directors conducted one of its periodic reviews of the Company’s strategic position and alternatives available to the Company and reviewed with each of Thomas Weisel Partners and BofA Merrill Lynch strategic alternatives available to the Company and defensive measures the Company might consider. The board of directors continued its ongoing strategic review of the Company’s position in the marketplace, and in connection therewith determined not to take further action at that time with respect to the Company’s expiring shareholder rights plan, and to further increase its focus on strategic alternatives available to the Company, considering among other factors the Company’s market position and growth opportunities.

On January 11, 2010, a representative of a private equity firm, or Interested Party B, contacted Mr. Goodermote to express interest in a possible strategic transaction. After executing a confidentiality agreement with a standstill provision, representatives of Interested Party B, Mr. Goodermote and Erin Silva, Executive Assistant to Mr. Goodermote, had a preliminary conference call. Mr. Goodermote met with the representatives of Interested Party B on February 8, 2010 in San Francisco to discuss the Company’s business and prospects and to explore in more detail Interested Party B’s interest in a possible transaction.

On February 9, 2010, Messrs. Goodermote and Huke met with Messrs. Crabill and Boro. Messrs. Goodermote and Huke reviewed public information about the Company with Messrs. Crabill and Boro, who reiterated that Thoma Bravo was still interested in a strategic transaction with the Company. They requested Messrs. Goodermote and Huke to advise Thoma Bravo if the board of directors wanted Thoma Bravo to make a proposal. Messrs. Crabill and Boro also provided information on Parent.

On February 15, 2010, the Company’s board of directors held a special telephonic meeting to discuss its ongoing review of strategic alternatives. In advance of the meeting, the board of directors also had been provided with materials from Thomas Weisel Partners regarding potential defensive measures. At the meeting, at the request of the board of directors and in furtherance of this review representatives from BofA Merrill Lynch reviewed with the board of directors an overview of general market conditions and the Company’s relative competitive position, including the market’s perception of the Company’s growth strategy. A representative of BofA Merrill Lynch also informed the board of directors that it, at the board of directors direction, would soon be completing a strategic analysis for the board of directors’ consideration. The board of directors also then continued its discussion from the October 2009 meeting of possible defensive measures, including the potential renewal of the Company’s then-recently-expired shareholder rights plan. The board of directors took no formal action on this or any other potential defensive measure, however.

On February 23, 2010, the Company’s board of directors held another special telephonic meeting to continue its review of the Company’s strategic alternatives. In advance of the meeting, the board of directors also had been provided with materials from Thomas Weisel Partners regarding strategic matters. At the meeting, representatives from BofA Merrill Lynch reviewed with the board of directors potential strategic alternatives available to the Company, including among other options remaining independent or entering into a potential transaction with a strategic or financial buyer. BofA Merrill Lynch also reviewed and discussed specific potential acquirors and financial sponsors, preliminary selected financial analyses relating to the Company and a proposed process for pursuing a transaction should the board of directors desire to do so.

On March 4, 2010, Mr. Goodermote and Ms. Silva had a telephone conference with representatives of Interested Party B to discuss Interested Party B’s continued interest in a transaction with the Company. In response to a question, Mr. Goodermote informed the representatives of Interested Party B that the board of directors had made no decision to sell the Company but that the board of directors would give consideration to offers that were received.

On March 9, 2010, Parent and Thoma Bravo submitted an unsolicited, non-binding indication of interest to combine the Company with Parent in an all cash transaction at a price of $10.00 per share without any express financing contingency.

On March 10, 2010, the Company’s board of directors held a regular meeting at the Company’s offices in Southborough, Massachusetts. At the meeting, Mr. Goodermote provided the board of directors with copies of the indication of interest from Thoma Bravo and also updated them on the status of the inquiries from the other interested parties mentioned above. Representatives of BofA Merrill Lynch and Thomas Weisel Partners joined the meeting by telephone and reviewed various strategic alternatives and discussed several alternative courses of action, including, among others, remaining independent or entering into a potential transaction with a strategic or financial buyer. The board of directors then discussed the Company’s market position and prospects, the indications of interest and other inquiries that had been received to date and various other relevant matters. BofA Merrill Lynch and Thomas Weisel Partners also reviewed and discussed specific potential acquirors and financial sponsors and a proposed process for pursuing a transaction. After discussion, the board of directors authorized Mr. Goodermote to engage each of BofA Merrill Lynch and Thomas Weisel Partners to conduct a targeted process for evaluating the identified potential counterparties’ level of interest in a possible transaction and to assemble the information needed to assess the stockholders’ best interests. The board of directors further emphasized that while it was making no decision at that time on a particular course of action, the board of directors believed that exploration of alternatives was warranted in light of various factors, including the Company’s current prospects, long-term growth potential and the interest expressed to date by multiple private equity firms. In particular, the board of directors did not decide at that time to move forward on the basis of the indication of interest from Thoma Bravo. At the board of directors’ direction, the Company negotiated and signed engagement letters with each of BofA Merrill Lynch and Thomas Weisel Partners by mid-April 2010.

On March 11, 2010, representatives of Interested Party B had a conference call with Mr. Goodermote and Ms. Silva. Interested Party B indicated that it would be submitting a formal letter expressing its interest in a transaction with the Company. On March 16, 2010, Interested Party B submitted an unsolicited, non-binding indication of interest to the Company to acquire the Company in an all cash transaction at a price of $10.25 per share. Mr. Goodermote forwarded Interested Party B’s indication of interest to the board of directors on March 17, 2010.

On March 17, 2010, Mr. Goodermote informed Mr. Crabill that the board of directors was not prepared to move forward with them at the $10.00 per share price reflected in Thoma Bravo’s and Parent’s indication of interest. Mr. Crabill informed Mr. Goodermote that he believed that Thoma Bravo and Parent had room to increase the price reflected in their indication of interest. Mr. Crabill asked if the board of directors had a price in mind and Mr. Goodermote informed him that it did not. Mr. Crabill asked if Thoma Bravo and Parent could conduct more due diligence on the Company, and Mr. Goodermote informed him that they could if they would enter into a confidentiality agreement with a standstill provision. The parties subsequently entered into a confidentiality agreement with a standstill, and a meeting was scheduled for March 25, 2010.

On March 22, 2010, Mr. Goodermote informed a representative of Interested Party B that he had circulated its proposal to the board of directors and that at this time the board of directors was not prepared to move forward with it at the price reflected in their indication of interest. The representative of Interested Party B suggested that Mr. Goodermote should consider meeting with one of Interested Party B’s portfolio companies to consider a transaction with that company.

On March 25, 2010, representatives of the Company, including Messrs. Goodermote and Huke, Ms. Silva, David Demlow, the Company’s Chief Technology Officer, Robert Beeler, the Company’s Vice President of Engineering, and Christian Tate, the Company’s Vice President of Marketing, met with representatives of Thoma Bravo, including Messrs. Boro and Crabill, and representatives of Parent, including Messrs. Vlok and Scott, Alan Arnold, Executive Vice President and Chief Technology Officer, and Marcel Bernard, the Chairman of the Board of Parent and an operating partner of Thoma Bravo. During the meeting, the Company shared limited non-public information concerning the Company, discussed the Company’s business and prospects and provided limited financial data, all under the confidentiality agreement.

On April 1, 2010, the Company’s board of directors held a special telephonic meeting to continue its evaluation of strategic matters, as well as to review the Company’s preliminary results for the first quarter of 2010. Representatives from BofA Merrill Lynch and Thomas Weisel Partners participated in the meeting and provided updated information to the board of directors on various strategic alternatives and potential transaction candidates, including the parties contacted by them to date. The board of directors then discussed various matters, including the business outlook for the remainder of 2010 and through 2012 and risks and opportunities associated with the Company’s market and competitive position; possible acquisition and merger scenarios; and the recent expressions of interest, including valuations, from private equity firms. A representative from Hogan Lovells US LLP, or Hogan Lovells, the Company’s outside legal counsel, advised the board of directors of its fiduciary duties in light of the strategic alternatives under consideration, and noted that memoranda addressing these matters had been previously distributed to the board of directors. The board of directors discussed the Company’s outlook and the progress and degree of commitment expressed by each party that had submitted an indication of interest, and determined that exploring further the interest from Thoma Bravo and Parent, who were judged most likely to move to a final offer promptly that could be considered by the board of directors, was in the Company’s best interest. The board of directors authorized Mr. Goodermote to direct BofA Merrill Lynch and Thomas Weisel Partners to contact Thoma Bravo and Parent to discuss their willingness to increase their $10.00 per share offer and whether a definitive agreement for a transaction with a “go-shop” provision allowing the Company to continue to solicit alternative acquisition proposals for a period after entering into the definitive agreement could be entered into in an expedited manner. Notwithstanding, the board of directors also made clear that it still was making no final decision at that time on a particular course of action.

Over the next several days, and at the direction of the board of directors, representatives from BofA Merrill Lynch and Thomas Weisel Partners contacted representatives of Thoma Bravo to further explore the possibility of a potential transaction and to discuss due diligence, timing and process. Mr. Goodermote and Mr. Crabill also had a conference call on April 2, 2010, to discuss the overall process. Representatives of Thoma Bravo made numerous due diligence requests, and the Company provided access to a virtual data room containing due diligence materials. Senior management and other Company representatives participated in calls on an ongoing basis with representatives of Parent and occasionally representatives of Thoma Bravo regarding due diligence through the conclusion of the process.

On April 6, 2010, the Company’s board of directors held a special telephonic meeting to continue its discussions of strategic alternatives. Mr. Goodermote reported that Parent with the support of Thoma Bravo continued to express interest in a possible strategic transaction and was engaged in due diligence on an accelerated basis, though it appeared unlikely that Parent and Thoma Bravo would be prepared to make a final offer as quickly as the board of directors had requested. He further reported that the Company’s senior management and financial advisors were continuing to contact, and have discussions with, other potential strategic parties. That same day, Hogan Lovells provided an initial draft of a merger agreement to Kirkland & Ellis LLP, or Kirkland, counsel to Parent and Thoma Bravo.

At the direction of the board of directors, beginning in early April, representatives of BofA Merrill Lynch and Thomas Weisel Partners contacted 28 parties, including strategic and financial parties, to assess their interest in a transaction with the Company. In total by mid-April, the Company executed confidentiality agreements, and had due diligence contacts of varying degrees, with eight of the parties contacted by BofA Merrill Lynch and Thomas Weisel Partners, including Thoma Bravo and Parent, who are considered as one party, and Interested Parties A and B and Interested Parties C and D, who are discussed in more detail below. The parties who executed confidentiality agreements held meetings or conference calls with senior management of the Company and were provided with limited access to the Company’s data room. Four of the eight parties ultimately decided not to continue to the point of submitting indications of interest. Those parties that ultimately submitted indications of interest were provided more complete access. Company representatives also held discussions and entered into confidentiality agreements with several companies that the Company saw as potential acquisition candidates, and with one other public company that might have been a candidate for a “merger of equals” type of transaction.

From April 7 to 9, 2010, representatives of BofA Merrill Lynch contacted Interested Party B to gauge its continued interested in the process, as well as the interest of its portfolio company. The Company entered into a confidentiality agreement with the portfolio company, but on April 19, 2010, Interested Party B withdrew from the process, and its portfolio company eventually withdrew at a later date.

On April 9, 2010, the Company’s board of directors held a special telephonic meeting to continue discussions regarding the Company’s strategic alternatives, as well as to discuss the Company’s financial performance for the first quarter of 2010 and prospects for the balance of 2010. At the meeting, the board of directors discussed and approved a draft press release announcing preliminary first quarter financial results and the receipt of unsolicited indications of interest and approved plans for issuing the press release and responding to inquiries. The board of directors also discussed developments regarding its strategic alternatives review, including progress on due diligence, the form of the initial draft of a merger agreement and contacts with potential strategic partners and merger and acquisition candidates.

On April 9, 2010, Kirkland provided initial comments on the draft merger agreement, which reflected significant differences on critical terms of the merger agreement, including with respect to the scope of the representations and warranties, the removal of the “go-shop” provision that had been part of the initial draft, the size of the fee that the Company must pay in the event of certain terminations, limitations on the Company’s ability to consider superior proposals, and limited recourse against Parent for breach of the merger agreement, among other provisions. On April 12, 2010, Hogan Lovells and Kirkland had a telephone conference to review these and other issues.

On April 12, 2010, the Company issued a press release announcing its preliminary financial results for the first quarter of 2010 and reporting that it had received unsolicited, non-binding, written conditional indications of interest to acquire the Company at a premium to recent trading prices and that it was reviewing those and other possible strategic transactions.

On April 13, 2010, a representative from Interested Party A contacted a representative from BofA Merrill Lynch by telephone to advise that it intended to submit an indication of interest to acquire the Company’s outstanding common stock for a price of $10.50 per share. They also discussed due diligence and possible management meetings. On April 14, 2010, Interested Party A submitted a non-binding written offer to acquire the Company’s outstanding common stock for a price of $10.50 per share in cash, subject to extensive due diligence and other conditions. The Company then provided Interested Party A with access to a virtual data room and a copy of a draft merger agreement in the same form initially sent to Kirkland.

On April 14, 2010, the Company’s board of directors held another special telephonic meeting to continue discussing strategic alternatives. Mr. Goodermote updated the board of directors on developments, including parties contacted, confidentiality agreements executed, meetings scheduled and feedback received. The board of directors also considered the degree to which the Company’s stock price prior to the April 12th press release regarding receipt of indications of interest was an appropriate measure of or input to the value of a potential transaction relative to the Company’s recent trading prices. It also discussed the importance of engaging in a sufficient process of considering alternative potential transactions and other actions to maximize value for Company stockholders were the Company to engage in a transaction. A representative from Hogan Lovells discussed the status of negotiations on the draft merger agreement with Parent and Thoma Bravo and their counsel, Kirkland.

On April 16, 2010, Interested Party C, another private equity firm, submitted a non-binding written offer to acquire the Company’s outstanding common stock for a price of $10.55 per share in cash, subject to extensive due diligence and other conditions. That party had previously executed a confidentiality agreement with the Company on April 5, 2010. A representative of Thomas Weisel Partners contacted Interested Party C by phone to discuss the non-binding written offer, and to bring to the attention of Interested Party C an error in its assumptions on the fully diluted share count. On April 17, 2010, Interested Party C revised its indication of interest to $10.47 per share due to an error in its original assumptions about the Company’s fully-diluted share count. After receiving the letter, the Company held management discussions with Interested Party C and provided access to a virtual data room and a draft merger agreement in the same form initially sent to Kirkland. Also on April 17, 2010, Interested Party D, another private equity firm, executed a confidentiality agreement with the Company and was provided limited access to a virtual data room.

On April 19, 2010, the Company’s board of directors held another special meeting to discuss the latest developments. Representatives from BofA Merrill Lynch and Thomas Weisel Partners updated the board of directors on the status of discussions with potential strategic partners. They also described for the board of directors the timeline and process that was outlined to all interested parties to ensure equal opportunity to make an offer based on the same information. On the same date, Hogan Lovells submitted a revised draft merger agreement to Kirkland and received a high-level list of issues from Interested Party A on the draft merger agreement.

On April 20 and 21, 2010, representatives of the Company, Parent and Thoma Bravo held various meetings in Indianapolis, Indiana to allow Parent and Thoma Bravo to conduct additional due diligence and meet with management. Among other attendees, Messrs. Goodermote, Beeler, Demlow and Huke and Daniel Jones, Vice President of Worldwide Sales of the Company, attended some of the meetings; Messrs. Vlok, Anderson and Scott and Craig Johnson, Vice President of Research and Development of Parent, attended some of the meetings; and Mr. Boro of Thoma Bravo attended some of the meetings. After the in person meetings in Indianapolis, the parties continued to hold diligence calls among representatives of the parties.

On April 21, 2010, representatives from Hogan Lovells and Kirkland discussed the draft merger agreement by telephone. On April 24, 2010, Kirkland provided further comments on the draft merger agreement.

On April 23, 2010, Interested Party D submitted a non-binding letter of intent to acquire the Company at a price range of $10.25-10.75 per share in cash, subject to extensive due diligence. The following day, the Company provided Interested Party D with complete access to the virtual data room and a draft merger agreement in the same form as initially provided to the other parties.

On April 26, 2010, Thoma Bravo and Parent submitted a revised proposal with a price of $10.50 per share, an increase of $0.50 per share from their initial proposal. They also provided copies of draft financing commitment letters and a list of open issues.

That same day, the Company’s board of directors held another special telephonic meeting to continue discussions regarding its strategic review process. Representatives of BofA Merrill Lynch and Thomas Weisel Partners updated the board of directors on progress with the four remaining active parties who had submitted indications of interest. With the recent increase in Thoma Bravo’s bid, the financial advisors noted that all four offers were of approximately the same value. However, as of that date only Thoma Bravo and Parent had engaged accountants in an earnings review, engaged attorneys for substantive diligence and contract negotiations, held numerous meetings with management and otherwise engaged in diligence activities pursuant to the financial advisors’ requested timeline and provided financing commitment letters. A representative from Hogan Lovells advised the board of directors further on its fiduciary duties in the context of its consideration of alternatives. After further discussion on the status of several specific acquisition or merger candidates, valuation issues, the recent trading prices of the Company’s stock and the business outlook, the board of directors determined that it was in the best interest of the Company and its stockholders to continue discussions under way with all interested parties, as well as continue to explore possible alternatives.

On April 27, 2010, representatives of the Company’s senior management, Hogan Lovells, Thoma Bravo and Kirkland held a conference call to discuss the draft merger agreement. The following day, representatives from Hogan Lovells and Kirkland held a conference call to further discuss the draft merger agreement.

On April 30, 2010, the Company’s senior management met with representatives of Interested Party A in Boston to discuss the Company’s business. That same day, Hogan Lovells provided Kirkland with draft disclosure schedules and a revised draft of the merger agreement.

On May 1, 2010, Kirkland sent a revised draft of the merger agreement to Hogan Lovells. The revised draft reflected significant modification of initial positions taken by Parent and Thoma Bravo, but continued to reflect differences on the scope of representations and warranties, covenants, the size of the respective termination fees and certain other provisions.

On May 2, 2010, the Company’s board of directors held another special telephonic meeting to continue discussions regarding strategic alternatives. Representatives of BofA Merrill Lynch and Thomas Weisel Partners proposed that the Company send a letter to all active parties to request submission of best and final offers by May 10th, together with financing commitments, contract terms and remaining diligence needs. The Company’s financial advisors noted that such an approach would allow the board of directors to effectively consider its alternatives and enhance its ability to evaluate price and deal certainty. After thorough discussion, the board of directors approved the approach and set May 10th as the deadline for final offers. A representative of Hogan Lovells also reviewed with the board of directors the latest draft merger agreement received from Kirkland, copies of which had been provided to each board member, and the status of negotiations with other parties.

On May 3, 2010, at the direction of the board of directors, the financial advisors submitted letters to all remaining interested parties requesting best and final bids no later than May 10, 2010. That same day, Interested Party D formally withdrew from the bid process; Interested Party C held meetings with Mr. Goodermote and other Company representatives to discuss various matters about the Company’s business; and Hogan Lovells and Kirkland held a conference call to discuss open issues on the draft merger agreement.

On May 4, 2010, Hogan Lovells and counsel for Interested Party C held a conference call to discuss the draft merger agreement. Over the next several days, Hogan Lovells exchanged drafts of the merger agreement with counsel for Interested Party C, as well as Kirkland.

On May 5, 2010, a representative from Interested Party C contacted a representative of Thomas Weisel Partners to indicate that it expected its final price to be below $10.00 per share and that it did not believe that it would be able to submit a best and final bid on May 10, 2010.

On May 8, 2010, the Company’s board of directors held another special telephonic meeting to continue discussions regarding its strategic alternatives. The board of directors discussed with its financial advisors the status of the potential bidders and expectations regarding the bids that may be received by the May 10 deadline. A representative from Hogan Lovells also updated the board of directors on the status of merger agreement negotiations and open issues.

On May 10, 2010, the bid deadline, the Company received two bids. Interested Party C submitted a bid to acquire the Company at a price of $9.30 per share, without a draft of the merger agreement. The bid remained subject to further due diligence, including customer, partner and management reference checks, a quality of earnings review and completion of legal review, and provided for a 20-day exclusivity period.

Parent, with the support of Thoma Bravo, submitted a bid of $10.50 per share on that date. Along with the bid, it submitted a substantially final definitive merger agreement and signed financing commitment letters from Jefferies Finance LLC that provided debt financing of up to $240 million through a senior secured term loan facility and a revolving credit facility, unfunded at closing, of $15 million. The bid also confirmed that all significant due diligence had been completed and that there were no financing contingencies or additional stockholder or limited partner approvals required.

On May 13, 2010, Interested Party A submitted a written non-binding offer to acquire the Company for cash at a price of $10.50 per share, subject to an additional 30 days to complete due diligence and definitive agreements.

That same day, the Company’s board of directors held a regularly scheduled in-person meeting in Boston, immediately following the Company’s 2010 annual stockholders’ meeting. The Company’s financial advisors summarized for the board of directors the three final bids received. The board of directors compared the terms of the various bids and the relative premiums compared to the pre-April 12th trading price. The board of directors also discussed other alternatives available to the Company and the relative range of values that stockholders could reasonably achieve — including though an immediate sale for cash, a sale in the future, an acquisition by the Company and termination of the current sale process altogether and continuation as a stand-alone public company. A representative of Hogan Lovells also summarized the significant terms of the draft merger agreement with Parent, copies of which had been previously provided to each board member, and discussed open and outstanding items with the board of directors. The board of directors also noted that Interested Party A and Interested Party C had been given extensive time to conduct due diligence and had not fully engaged in a diligence process, noting, in particular, the limited diligence that it appeared had been conducted by counsel or outside accountants. After extensive discussion, the board of directors decided to move forward with the most active bidder — Thoma Bravo and Parent — to reach agreement at a price above the last offer to the extent possible, subject to satisfactory completion of documentation and resolution of any outstanding issues. The board of directors instructed the Company’s senior management, financial and legal advisors to proceed on that basis.

On May 14, 2010, another potential strategic bidder contacted Mr. Goodermote by telephone to express possible interest in a strategic transaction and request an opportunity to conduct due diligence. Mr. Goodermote reminded the potential bidder that the Company was already actively reviewing indications of interest, as previously disclosed in the Company’s April 12, 2010 press release, and that the bidder would have to act very quickly if it wished to participate in any process. That potential strategic bidder declined an invitation to receive a diligence briefing that same day and scheduled a call for May 17. Representatives of BofA Merrill Lynch also contacted the bidder over the weekend to gauge its level of seriousness.

On May 15, 2010, Mr. Goodermote contacted Mr. Vlok of Parent to communicate the board of directors’ request to raise the offer price.

On May 14-16, representatives of Hogan Lovells and Kirkland continued to finalize the draft merger agreement and disclosure schedules.

On May 16, 2010, Thoma Bravo and Parent submitted a revised bid to acquire the Company for cash at a price of $10.55 per share, $0.05 per share higher than its previous offer. They also agreed to the Company’s request for a lower Company termination fee in the merger agreement

That same day, the Company’s board of directors held another special meeting to continue discussing strategic alternatives, including whether to accept the increased offer from Thoma Bravo and Parent. At the meeting, Mr. Goodermote summarized for the board of directors the progress made since the last meeting, including his calls with Mr. Vlok of Parent and the call from the strategic bidder received on May 14. Representatives of BofA Merrill Lynch relayed its discussions with the representative of the strategic bidder, and they indicated that the individual who contacted the Company was not a member of the bidder’s most senior management group and that the bidder’s interest level did not appear to be high. At Mr. Goodermote’s request, a representative from Hogan Lovells summarized for the board of directors the draft merger agreement, including the significant changes negotiated with Parent and Thoma Bravo, which included a lower termination fee, and further noted that the board of directors had received a copy of the draft merger agreement in presumptive final form. The representatives of each of BofA Merrill Lynch and Thomas Weisel Partners delivered their respective oral opinions that, as of the date of the opinion, the offer price of $10.55 to be received by holders of the Company’s common stock (other than Parent and its affiliates) pursuant to the merger was, from a financial point of view, fair to such holders, subject to the assumptions and qualifications described in their respective opinions. Each of BofA Merrill Lynch and Thomas Weisel Partners subsequently delivered its written opinion, dated May 16, 2010, confirming its oral opinion. The full text of BofA Merrill Lynch’s and Thomas Weisel Partners’ written opinions, which describe the assumptions made, general procedures followed, factors considered and the limitations on the scope of review conducted by BofA Merrill Lynch and Thomas Weisel Partners, respectively, in rendering their respective opinions, are attached as Annex B and Annex C, respectively. The board of directors was also aware at that time of the fee arrangements with BofA Merrill Lynch and Thomas Weisel Partners. After extensive discussion, the board of directors unanimously determined that the merger is advisable and in the best interests of the Company and its stockholders; authorized, adopted, approved and declared advisable the merger, the merger agreement and the transactions contemplated thereby; authorized execution of the merger agreement; resolved that the merger agreement be submitted to the stockholders of the Company for adoption; and recommended that the stockholders of the Company vote to adopt the merger agreement.

On May 17, 2010, Parent, Merger Sub and the Company executed the merger agreement and an affiliate of Thoma Bravo executed the limited guarantee, and the Company issued a press release announcing execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

In reaching its decision to approve the merger, adopt the merger agreement and recommend that our stockholders vote “FOR” adoption of the merger agreement, the board of directors, in addition to drawing on its own experience and expertise and knowledge of the Company and its business, consulted with senior management, outside legal counsel and financial advisors. The following discussion includes the material reasons and factors considered by the board of directors in making its recommendation:

•	the fact that the per share merger consideration represents a premium of approximately 39% and 21% to the Company’s enterprise value and the closing share price of the common stock, respectively, on April 9, 2010, the last trading day prior to the Company’s announcement of preliminary expected revenues for the first quarter (at levels below prior guidance and estimates from certain analysts) and that the board of directors was considering indications of interest; and a premium of approximately 9.2% to the closing price of the common stock on May 14, 2010, the last trading day prior to the board of directors’ approval of the merger agreement;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	Parent’s and the Guarantor’s experience, reputation and financial capability; the absence of any financing condition to Parent’s obligation to complete the merger; and the likelihood of no significant regulatory delays;

•	the fact that there is no financing condition to the completion of the merger in the merger agreement;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay us a $24,218,034 or a $14,530,820 termination fee, depending on the circumstances of the termination, as liquidated damages, and the Guarantors’ guarantee of such payment obligation pursuant to the limited guarantee;

•	the receipt of a copy of an executed commitment letter from Parent’s source of debt financing for the merger, and the terms of the commitment and the reputation of the financing source; and

•	the belief that the debt commitment letter represents a strong commitment on the part of the lender with few conditions that would permit the lender to terminate its commitments and a high degree of certainty that all conditions would be met at the anticipated closing date;

•	the fact that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for all of their shares of common stock, while avoiding long-term business risk;

•	the results of the board’s strategic review of alternatives available to the Company other than the sale of control of the Company, including:

•	the perceived risks and uncertainties of electing to continue as an independent public company, including the Company’s business, financial condition and prospects, and the range of possible values to the Company’s stockholders arising from remaining an independent public company and the timing and uncertainty of successfully accomplishing meaningful growth by continuing to operate the Company as an independent public company;

•	the perceived risks and uncertainties and time involved in developing or acquiring new product offerings, as well as the difficulty in determining what products would be accepted by the Company’s customers and potential customers; and

•	the perceived lack of meaningful opportunities to acquire or combine with another company with the right attributes, including scale and growth potential, to generate value for the Company’s stockholders; and

•	the risks and uncertainties inherent in relatively large acquisitions, and our management’s lack of experience in successfully integrating relatively large acquisitions;

•	the then-current financial market conditions and the recent and historical market prices of the Company’s common stock, including relative to other industry participants and particularly over the prior eighteen months (see “Market Price of Common Stock” beginning on page 69);

•	the public process to solicit interest in a strategic transaction with the Company, including:

•	that the Company publicly announced that it was considering indications of interest more than a month prior to entering into the merger agreement,

•	that there was active solicitation of interest from 28 potential strategic or financial acquirers;

•	that four other potential acquirers submitted written indications of interest; and

•	that the other final indication of interest received and one verbal confirmation of a previously received indication of interest were for lesser amounts than the per share merger consideration, and all of those indications of interest were contingent on continued diligence and negotiation of definitive agreements;

•	the presentation at the May 16, 2010 meeting at which all members of the board of directors were present, and financial analyses reviewed as part of it, from each of BofA Merrill Lynch and Thomas Weisel Partners, and the respective opinions of each of BofA Merrill Lynch and Thomas Weisel Partners dated May 16, 2010, to the board of directors as to the fairness, from a financial point of view and as of the date of the opinion and subject to assumptions and limitations described in their respective written opinions, to the holders of the common stock (other than Parent and its affiliates) of the per share merger consideration to be received by such holders in the merger, as more fully described below under the caption “The Merger — Opinions of Financial Advisors beginning on page 32;

•	the ability of the Company, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) the failure to take such action is reasonably likely to result in a breach of its fiduciary duties to the stockholders and (B) the third party has made an acquisition proposal that either constitutes or is reasonably likely to result in a superior proposal;

•	the ability of the board of directors, under certain circumstances, to change its recommendation that the stockholders adopt the merger agreement if the board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to change its recommendation is reasonably likely to be a breach of its fiduciary duties to our stockholders;

•	the belief of the board of directors that the $7,265,410 Company termination fee payable to Parent under clearly defined circumstances would not unreasonably preclude possible competing offers for the Company;

•	the ability of the board of directors, under certain circumstances, to terminate the merger agreement to accept a superior proposal upon payment of the above-described Company termination fee;

•	the availability of appraisal rights under the DGCL to holders of the common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery; and

•	the consideration for the merger and the other terms of the merger agreement resulted from extensive negotiations between the board of directors and its legal and financial advisors, on the one hand, and Parent and its legal and financial advisors, on the other hand.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	the merger would preclude our stockholders from having the opportunity to participate in the future performance of the Company’s assets, including possible future earnings growth and future appreciation of the value of its common stock that could result if the Company were able to carry out a new strategic plan successfully;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of the Company’s business;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•	the restrictions on the Company’s ability to continue to solicit proposals for alternative transactions and the limitations on the circumstances in which the Company is permitted to respond to proposals for alternative transactions;

•	the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, customers and partners and may divert management and employee attention away from the day-to-day operation of our business;

•	the possibility that the $7,265,410, termination fee payable by the Company upon the termination of the merger agreement could discourage other potential acquirers from making a competing bid to acquire the Company, although as noted, the board of directors did not believe that this fee would unreasonably discourage possible competing offers for the Company;

•	the fact that, while the Company expects the merger to be consummated, there can be no assurance that all conditions to the parties’ obligations, including with respect to required antitrust approvals, to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•	the risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained; and

•	the fact that our directors and executive officers may have interests in the merger that are different from, or in addition to, our stockholders. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 46.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 46.

Opinions of Financial Advisors

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Company has retained BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger and its reputation in the investment community.

On May 16, 2010, at a meeting of the board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated May 16, 2010, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the per share merger consideration to be received by holders of common stock (other than Parent and its affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the board of directors for the benefit and use of the board of directors in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

In connection with rendering its opinion, BofA Merrill Lynch:

(1) reviewed certain publicly available business and financial information relating to the Company;

(2) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (which financial forecasts are referred to as the company forecasts);

(3) discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(4) reviewed the trading history for the common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(5) compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

(6) compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(7) considered the fact that the Company publicly announced it had received preliminary indications of interest and the results of BofA Merrill Lynch’s efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company;

(8) reviewed a draft, dated May 16, 2010, of the merger agreement, or the draft agreement; and

(9) performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the company forecasts, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respect from the draft agreement.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the per share merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of common stock (other than Parent and its affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the per share merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger. Except as described above, the Company imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was rendered for the benefit and use of the board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. As the Company was aware, the credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on the Company, Parent, their respective affiliates or the merger. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion (and Valuation Letter) Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Company Financial Analyses

Selected Publicly Traded Companies Analysis.  BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following nine publicly traded companies in the software industry that BofA Merrill Lynch deemed relevant:

•	EMC Corporation

•	Symantec Corporation

•	CA, Inc.

•	BMC Software, Inc.

•	Novell, Inc.

•	Quest Software, Inc.

•	CommVault Systems, Inc.

•	Compellent Technologies, Inc.

•	FalconStor Software, Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on May 14, 2010 (except for Novell, Inc., the stock price of which was fixed as of close of March 2, 2010 before public announcement of the acquisition offer by Elliott Associates, L.P.), of the selected publicly traded companies as a multiple of calendar year 2011 estimated cash earnings per share, commonly referred to as EPS. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies (calculated by taking the fully diluted equity values of such companies based on their closing stock prices on May 14, 2010 (except for Novell, Inc., the stock price of which was fixed as of close of March 2, 2010 before public announcement of the acquisition offer by Elliott Associates, L.P.), plus debt, preferred stock and minority interests, less cash and cash equivalents) as a multiple of calendar year 2010 estimated revenue. BofA Merrill Lynch then applied a range of selected multiples of calendar year 2011 estimated cash EPS derived from the selected publicly traded companies to corresponding data of the Company provided by the management of the Company and applied a range of selected multiples of calendar year 2010 estimated revenue derived from the selected publicly traded companies to corresponding data of the Company provided by the management of the Company. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates. Estimated financial data of the Company were based on the company forecasts. This analysis indicated the following implied per share equity value reference ranges for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration:

Implied per Share Equity Value		Per Share
Reference Ranges for the Company		Merger
2010E Revenue	2011E P/E	Consideration

$8.00 — $10.00	$7.00 — $10.00	$10.55

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis.  BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 12 selected transactions involving companies in the software industry that BofA Merrill Lynch deemed relevant with particular attention paid to selected precedent transactions involving targets with estimated revenue growth for the next-twelve-month period following announcement of the transaction, based on industry analyst research, of less than 10%:

Announcement
Date		Acquiror		Target

•	03/02/10	•	Elliott Associates, L.P.	•	Novell, Inc.
•	11/05/09	•	JDA Software Group, Inc.	•	i2 Technologies, Inc.
•	08/25/09	•	Syniverse Technologies, Inc.	•	Messaging Business of VeriSign, Inc.
•	07/28/09	•	International Business Machines Corporation	•	SPSS Inc.
•	07/10/09	•	Thoma Bravo, LLC	•	Entrust, Inc.
•	01/22/09	•	Autonomy Corporation plc	•	Interwoven. Inc.
•	04/08/08	•	EMC Corporation	•	Iomega Corporation
•	02/14/08	•	Thoma Cressy Bravo, Inc.	•	Software Business Unit of Macrovision Corporation
•	07/23/07	•	Hewlett-Packard Company	•	Neoware, Inc.
•	07/16/07	•	International Business Machines Corporation	•	DataMirror Corporation
•	09/07/06	•	Thoma Cressy Bravo, Inc.	•	Embarcadero Technologies, Inc.
•	08/04/06	•	Open Text Corporation	•	Hummingbird Ltd.

BofA Merrill Lynch reviewed, among other things, per share offer values of the selected precedent transactions as a multiple of the target company’s estimated cash EPS for the last-twelve-month period prior to the month in which the transaction was announced and the next-twelve-month period after the month in which the transaction was announced. BofA Merrill Lynch also reviewed, among other things, transaction values (calculated as the enterprise values of the target company, being the fully diluted equity value implied for the target company based on the consideration payable in the selected transaction, plus debt, preferred stock and minority interests, less cash and cash equivalents) as a multiple of the target company’s estimated revenue for the last-twelve-month period prior to the month in which the transaction was announced and the next-twelve-month period after the month in which the transaction was announced. BofA Merrill Lynch then applied a range of selected multiples of calendar year 2011 estimated cash earnings per share, or EPS, derived from the selected transactions to the Company’s calendar year 2011 estimated cash net income and applied a range of selected multiples of calendar year 2010 estimated revenue derived from the selected transactions to corresponding data from the Company. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of the Company were based on the company forecasts. This analysis indicated the following implied per share equity value reference ranges for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration:

		Per Share
Implied per Share Equity Value Reference Ranges for the Company		Merger
2010E Revenue	2011E Net Income	Consideration

$9.00 — $10.75	$7.00 — $10.00	$10.55

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company could generate during the Company’s last three fiscal quarters of 2010 and the fiscal years 2011 through 2015 based on the company forecasts. BofA Merrill Lynch calculated terminal values for the Company by applying terminal forward multiples of 1.00x to 1.50x to the Company’s fiscal year 2015 revenue. The cash flows and terminal values were then discounted to present value as of March 31, 2010 using discount rates ranging from 13% to 15%. This analysis indicated the following implied per share equity value reference ranges for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration:

Implied per Share Equity Value	Per Share Merger
Reference Range for the Company	Consideration

$9.00 — $11.00	$10.55

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices of the common stock during various periods ended April 9, 2010, based on the unaffected price per share of the common stock as of April 9, 2010, the last trading day prior to the Company’s pre-announcement of Q1 2010 earnings and disclosure that the Company had received indications of interest with respect to a possible acquisition;

•	the indexed historical stock price performance of the common stock during various periods ended April 9, 2010 compared to the corresponding stock price performance of peer groups consisting of large-cap companies (including EMC Corporation, Symantec Corporation, CA, Inc. and BMC Software, Inc.); mid-cap companies (including Novell, Inc., Quest Software, Inc. and CommVault Systems, Inc.); and small-cap companies (including Compellent Technologies, Inc. and FalconStor Software, Inc.) that BofA Merrill Lynch deemed to be relevant (which we refer as the selected peer groups); and

•	next-twelve-month enterprise value to revenue multiple, as well as share price to cash EPS multiple, of the Company since January 24, 2007 compared to the corresponding average multiples of the selected peer groups.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Parent. The estimates of the future performance of the Company and Parent in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the per share merger consideration and were provided to the board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company and Parent.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Parent, rather than by any financial advisor, and was approved by the board of directors. The decision to enter into the merger agreement was solely that of the board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or management with respect to the merger or the per share merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $1.535 million, a portion of which was payable upon the rendering of BofA Merrill Lynch’s opinion and a significant portion of which is contingent on the completion of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its reasonable expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates.

Opinion of Thomas Weisel Partners LLC

In April 2010, the Company hired Thomas Weisel Partners to act as its financial advisor in connection with the merger. On May 16, 2010, Thomas Weisel Partners delivered to the board of directors its oral opinion that, as of that date, the per share merger consideration to be received by holders of the common stock (other than Parent and its affiliates) pursuant to the merger was fair to such holders from a financial point of view. Thomas Weisel Partners later delivered its written opinion, dated May 16, 2010, confirming its oral opinion.

The Company determined the consideration it would receive in the transaction through negotiations with Parent. Except as described below, the Company did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion. Further, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger.

The full text of the written opinion that Thomas Weisel Partners delivered to the board of directors is attached as Annex C to this proxy statement. The Company’s stockholders should read this opinion carefully and in its entirety. However, the following summary of the Thomas Weisel Partners opinion has been included in this proxy statement, which is qualified in its entirety by reference to the full text of the opinion attached as Annex C.

Thomas Weisel Partners has directed its opinion to the board of directors. The opinion does not constitute a recommendation to stockholders as to how to vote with respect to the merger. The opinion addresses only the financial fairness of the per share merger consideration to be received by holders of the common stock (other than Parent and its affiliates) pursuant to the merger, as of the date of the opinion. It does not address the relative merits of the merger or any alternatives to the merger. Further, it does not address the Company’s underlying decision to proceed with or effect the merger. Moreover, it does not address the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or class of such persons, in connection with the merger, whether relative to the consideration to be received by our stockholders or otherwise.

In connection with its opinion, Thomas Weisel Partners:

(1) reviewed certain publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to March 31, 2010 and certain other relevant financial and operating data relating to the Company made available to Thomas Weisel Partners from published sources and from the internal records of the Company;

(2) reviewed the financial terms and conditions of the May 14, 2010 draft of the merger agreement furnished to Thomas Weisel Partners and related agreements and documents furnished to Thomas Weisel Partners;

(3) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock;

(4) compared the Company from a financial point of view with certain other companies which Thomas Weisel Partners deemed to be relevant;

(5) considered the financial terms, to the extent publicly available, of selected recent business combinations which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

(6) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to Thomas Weisel Partners by them, including financial forecasts and related assumptions of the Company;

(7) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with the Company’s outside legal counsel; and

(8) performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

In preparing its opinion, Thomas Weisel Partners did not assume any obligation to independently verify the information referred to above. Instead, with the Company’s consent, Thomas Weisel Partners relied on the information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions, in each case with the Company’s consent:

•	with respect to the financial forecasts for the Company provided to Thomas Weisel Partners by the Company’s management, upon their advice and with their consent, Thomas Weisel Partners assumed for purposes of its opinion that the forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of the Company’s management at the time of preparation as to the future financial performance of the Company and that they provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

•	that there has been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to Thomas Weisel Partners;

•	that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934 and all other applicable laws, statutes, rules and regulations;

•	that the merger will be consummated in accordance with the terms described in the draft merger agreement referred to above, without any further amendments thereto, and without waiver by either Parent or the Company of any of the conditions to its obligations thereunder; and

•	that in the course of obtaining the necessary regulatory approvals for the merger, no restrictions, including any divestiture requirements, will be imposed that could have a meaningful effect on the contemplated benefits of the merger.

In addition, for purposes of Thomas Weisel Partners’ opinion:

•	Thomas Weisel Partners relied on the advice of counsel and independent accountants to the Company as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the merger and the merger agreement;

•	Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of the Company, nor was Thomas Weisel Partners furnished with any of these appraisals; and

•	Thomas Weisel Partners’ opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion. Further, as the Company was aware, the credit, financial and stock markets have been experiencing unusual volatility and Thomas Weisel Partners expressed no opinion or view as to any potential effects of such volatility on the Company, Parent, their affiliates or the merger.

The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the Company’s board of directors. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, the Company’s stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

Comparable Company Analysis.  Based on public and other available information, Thomas Weisel Partners calculated the multiples of enterprise value, which Thomas Weisel Partners defined as equity value, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar year 2010 and 2011 revenues and earnings before interest, taxes, stock-based compensation, depreciation and amortization (EBITDA) for selected companies in the software industry. In addition, Thomas Weisel Partners calculated the multiples of per share equity values, based on closing stock prices on May 14, 2010 (except for Novell, Inc., the stock price of which was fixed as of close of March 2, 2010, before public announcement of the acquisition offer by Elliott Associates, L.P.), for these same companies to estimated calendar year 2010 and 2011 earnings per share (EPS), commonly referred to as price-to-earnings ratio (P/E). Thomas Weisel Partners also calculated the multiples of P/E for these companies to their long-term EPS growth rate, which growth rate was provided by public, independent sources, commonly referred to as price-to-earnings to growth rate (P/E/G). Thomas Weisel Partners believes that the nine companies listed below have products similar to those of the Company, but noted that none of these companies have the same management, composition, size, operations, financial profile, or combination of businesses as the Company:

•	BMC Software, Inc.

•	CA, Inc.

•	EMC Corporation

•	Symantec Corporation

•	CommVault Systems, Inc.

•	Novell, Inc.

•	Quest Software, Inc.

•	Compellent Technologies, Inc.

•	FalconStor Software, Inc.

The following table sets forth the multiples indicated by this analysis, the multiples implied by the proposed merger and the implied per share values based upon third and first quartile metrics respectively:

												Implied
	Range of	3rd						1st		Proposed		per Share Value
	Multiples	Quartile		Mean		Median		Quartile		Transaction		Low	High

Enterprise Value to:
CY2010 Revenues	0.8x — 3.2x	2.2	x	2.0	x	2.0	x	1.7	x	1.8	x	$10.34	$12.17
CY2011 Revenues	0.8x — 2.8x	2.1	x	1.8	x	1.8	x	1.5	x	1.5	x	$10.58	$13.12
CY2010 EBITDA	4.4x — 16.3x	7.0	x	7.4	x	5.9	x	5.8	x	9.3	x	$8.08	$8.90
CY2011 EBITDA	4.3x — 14.6x	6.9	x	7.6	x	6.2	x	5.5	x	7.5	x	$8.87	$10.02
Equity Value to:
CY2010 P/E	10.5x — 29.6x	15.5	x	15.5	x	13.3	x	12.2	x	29.9	x	$4.31	$5.48
CY2011 P/E	9.6x — 39.1x	21.8	x	17.4	x	13.3	x	11.8	x	22.3	x	$5.57	$10.28
CY2010 P/E/G	1.0x — 1.6x	1.4	x	1.2	x	1.2	x	1.0	x	3.0	x	$3.66	$4.99
CY2011 P/E/G	0.9x — 2.2x	1.5	x	1.3	x	1.1	x	1.0	x	2.2	x	$4.51	$6.95

While the comparable company analysis compared the Company to nine companies in the software industry, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry, or in the specific sectors of this industry.

Comparable Transactions Analysis.  Based on public and other available information, Thomas Weisel Partners calculated the multiples of enterprise value to last-twelve-months (LTM) and next-twelve-months (NTM) revenues and LTM and NTM EBITDA and equity value to LTM and NTM net income for the Company implied in the following selected fourteen comparable acquisitions of software companies of similar transaction size and with similar financial profile that have been consummated or announced since January 1, 2006:

Announcement Date	Name of Acquirer	Name of Target

03/26/10	Thoma Bravo, LLC	PLATO Learning, Inc.
09/29/09	Symphony Technology Group	MSC.Software Corporation
08/25/09	Syniverse Technologies, Inc.	Messaging Business of VeriSign, Inc.
07/10/09	Thoma Bravo, LLC	Entrust, Inc.
06/12/09	Golden Gate Capital and Infor	SoftBrands, Inc.
09/21/08	McAfee, Inc.	Secure Computing Corporation
06/09/08	US Investigation Services, LLC	HireRight, Inc.
02/14/08	Thoma Cressy Bravo, Inc.	Software Business Unit of Macrovision Corporation
04/06/07	Thoma Cressy Bravo, Inc.	Embarcadero Technologies, Inc.
11/02/06	Oracle Corporation	Stellent, Inc.
10/23/06	Vista Equity Partners	Indus International, Inc.
08/28/06	Corel Corporation	InterVideo, Inc.
08/04/06	Open Text Corporation	Hummingbird Ltd.
02/07/06	Nuance Communications, Inc.	Dictaphone Corporation

The following table sets forth the multiples indicated by this analysis, the multiples implied by the proposed merger and the implied per share values based upon third and first quartile metrics:

										Proposed		Implied
	Range of	3rd						1st		Transact		per Share Value
	Multiples	Quartile		Mean		Median		Quartile		ion		Low	High

Enterprise Value to:
LTM Revenues	0.8x — 2.8x	2.0	x	1.7	x	1.6	x	1.1	x	1.8	x	$7.98	$11.28
NTM Revenues	0.9x — 2.5x	1.8	x	1.5	x	1.5	x	1.1	x	1.6	x	$8.43	$11.33
LTM EBITDA	5.2x — 25.0x	14.0	x	11.4	x	10.5	x	7.7	x	8.4	x	$9.96	$14.83
NTM EBITDA	5.0x — 17.0x	9.4	x	9.8	x	8.2	x	7.8	x	7.7	x	$10.65	$12.02
Equity Value to:
LTM net income	8.8x — 41.6x	30.3	x	23.8	x	22.4	x	16.5	x	27.3	x	$6.44	$11.66
NTM net income	10.2x — 44.5x	26.3	x	22.4	x	22.3	x	14.8	x	23.3	x	$6.79	$11.89

No company or transaction used in the comparable company or comparable transactions analyses is identical to the Company or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies and transactions to which the Company and the merger, respectively, are being compared.

Discounted Cash Flow Analysis.  Thomas Weisel Partners used financial cash flow forecasts of the Company for the last two fiscal quarters of 2010 and the calendar years 2011 through 2015, as estimated by the Company’s management, to perform a discounted cash flow analysis. In conducting this analysis, Thomas Weisel Partners assumed that the Company would perform in accordance with these forecasts provided by the Company’s management. Thomas Weisel Partners used two approaches: in the first approach, Thomas Weisel Partners estimated the terminal value of the projected cash flows by applying exit multiples to the Company’s estimated 2015 EBITDA, which multiples ranged from 6.0x to 8.0x. Thomas Weisel Partners then discounted the cash flows projected through 2014 and the 2015 terminal value to present values using rates ranging from 14.0% to 18.0%. In their second approach, Thomas Weisel Partners estimated the perpetual cash flows by applying annual growth rates of 2.0% to 4.0% to the Company’s estimated 2015 free cash flow and then discounted the cash flows projected through 2014 and the perpetual cash flows to present values using rates ranging from 14.0% to 18.0%. These two methods of analysis indicated two ranges of aggregate values, each of which were then increased by the Company’s estimated net cash, to calculate a range of equity values. These equity values were then divided by fully diluted shares outstanding to calculate implied equity values per share (i) ranging from $10.45 to $13.13, using EBITDA exit multiples for the terminal value, and (ii) ranging from $8.61 to $11.20, using perpetual growth rates. Thomas Weisel Partners noted that the value of consideration to be received by holders of the common stock pursuant to the merger was $10.55.

Premiums Paid Analysis.  Thomas Weisel Partners reviewed the consideration paid in thirty selected technology acquisitions involving an aggregate value between approximately $100 million and $500 million announced since January 1, 2009. Thomas Weisel Partners calculated the premiums paid in these transactions over both the applicable stock price and the enterprise value of the target company one day, one week and one month prior to the announcement of the proposed acquisition, and calculated the implied per share value based on third and first quartile metrics.

	Premium One Day		Premium One Week		Premium One Month
	Prior to Announcement		Prior to Announcement		Prior to Announcement
	To Stock	To Enterprise	To Stock	To Enterprise	To Stock	To Enterprise
	Price	Value	Price	Value	Price	Value

3rd Quartile	49%	70%	51%	72%	52%	68%
Mean	34%	44%	37%	49%	43%	48%
Median	27%	36%	28%	39%	33%	45%
1st Quartile	13%	24%	15%	27%	20%	26%
Implied Value Per Share	$9.88-$13.00	$9.84-$11.98	$10.12-$13.29	$9.85-$11.89	$10.63-$13.48	$9.13-$10.82

Thomas Weisel Partners noted that the premiums implied by the transaction were 21%, 20% and 19% based on the price per share of the Company common stock, and were 39%, 42% and 61% based on the enterprise value of the Company, in each case for the period one day, one week and one month prior to April 9, 2010, the last trading day prior to the public announcement by the Company that it had received indications of interest with respect to a possible acquisition. Thomas Weisel Partners also noted that the value of consideration to be received by holders of the common stock pursuant to the merger was $10.55.

Miscellaneous

The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to us. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of our company.

In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the per share merger consideration to be received by holders of the common stock (other than Parent and its affiliates) pursuant to the merger, and were provided to the board of directors in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, Thomas Weisel Partners’ opinion and presentation were among the many factors the board of directors took into consideration in making its determination to approve, and to recommend that our stockholders approve, the merger.

The Company has agreed to pay Thomas Weisel Partners an aggregate fee currently estimated to be approximately $1.535 million, a portion of which was payable upon the rendering of Thomas Weisel Partners’ opinion and a significant portion of which is contingent on the completion of the merger. Further, the Company has agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Thomas Weisel Partners also acted as an underwriter in connection with the initial public offering and secondary offering of securities of the Company and has performed various investment banking services for the Company for which Thomas Weisel Partners has received customary fees.

Certain Company Forecasts

Our senior management provided certain financial forecasts to BofA Merrill Lynch and Thomas Weisel Partners for purposes of the opinions described above. The table below sets forth the Company’s financial forecasts used by BofA Merrill Lynch and Thomas Weisel Partners in preparing their respective opinions, and sets forth forecasts of free cash flow derived by BofA Merrill Lynch and Thomas Weisel Partners based on information provided by the Company, and used by them in preparing their respective opinions

	Forecast(1)
	2010E	2011E	2012E	2013E	2014E	2015E

Net Revenue(2)	$87.2	$100.8	$110.9	$122.5	$136.0	$149.6
EBITDA(3)	$16.4	$20.6	$24.8	$29.0	$33.4	$38.5
EBIT(4)	$12.5	$16.4	$20.4	$24.2	$28.1	$32.6
Free Cash Flow(5)	$10.9	$10.6	$12.9	$15.6	$18.4	$21.3
Net Income(6)	$8.1	$10.9	$13.5	$16.2	$19.0	$22.1

(1)	All numbers in millions.

(2)	Revenue is reduced by sales rebates and discounts.

(3)	Earnings before interest, taxes, depreciation and amortization and excludes stock based compensation expense.

(4)	Earnings before interest and taxes and excludes stock based compensation expense.

(5)	Unlevered after-tax free cash flow.

(6)	Excludes stock based compensation expense.

Each of EBITDA, EBIT and Free Cash Flow is a non-GAAP, or generally accepted accounting principles in the United States, measure. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

The financial forecasts are included in this proxy statement solely because they were provided to BofA Merrill Lynch and Thomas Weisel Partners in connection with each of their opinions to the board of directors that, as of May 16, 2010 and based upon and subject to the assumptions set forth therein, the $10.55 per share merger consideration to be paid to the holders of shares (other than Parent and its affiliates) of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The inclusion of this information should not be regarded as an indication to any stockholder that the board of directors or any other recipient of this information considered, or now considers, it to be predictive of actual future results, and they should not be relied on as such.

At the time the financial forecasts set forth above were prepared, the forecasts represented the best estimates and judgments of the Company’s management and, to the best of management’s knowledge and belief, the future financial performance of the Company. While the financial projections set forth above were prepared in good faith, no assurance can be given regarding future events. The financial forecasts also reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted. Since the financial forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Also, the economic and business environments can and do change quickly, which adds a significant level of unpredictability, unreliability and execution risk. These factors create significant doubt as to whether the forecasts for fiscal years 2010 and beyond are likely to be achieved. As a result, the financial forecasts are not necessarily indicative of future results. In addition, the Company prepared the financial forecasts prior to the board of director’s approval of the merger agreement and, accordingly, the financial forecasts do not reflect the effects of the merger or the merger agreement, which may cause results to differ materially. Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the financial forecasts.

The financial forecasts were prepared for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts included in this proxy statement were prepared by, and are the responsibility of, our management. We do not assume any responsibility to update these financial forecasts. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such financial forecasts or their achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts. Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date the financial forecasts were prepared that were unforeseen by our management at the time of preparation. We have made publicly available our actual results of operations for the quarter ended March 31, 2010. Our stockholders should review our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 to obtain this information. See the section entitled “Where You Can Find More Information” beginning on page 76.

None of the Company or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the financial forecasts or that forecasted results will be achieved.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement; and

•	pay fees and expenses related to the merger and the debt that will finance the merger;

will be approximately $257 million (a portion of which amount is for fees related to the refinancing of Parent’s existing indebtedness).

We expect this amount to be funded through a combination of:

•	up to $240 million from a senior secured term loan facility to be obtained by Parent, a portion (approximately $79.9 million) of which will also be used to refinance the existing indebtedness of Parent; and

•	approximately at least $88.6 million of cash on hand of the Company and approximately at least $21.2 million of cash on hand of Parent.

Parent has obtained the debt financing commitment described below. The funding under that commitment is subject to certain conditions precedent, including conditions that do not relate directly to the merger agreement. We believe the committed amounts will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or Parent realizes substantially less net proceeds from the debt financing than we currently expect. Although obtaining the debt financing is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient financing is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company the Parent termination fee, as described under “The Merger Agreement — Termination Fees” beginning on page 66. That obligation is guaranteed by the Guarantor.

Debt Financing

In connection with entering into the merger agreement, Parent received a debt commitment letter, dated May 17, 2010, from Jefferies Finance LLC to provide in the aggregate up to $255 million in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $240 million, and a (ii) a senior secured revolving credit facility with a maximum availability of $15 million (no more than $7.5 million of which may be drawn at closing).

The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including without limitation:

•	that, since December 31, 2009, there has not occurred any change, event, violation, inaccuracy, effect or circumstance that would reasonably be likely to have, individually or in the aggregate, a material adverse effect (defined in the debt commitment letter in a manner substantially the same as the definition of such term in the merger agreement) on Parent, us or any of our or Parent’s subsidiaries, taken as a whole;

•	the negotiation, execution and delivery of customary and reasonable documents consistent with the terms set forth in the debt commitment letter and fee arrangements entered into between the parties, and delivery of certain customary closing documents (including, among others, a customary solvency certificate), delivery of specified items of collateral, notice of borrowing and certain financial statements;

•	the accuracy of certain specified representations and warranties in the loan documents and merger agreement;

•	consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers or consents by the parties to the merger agreement that are in any such case materially adverse to the lenders without the consent of Jefferies);

•	after giving effect to the refinancing of existing debt contemplated by the debt commitment letter, absence of indebtedness or preferred stock of Parent, the Company and their subsidiaries other than indebtedness incurred pursuant to the debt commitment letter and such other limited indebtedness as may be reasonably agreed to by Jefferies;

•	absence of preferred stock of Parent’s parent holding companies, other than existing preferred stock, the terms of which prior to closing have been amended in accordance with the terms of the debt commitment letter;

•	the unrestricted cash of Parent and the Company together with the proceeds from the term loan shall be sufficient to pay the purchase price (including the prepayment of indebtedness) and all related fees, commission and expenses;

•	compliance with a maximum closing date total leverage ratio calculated in accordance with the terms of the debt commitment letter;

•	payment, to the extent due, of all fees and expenses and other compensation payable by Parent, as applicable;

•	all necessary consents and approvals have been obtained and all applicable waiting periods have expired;

•	Parent shall have complied with the requirements set forth in the debt commitment letter and related fee letter regarding the syndication of the debt financing;

•	Parent, the Company and their applicable subsidiaries have granted and perfected a first priority security interest on their assets, with certain exceptions, as required pursuant to the terms of the debt commitment letter;

•	no default or event of default has occurred in accordance with the terms of the debt commitment letter; and

•	there is no legal bar to funding the debt financing.

The debt commitment will terminate upon the first to occur of (i) the date that the merger agreement has terminated or expired or, if earlier, the date that Parent notifies Jefferies of the termination or abandonment of the merger, (ii) the closing of the merger, (iii) the execution by (A) the Company or any of its subsidiaries or (B) any of the Company’s affiliates or equityholders representing at least 50% (as calculated by reference to either economic value or ordinary voting power) of the outstanding capital stock of the Company, of a definitive acquisition agreement with respect to an offer to acquire all or at least 50% of the capital stock or all or a substantial part of the assets of the Company, (iv) the date Parent terminates the debt commitment letter, and (v) 5:00 pm, New York City time, on the later of (x) October 14, 2010 and (y) the date that is 150 days after the date of the executed merger agreement.

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub has agreed to use its commercially reasonable efforts to obtain the financing on the terms and conditions described in the debt commitment letter (or terms not materially less favorable to Parent or the Company). Neither Parent or Merger Sub may amend, alter or waive, or agree to amend, alter or waive, any term of the debt commitment letter without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the debt financing commitment or the conditions precedent to the debt financing in a manner that would reasonably be expected to delay or prevent the closing or make the debt financing less likely to occur.

Although the debt financing described in this proxy statement is not subject to due diligence or a so called “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, Parent has not informed us of any alternative financing arrangements or alternative financing plans that have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee

Pursuant to a limited guarantee delivered by the Guarantor in favor of the Company, dated May 17, 2010, the Guarantor has agreed to guarantee the due and punctual performance and discharge of (a) the obligations of Parent and Merger Sub under the merger agreement that are due to be performed prior to the effective time and (b) the payment of the Parent termination fee, if and when payable. The Guarantor’s maximum liability under the limited guarantee is limited to the amount of the Parent termination fee. The limited guarantee is attached as Exhibit A to the merger agreement, which is attached hereto as Annex A.

Effective Time of Merger

The closing of the merger will take place on the first business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement — Conditions to the Merger” beginning on page 63) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions).

The effective time will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of the common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange their shares of common stock for the per share merger consideration promptly after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company.

Equity Compensation Awards

At the effective time each outstanding option to purchase shares of common stock will be cancelled, and with respect to options for which the exercise price is less than $10.55, the options will be converted into the right to receive a cash payment equal to the number of shares of common stock subject to such option multiplied by the amount by which $10.55 exceeds the exercise price per share of such option, less any applicable withholding taxes. Any outstanding option with an exercise price per share above $10.55 will be cancelled without the payment of any consideration to the holder. Except as described in the next sentence, at the effective time each restricted stock unit will be cancelled and converted into the right to receive a cash payment equal to the total number of shares subject to such restricted stock unit immediately prior to the effective time multiplied by $10.55, less any applicable withholding taxes. Certain restricted stock units granted on May 13, 2010 to the non-employee members of our board of directors as part of their annual compensation will be cancelled without any consideration therefor in the event that the effective time occurs by the termination date in the merger agreement.

The table below provides detail as to the value of the outstanding options and restricted stock units held by our directors and executive officers that, at the effective time, whether or not vested, will become fully vested and cancelled and converted into the right to receive the per share merger consideration. The table does not include restricted stock units that are subject to our Executive Bonus Plan 2010, which are described below under the heading “2010 Bonuses and Equity Awards Under Executive Bonus Plan if Merger Closes in 2010.”

		Value of
	Value of	Unvested	Value of
	Vested Stock	Stock Option	Restricted
Name	Option Awards	Awards	Stock

Non-Employee Directors
Deborah M. Besemer	—	—	—(1)
Paul D. Birch	$123,651	—	—(1)
John B. Landry	$74,218	—	—(1)
John W. Young	$53,418	—	—(1)
Executive Officers
Dean Goodermote	$5,133,566	$207,328	$713,433
S. Craig Huke	$2,233,818	$61,395	$220,442
Robert L. Beeler	$1,039,493	$54,598	$197,074
David J. Demlow	$373,668	$45,812	$171,912
Daniel M. Jones	$1,163,974	$51,990	$186,091
Michael Lesh	$192,331	$38,946	$146,234
Jo Murciano	$96,626	$55,261	$169,866

(1)	The unvested restricted stock units held by the nonemployee directors have an assumed value of $105,500 based on the per share merger consideration of $10.55 per share but will be cancelled without any consideration therefor in the event that the effective time occurs by the termination date in the merger agreement and the non-employee directors will recognize no value from them.

Employment Agreements

We entered into employment agreements with Messrs. Beeler and Demlow in 2006 that were amended and restated in 2007. The agreements generally provide for severance payments upon termination without cause. In the event of a qualifying termination without cause, each of Messrs. Beeler and Demlow are entitled to receive (i) payment in an amount equal to one time the executive’s base annual salary in effect as of the date of termination (in the amounts of $189,000 and $193,170, respectively, less any applicable withholding taxes), which amounts are to be paid in accordance with our regular payroll periods, and (ii) the payment of amounts by which the cost of continuation of health benefits following termination exceeds the amount the executive previously paid for such coverage up to a twelve month period. The severance payments and benefits are subject to the execution of a release of claims in our favor and compliance with the terms of a non-disclosure agreement. Under our agreements with Messrs. Beeler and Demlow, “cause” is defined as (i) willful disobedience by employee of a material and lawful instruction of the chief executive officer or the board of directors of the company; (ii) conviction of employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) breach by employee of any material provision of this agreement; (iv) conduct amounting to fraud, dishonesty, willful misconduct or recurring insubordination; or (v) excessive absences from work for any reason. These provisions and the benefits afforded to Messrs. Beeler and Demlow thereunder upon termination of employment without cause are the same benefits that

Messrs. Beeler and Demlow would have outside of the context of the merger in the event of the termination of their employment without cause.

We entered into an employment letter agreement with Mr. Huke which provides that in the event that Mr. Huke’s employment is terminated without cause in connection with a change in control as a result of a merger, acquisition, purchase of all or substantially all of our assets, or other like transaction in which we are not the surviving entity, as determined by the compensation committee of the board of directors, all unvested options to purchase shares of our common stock held by Mr. Huke will immediately vest. Pursuant to the terms of our equity compensation plan and the merger agreement, this provision of his employment agreement does not provide Mr. Huke a benefit in this transaction that is different from that to which all other employees of the Company are entitled.

Severance Agreements

We have entered into letter agreements with each of our executive officers (with the exception of Messrs. Beeler, Demlow and Murciano) that provide for certain benefits in the event of termination without cause, whether or not following a change of control. Upon termination without cause, Messrs. Goodermote, Huke, Jones, and Lesh are entitled to receive (i) payment in an amount equal to one time the executive’s base annual salary in effect as of the date of the termination, which amounts are to be paid in accordance with our regular payroll periods (in the amounts of $350,000, $224,460, $181,600, and $183,680 respectively, less any applicable withholding taxes), and (ii) the payment of amounts by which the cost of continuation of health benefits following termination exceeds the amount the executive previously paid for such coverage up to a twelve month period. The receipt of severance payments and the continuation of health benefits are subject to the execution of a release of claims in our favor and compliance with the terms of a non-disclosure agreement. Under the letter agreements, “cause” is defined as: (i) willful disobedience of a material and lawful instruction of the chief executive officer or the board; (ii) conviction of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, negligence, willful misconduct or recurring insubordination; (iv) inattention to the executive’s duties; (v) excessive absences from work; or (vi) the violation of the non-disclosure confidentiality agreement between the executive and the Company. These provisions and the benefits afforded to Messrs. Goodermote, Huke, Jones and Lesh thereunder upon termination of employment without cause are the same benefits that these executive officers would have outside of the context of the merger in the event of the termination of their employment without cause.

In 2008 we entered into a letter agreement with Mr. Murciano providing for a payment in the amount of €150,000 if he is terminated without cause, which amount is to be paid in accordance with our regular payroll periods. Receipt of the severance payment is subject to the execution of a release of claims in our favor and compliance with the terms of a non-disclosure agreement. Under our agreement with Mr. Murciano, “cause” is defined as (i) willful disobedience of a material and lawful instruction of the company in its capacity as sole shareholder of Double-Take EMEA; (ii) conviction of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, negligence or willful misconduct; (iv) inattention to his duties; or (v) violation of a non-disclosure confidentiality agreement between Mr. Murciano and the Company. These provisions and the benefits afforded to Mr. Murciano upon termination of employment without cause are the same benefits that he would have outside of the context of the merger in the event of the termination of his employment without cause.

2010 Bonuses and Equity Awards under Executive Bonus Plan if Merger Closes in 2010

We award annual incentive pay pursuant to the terms of our Executive Bonus Plan. The Executive Bonus Plan has two components that are designed to reward our executive officers with cash awards for achieving company-wide net revenue and, for each executive, net revenue for a specific product line. The total targeted cash incentive amounts for each executive officer are divided into five equal sub amounts, one for each quarter’s performance and one for the year-end performance. The Executive Bonus Plan also has a component that is designed to reward our executive officers with the vesting of restricted stock units for achieving operating profit and net revenues. The total restricted stock units for each executive officers are also divided into five equal sub amounts, one for each quarter’s performance and one for the year-end performance.

The Executive Bonus Plan provides that in the event that the Company is acquired, the objectives for the quarter in which the transaction takes place and the year-end will be deemed to have been made without regard to whether the objectives are eventually achieved. Accordingly, if the merger closes during 2010, the cash awards for the quarter in which the merger closes and for the year-end will be deemed to have been met and the executive officers will be entitled to receive the cash awards even if the objectives are not met. The restricted stock units will be treated like all other restricted stock unit awards and at the effective time, whether or not vested, will be cancelled and converted into the right to receive the per share merger consideration.

The following table sets forth the total amount of cash awards that would be guaranteed under the Executive Bonus Plan if the merger were to close in the third quarter of 2010, as well as the number of restricted stock awards that would vest and be canceled if the merger were to close in the third quarter of 2010, and the dollar value that the executive officer will receive in lieu of those restricted stock units.

	Value of	Number of	Value of
	Guaranteed	Restricted	Restricted
Name of Executive Officer:	Cash Awards	Stock Units	Stock Units

Dean Goodermote	$73,500	4,781	$50,440
S. Craig Huke	$56,000	3,318	$35,005
Robert L. Beeler	$47,600	2,771	$29,234
David J. Demlow	$47,000	2,732	$28,823
Daniel M. Jones	$46,400	2,693	$28,411
Michael Lesh	$45,200	2,615	$27,588
Jo Murciano	$33,800	1,874	$19,771

Arrangements with the Surviving Corporation

As of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Parent or its affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or its affiliates. Although it would not be unexpected that some members of our current management team will enter into arrangements, agreements or understandings with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement no such agreements, arrangements or understandings have been reached between members of our current management and representatives of Parent, and there can be no assurance that any parties will reach an agreement, arrangement or understanding. New arrangements, agreements or understandings, if any, are currently expected to be entered into at or prior to completion of the merger and would not become effective until after the merger is completed.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the Guarantor or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of common stock as capital assets, and does not apply to shares of common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of common stock, or any other matters relating to equity compensation or employee benefit plans. This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The exchange of shares of common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than twelve months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting.

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been earlier terminated.

Under the HSR Act, and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on May 28, 2010 and each requested early termination of the waiting period. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

On May 28, 2010, a putative class action complaint was commenced against us, our directors, Parent and Thoma Bravo in the Worcester County Superior Court of the Commonwealth of Massachusetts. In the action, captioned Continuum Capital v. Double-Take Software, Inc. et al., C.A. No. 10-1183, plaintiff alleges generally that our directors breached their fiduciary duties in connection with the transaction, by among other things, purportedly restricting the Company’s ability to solicit or otherwise engage in discussions with other potential buyers of the Company, and putting their own interests above those of our stockholders generally. The complaint alleges that Parent and Thoma Bravo aided and abetted those supposed breaches of duty. Plaintiff, who purports to bring the action on behalf of itself and the public stockholders of the Company, seeks compensatory and/or rescissory damages, and fees and costs, among other relief.

The Company believes that the claims asserted in the Continuum Capital action are without merit.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page 76.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and were made as of specified dates, were solely for the benefit of the parties to the merger agreement, and are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to your investment decision. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Although these representations and warranties may not constitute the actual state of facts about the parties to the agreements as of a specific date, any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the information incorporated by reference herein, as applicable. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement. None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

Following the completion of the merger, we expect the common stock to be delisted from Nasdaq and deregistered under the Exchange Act, and to cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the merger will take place on the first business day following the date on which the conditions to closing of the merger (described under “The Merger Agreement — Conditions to the Merger”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions).

The effective time will occur on the date of the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Directors and Officers; Certificate of Incorporation; Bylaws

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly appointed and qualified. The officers of Merger Sub at the effective time will, from and after the effective time, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified.

The certificate of incorporation of the surviving corporation will be in the form attached as Exhibit B to the merger agreement, until amended in accordance with applicable law and its terms. The bylaws of the surviving corporation will be in the form of the bylaws of Merger Sub (except with respect to the name of the Company) until amended in accordance with applicable law, their terms and the certificate of incorporation of the surviving corporation.

Treatment of Common Stock, Options and Other Equity Awards

Common Stock

If the merger is completed, at the effective time each share of the common stock issued and outstanding immediately prior thereto (other than excluded shares) will convert into the right to receive $10.55 in cash (which we refer to as the per share merger consideration), without interest and less any applicable withholding taxes. Common stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent will be cancelled without payment of consideration. Common stock owned by stockholders who have properly exercised, and not effectively withdrawn or lost or failed to perfect, appraisal rights under the DGCL will be not be entitled to receive the per share merger consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights” beginning on page 72.

Options

At the effective time each outstanding option will be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such option immediately prior to the effective time and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such option, less any applicable withholding taxes.

Restricted Stock Units

Except as provided below, at the effective time, each outstanding restricted stock unit will be cancelled and converted into the right to receive cash in an amount equal to the product of (x) the total number of shares of common stock subject to such restricted stock unit immediately prior to the effective time and (y) the per share merger consideration, less any applicable withholding taxes. Certain restricted stock units that were granted on May 13, 2010 to the non-employee members of our board of directors as part of their annual compensation will be cancelled without any consideration therefor in the event that the effective time occurs by the termination date contained in the merger agreement.

Exchange and Payment Procedures

At the effective time, Parent has agreed to deposit, or cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of our common stock.

Promptly following the consummation of the merger, Parent and the surviving corporation have agreed to cause the paying agent to send each record holder of shares of common stock a letter of transmittal and / or instructions advising you how to surrender your certificates and uncertificated shares in exchange for an amount in cash equal to the product obtained by multiplying the aggregate number of shares of the common stock represented by your certificate(s) or the uncertificated shares, as the case may be, and the per share merger consideration (less any applicable withholding taxes payable in respect thereof). The merger agreement contemplates that the paying agent will pay you your merger consideration after you have surrendered your certificates for cancellation to the payment agent together with the letter of transmittal duly completed and validly executed, or upon receipt of an

“agent’s message” by the paying agent in the case of a book-entry transfer or uncertificated shares. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No interest will be paid or accrued on the per share merger consideration. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of common stock for twelve months after the effective time will be delivered to the surviving corporation. Holders of common stock who have not surrendered their certificates or uncertificated shares by that time will thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former holders of common stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it, the paying agent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent and Merger Sub have agreed to use their commercially reasonable efforts to obtain debt financing for the merger on the terms and conditions described in the debt commitment letter, including:

•	maintaining in effect the debt commitment letter;

•	negotiating and entering into the definitive agreements with respect to the debt financing on the terms and conditions set forth in the debt commitment letter or on terms not materially less favorable to Parent or Merger Sub;

•	satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in the definitive debt financing agreements that are within their reasonable control; and

•	consummating the debt financing at or prior to the closing of the merger.

Parent and Merger Sub have agreed not to amend or waive any provision under the debt commitment letter without the prior written consent of the Company if such amendment or waiver (i) reduces the aggregate amount of the financing, or (ii) amends or modifies any of the conditions to the receipt of the financing in a manner that would reasonably be expected to delay or prevent the closing of the merger or make the funding of the financing less likely to occur.

In the event that all the conditions to the closing of the merger are satisfied or waived (or upon funding will be satisfied or waived), Parent and Merger Sub have agreed to use their commercially reasonable efforts to cause the lenders and any other person providing debt financing to fund on the closing date of the merger the debt financing required to complete the merger and the other transactions contemplated by the merger agreement. Parent and Merger Sub acknowledge in the merger agreement that the obtaining of the financing is not a condition to the consummation of the merger, such that if the financing has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the closing conditions in the merger agreement, to consummate the merger.

We have agreed to use our commercially reasonable efforts to cooperate with Parent and its financing sources to provide financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent or the financing sources; provided that (i) the Company shall not be required to pay any commitment or other similar fee or to incur any other liability in connection with the financing, except following the effective time, and (ii) such cooperation does not unreasonably interfere with the ongoing operations of the Company.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedule the Company delivered in connection therewith, or in the public filings we have made with the SEC. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses and the business of our subsidiaries;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the board of directors, the approval of the merger agreement and the merger by the board of directors, and the resolution of the board of directors to recommend that the stockholders approve the merger;

•	the stockholder approval required to adopt the merger agreement;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement, and subject to stockholder approval, completing the merger;

•	the required governmental consents and approvals;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with our stockholders;

•	our SEC filings since January 1, 2007 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder or any successor statute, rules or regulations thereto;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since December 31, 2009;

•	the absence of certain undisclosed liabilities;

•	the conduct of business in accordance with the ordinary course consistent with past practice;

•	material contracts, the enforceability of the material contracts, and the absence of any default under any material contract;

•	sufficiency of and title to personal property and assets;

•	real property;

•	intellectual property;

•	tax matters;

•	employee benefit plans;

•	certain employment and labor matters;

•	compliance with applicable laws, licenses and permits;

•	the absence of legal proceedings and governmental orders against us or our subsidiaries;

•	insurance policies;

•	the absence of certain undisclosed affiliate transactions;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt of opinions from BofA Merrill Lynch and Thomas Weisel Partners;

•	the inapplicability of any anti-takeover law or rights agreement to the merger;

•	information supplied for inclusion in this proxy statement;

•	environmental matters; and

•	product warranties.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a Company material adverse effect, which is defined to mean any change, event, violation, inaccuracy, effect or circumstance (each, an effect) that, individually or taken together with all other effects that have occurred prior to the date of determination of the occurrence of the Company material adverse effect, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and our subsidiaries, taken as a whole, other than:

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•	changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in conditions in the industries in which the Company and our subsidiaries conduct business, including changes in conditions in the software industry generally, the data recovery industry generally or the workload optimization industry generally;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof);

•	changes in GAAP or other accounting standards (or the interpretation thereof);

•	changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world;

•	the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement;

•	compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement, or the failure to take any action prohibited by the merger agreement;

•	any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested;

•	changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any effect underlying such change has resulted in, or contributed to, a Company material adverse effect);

•	any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company material adverse effect and may be taken into consideration when determining whether a Company material adverse effect has occurred)

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub; or

•	any matters expressly set forth in the disclosure schedules we delivered in connection with the merger agreement; provided, however, that for purposes of this exception the mere inclusion of a list of items such as contracts, option grants, customers, suppliers or intellectual property shall not be deemed to be disclosure of any issues under or liabilities with respect to the items on such list;

except, in the case of the first five bullets above, to the extent such effect has not had a disproportionate impact on the Company relative to other companies in its industry.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the merger agreement and completing the merger;

•	the required governmental consents and approvals;

•	the absence of legal proceedings and governmental orders against Parent and Merger Sub;

•	information supplied for inclusion in this proxy statement;

•	the inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the operations of Merger Sub;

•	the availability of the funds necessary to perform their respective obligations under the merger agreement;

•	validity and enforceability of the debt commitment letter;

•	the absence of contingencies related to the funding of the financing other than as set forth in the debt commitment letter;

•	the absence of any default under the debt commitment letter;

•	payment of fees under the debt commitment letter;

•	the absence of financing arrangements other than as set forth in the debt commitment letter;

•	the absence of management arrangements with the Company’s directors and officers;

•	the solvency of Parent and the surviving corporation immediately following consummation of the merger;

•	acknowledgement as to the absence of any other representations and warranties of the Company; and

•	the non-reliance of Parent and Merger Sub with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, between the date of the merger agreement and the effective time, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course consistent with past practice and will use our commercially reasonable efforts to preserve our business organizations intact, keep available the services of our officers and key employees and preserve current relationships with parties with whom we have significant business relations.

Subject to certain exceptions set forth in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

•	amend our organizational documents;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries;

•	issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or our subsidiaries, except for the vesting of restricted stock units and the issuance of common stock upon the exercise of options, in each case as outstanding prior to the date of the merger agreement;

•	acquire or redeem any securities of the Company or our subsidiaries (other than the withholding of shares in connection with the vesting of restricted stock units);

•	adjust, split, combine or reclassify any shares of capital stock;

•	declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries;

•	pledge or encumber any shares of our capital stock or any of our other securities;

•	modify the terms of any shares of our capital stock or any of our other securities;

•	incur, create, assume or otherwise become liable for indebtedness or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of the Company;

•	make any loans, advances or capital contributions to or investments in any other person, except for expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of our subsidiaries;

•	sell, license, mortgage, lease, transfer, encumber or pledge any of our or our subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens);

•	enter into, adopt, create, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, subject to certain exceptions;

•	increase the compensation of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date of the merger agreement, subject to certain exceptions;

•	incur any change of control payment, special bonus, stay bonus, retention bonus, severance payment, or similar compensation that becomes due and payable as a result of the consummation of the merger;

•	incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $250,000, subject to certain exceptions;

•	pay, discharge, settle or satisfy any liabilities outside the ordinary course of business, subject to certain exceptions;

•	enter into, modify, amend or terminate (i) any contract which if so entered into, modified, amended or terminated could be reasonably likely to have a Company material adverse effect or (ii) except in the ordinary course of business, any material contract;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 other than those in existence on the date of the merger agreement;

•	compromise, release, waive or settle any pending or threatened material legal proceeding (i) having a value or in an amount not covered by insurance in excess of $250,000 or (ii) relating to or affecting the Company’s material intellectual property;

•	except as may be required by applicable law or GAAP, revalue any of its material assets or make any change in any of the accounting methods, principles or practices used by it;

•	change its material tax accounting methods, principles or practices, except as required by GAAP or applicable law;

•	make or change any material tax election;

•	settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability;

•	fail to file any material income or other material tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects;

•	enter into any “listed transaction” as defined in Section 6011 of the Internal Revenue Code and the regulations thereunder;

•	consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

•	hire any new employees other than in the ordinary course of business consistent with past practice; provided that, whether or not in the ordinary course of business, the Company may not hire any executive officers subject to certain exceptions;

•	waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice;

•	terminate any executive officer or key employee of the Company or any of our subsidiaries other than for good reason or for reasonable cause;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of our subsidiaries;

•	grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business;

•	sell, license or otherwise transfer any intellectual property other than in the ordinary course of business, disclose any source code of the Company’s software to any person, or abandon or permit to lapse any material intellectual property other than in the ordinary course of business;

•	communicate with employees regarding the compensation, benefits or other treatment that they will receive in connection with the merger in a manner inconsistent with prior directives or documentation provided to the Company by Parent, provided, however, that nothing herein shall prevent or restrict communications with employees of the Company or any of our subsidiaries that are consistent with the merger agreement and provide accurate information regarding compensation, benefits or other treatment that they will receive in connection with the merger;

•	acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein; or

•	agree to take any of the foregoing actions.

Recommendation of Company Board; Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that our board of directors will not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or the Merger Sub, the board recommendation with respect to the merger, (ii) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an acquisition proposal, (iii) after the receipt of any acquisition proposal, fail to publicly reaffirm the board recommendation within ten business days after Parent so requests in writing (provided that Parent may make such request no more than once with respect to any such acquisition proposal) or (iv) fail to include the board recommendation in this proxy statement.

In addition, we have agreed that, until the effective time or, if earlier, the termination of the merger agreement, we, our subsidiaries and our representatives may not:

•	solicit, initiate, propose or induce the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an acquisition proposal;

•	furnish to any person any non-public information relating to the Company, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in each case if it is reasonably likely to induce the making, submission or announcement of, or to encourage, facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate or engage in discussions or negotiations with any person with respect to an acquisition proposal or which may reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement (other than in connection with an inquiry or acquisition proposal made to the Company or its representative by a third party that has not publicly disclosed the taking of such action or the making of such proposal); or

•	enter into any letter of intent, memorandum of understanding or other contract contemplating an acquisition transaction (other than an acceptable confidentiality agreement).

However, at any time prior to the time our stockholders adopt the merger agreement, if the Company receives an unsolicited bona fide acquisition proposal from any person, we may, if our board of directors (i) prior to taking any such actions, determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to violate its fiduciary obligations under applicable law, and (ii) determines in good faith after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or is reasonably likely result in a superior proposal:

•	participate or engage in discussions or negotiations with such person; and / or

•	furnish to such third party non-public information and afford access to the business, properties, assets, books, records or personnel, pursuant to an acceptable confidentiality agreement (provided that we promptly make available to Parent and Merger Sub any material information concerning the Company or our subsidiaries provided to third parties if not previously made available to Parent)

In addition, at any time prior to the time our stockholders adopt the merger agreement, (i) the board of directors may (whether or not it has received a superior proposal) effect a board recommendation change and / or (ii) if the Company has received a bona fide written acquisition proposal from any person that is not withdrawn and that the board of directors concludes in good faith constitutes a superior proposal, the board of directors may authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal, if and only if the case of either such actions:

•	the board of directors shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable laws;

•	the Company, in the case of clause (y) above, shall have complied with its obligations under the no solicitation provisions of the merger agreement (other than any immaterial or inadvertent breaches thereof that would not be reasonably expected to result in an acquisition proposal);

•	the Company shall have provided prior written notice to Parent at least three business days in advance to the effect that the board of directors is prepared, absent any revision to the terms and conditions of the merger agreement, to effect a board recommendation change and/or to terminate the merger agreement;

•	prior to effecting such board recommendation change or termination, the Company shall, and shall cause its financial and legal advisors to, during such three business day period, negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of the merger agreement proposed by Parent, so that such acquisition proposal would cease to constitute a superior proposal or so as to obviate the need for the board of directors to make a board recommendation change, as applicable; and

•	in the event Company desires to terminate the merger agreement to accept a superior proposal, it shall substantially concurrently with such termination make payment to Parent of the Company termination fee. See “The Merger Agreement — Termination Fees” beginning on page 66.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rule 14d-9 or 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Nothing in the provisions of the merger agreement prevents us from taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and making any disclosure that the board of directors shall have determined to make in good faith (after consultation with outside legal counsel) in order to comply with its fiduciary duties under applicable law; provided, however, that, in either such case, any such statement(s) or disclosures made by the board of directors shall be subject to the terms and conditions of the merger agreement.

In this proxy statement an acceptable confidentiality agreement means an agreement with respect to the confidentiality of the Company’s material non-public information that is either: (i) in effect as of the execution and delivery of the merger agreement; or (ii) has provisions that in all material respects are no less favorable to the Company in the aggregate than the provisions of the confidentiality agreement between the Company and Parent.

In this proxy statement an acquisition proposal means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an acquisition transaction.

In this proxy statement, an acquisition transaction means any transaction or series of related transactions (other than the merger) involving:

•	any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other person(s), of shares of the common stock representing more than fifteen percent of the common stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning more than fifteen percent of the company’s common stock outstanding after giving effect to the consummation of such tender or exchange offer;

•	any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than fifteen percent of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition); or

•	any merger, consolidation, business combination, sale of capital stock, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of the common stock representing more than fifteen percent of the common stock outstanding after giving effect to the consummation of such transaction.

In this proxy statement, a superior proposal means any bona fide written acquisition proposal for an acquisition transaction (except that all references in the definition of acquisition transaction to “fifteen percent” shall be references to “fifty percent”) not solicited in violation of the no solicitation provisions of the merger agreement which the board of directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, and taking into consideration, among other things, all of the terms and conditions and all legal, financial, regulatory and other aspects of such acquisition proposal and the merger agreement, (i) is reasonably likely to be consummated in accordance with its terms, (ii) would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions provided for in the merger agreement (after taking into account the expected timing and risk and likelihood of consummation), and (iii) is not contingent on any person’s ability to obtain any financing prior to consummating such acquisition proposal.

Stockholders Meeting

We have agreed to hold a meeting of our stockholders as promptly as reasonably practicable, subject to our right to postpone or adjourn the meeting if (i) there are holders of insufficient shares of the common stock present or represented by a proxy to constitute a quorum, (ii) the Company is required to postpone or adjourn the meeting by applicable law, order or a request from the SEC or its staff, (iii) the board of directors shall have determined in good faith, after consultation with outside legal counsel, that a failure to so delay the meeting would be reasonably likely to violate the directors’ fiduciary duties under applicable law or (iv) a failure to so delay the meeting would be reasonably likely to violate applicable duties of disclosure or other applicable disclosure requirements under applicable law. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement — Solicitation of Acquisition Proposals”, our board of directors has agreed to include in the merger agreement its recommendation that our stockholders vote to adopt the merger agreement.

Required Actions; Filings

We, Parent and Merger Sub have agreed to take, or cause to be taken, all actions reasonably necessary, and to do, or cause to be done, and assist and cooperate with the other party or parties in doing, all things reasonably necessary, proper or advisable under applicable law to consummate the merger in the most expeditious manner reasonably practicable, including using reasonable best efforts to cause the conditions of the merger to be satisfied.

We, Parent and Merger Sub have also agreed to file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the merger agreement as required by the HSR Act within twenty calendar days following the execution and delivery of the merger agreement, and to file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign governmental authority that are required by the other applicable antitrust laws in connection with the merger.

Employee Benefit Matters

Following the consummation of the merger, Parent has agreed to cause the surviving corporation to provide employees of the Company with benefits and compensation that are comparable to those provided to similarly situated employees of Parent.

Parent has also agreed to cause the surviving corporation to cause to be granted to any continuing employee credit for all service with the Company and its subsidiaries prior to the consummation of the merger for purposes of eligibility to participate, vesting and, solely for purposes of vacation accrual and severance pay, benefit entitlement, to the extent credited under an analogous employee plan prior to the consummation of the merger, except that such service need not be credited under any equity-based or non-qualified deferred compensation plan or arrangement or to the extent that it would result in duplication of coverage or benefits. In addition, (i) each continuing employee shall be immediately eligible to participate, without any waiting time, in any and all new employee benefit plans sponsored by the surviving corporation and its subsidiaries to the extent coverage under any such new plan replaces coverage in the plan year in which the merger occurs under a old plan in which such continuing employee participates immediately before the merger; and (ii) for purposes of each new plan providing medical, dental, pharmaceutical, or vision benefits to any continuing employee, the surviving corporation shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such new plan to be waived in the plan year in which the merger occurs for such continuing employee and his or her covered dependents to the extent waived or satisfied under the corresponding old plan as of the consummation of the merger, and the surviving corporation shall cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins in the plan year in which the consummation of the merger occurs to be given full credit under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan. Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the consummation of the merger shall be credited to such continuing employee following the consummation of the merger to the extent reflected as a working capital liability on the Company’s balance sheet.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by our stockholders;

•	the waiting period applicable to the consummation of the merger under the HSR Act and any foreign antitrust laws having expired or early terminated; and

•	no court or governmental authority of competent jurisdiction has enacted any law that is in effect that makes consummation of the merger illegal or formally issued an injunction that is in effect and prohibits the consummation of the merger in the United States or any state thereof.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•	our representations and warranties with respect to the board of directors approval of the merger agreement, the board recommendation to our stockholders and the required vote of stockholders to adopt the merger agreement must each be true and correct as of the date of the merger agreement and as of the closing date;

•	our representations and warranties relating to the capitalization of the company must each be true and correct in all respects as of the date of the merger agreement and as of the closing date (other than those representations and warranties that address matters only as of a particular date, which representations and warranties need only be true and correct as of such particular date), except where the failure to be so true and correct would not result in the payment by Parent of an aggregate value of consideration in the merger that is in excess, by more than a de minimis extent, of the aggregate value of the consideration that would have been payable by Parent in the merger in the absence of such failure to be true and correct;

•	our representations and warranties that are qualified as to Company material adverse effect will be true and correct in all respects on and as of the closing date, except for those representations and warranties that that address matters only as of a particular date, which representations and warranties need only be true and correct as of such particular date;

•	all other representations and warranties made by us in the merger agreement, with the exception of those listed above, must be true and correct on and as of the closing date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties need only be true and correct as of such particular date, and except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company material adverse effect;

•	we must have performed in all material respects all obligations, that are to be performed under the merger agreement prior to the consummation of the merger;

•	we must have delivered to Parent and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements;

•	no Company material adverse effect shall have arisen or occurred following the execution, delivery and effectiveness of the merger agreement that is continuing;

•	we must have delivered to Parent a certificate from the Company to the effect that the Company is not a U.S. real property holding company; and

•	we must have filed all reports that are required to be filed with the SEC and contain financial statements prior to the consummation of the merger.

Our obligation to effect the merger is subject to the satisfaction or waiver by us at or prior to the effective time of the following additional conditions:

•	the representations and warranties made by Parent and Merger Sub in the merger agreement must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the merger agreement or the ability of Parent or Merger Sub to perform their covenants under the merger agreement, (ii) for changes contemplated by the merger agreement, and (iii) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for or any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the merger agreement or the ability of Parent or Merger Sub to perform their covenants under the merger agreement;

•	Parent and Merger Sub must have performed in all material respects all obligations that are to be performed by them under the merger agreement prior to the consummation of the merger; and

•	Parent and Merger Sub must have delivered to us a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

The conditions to each of the parties’ obligations to complete the merger are for the benefit of such party and may be waived exclusively by such party in whole or in part (to the extent permitted by applicable law).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by September 14, 2010, which date may be extended until October 14, 2010 in the event that the closing conditions relating to antitrust clearances have not been satisfied by such time, which date (as it may be extended) we refer to as the termination date (but, the right to terminate will not be available to a party if the failure to consummate the merger prior to the termination date was caused by the actions or omissions of such party, nor will this right to terminate be available at any time during which any legal proceeding relating to the merger agreement is pending between Parent and the Company);

•	our stockholders have not adopted the merger agreement at a stockholders meeting at which a vote has been taken on the merger agreement; or

•	a governmental authority of competent jurisdiction shall have enacted a law that is in effect at the time of such termination that renders the merger illegal or issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the merger in the United States or any state thereof.

•	by the Company, if:

•	the Company is not in material breach of its covenants under the merger agreement and Parent and/or Merger Sub have materially breached or failed to perform any of their respective covenants in the merger agreement and have failed to cure such material breach or failure to perform within thirty calendar days after Parent and Merger Sub have received written notice of such breach from the Company, provided that such cure period shall not apply in respect of Parent’s obligation to consummate the closing of the merger in accordance with the terms of the merger agreement;

•	at any time prior to the adoption of the merger agreement by our stockholders, in order to enter into an alternative acquisition agreement with respect to a superior proposal, provided that (i) concurrently with the termination of the merger agreement, we pay to Parent the Company termination fee discussed under “The Merger Agreement — Termination Fees” beginning on page 66 and (i) we have complied with certain of our obligations in the merger agreement, including our obligation to negotiate with Parent in good faith (to the extent Parent desires to negotiate) for three business days prior to termination to make adjustments in the terms and conditions of the merger agreement so that such superior proposal would cease to constitute a superior proposal; or

•	the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that (i) by their nature are to be satisfied at the closing and that would be capable of being satisfied if there were a closing or (ii) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in the merger agreement) and Parent has failed to consummate the merger within one business day of the satisfaction of such conditions.

•	by Parent, if:

•	Parent is not in material breach of its covenants under the merger agreement and the Company has materially breached or failed to perform any of its covenants in the merger agreement and has failed to cure such material breach or failure to perform within thirty calendar days after the Company has received written notice of such breach from the Parent;

•	at any time prior to the adoption of the merger agreement by our stockholders, any of the following “trigger events” has occurred:

•	the board of directors has effected a board recommendation change (provided, that Parent’s right to terminate the merger agreement pursuant to this provision will expire ten business days after the last date upon which the Company board of directors makes such recommendation change);

•	a tender or exchange offer for the common stock that would, if consummated in accordance with its terms, constitute a competing acquisition transaction has been commenced by a person unaffiliated with Parent and, within ten business days after the public announcement of the commencement of any takeover proposal, the Company has not issued a public statement reaffirming the board recommendation and recommending that the Company stockholders reject that takeover proposal and not tender any shares of the common stock into such tender or exchange offer;

•	the Company has materially breached the Company’s obligations arising under the no solicitation covenant (other than an immaterial breach that is would not reasonably be expected to result in a takeover proposal); or

•	the Company enters into an alternative acquisition agreement with respect to any takeover proposal (other than an acceptable confidentiality agreement).

Termination Fees

Except as set forth below, all fees and expenses incurred in connection with the merger agreement will be paid by the party or parties incurring the expense whether or not the merger is consummated.

Termination Fees Payable by the Company

If we terminate the merger agreement, or the merger agreement is terminated by Parent or Merger Sub, we must pay a termination fee to Parent of $7,265,410, less the amount of any Parent expenses previously reimbursed by the Company, if:

•	the Company has terminated the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal;

•	Parent has terminated the merger agreement because any of the “trigger events” described above have occurred, other than the triggering event related to a breach by the Company of the no-solicitation covenant contained in the merger agreement;

•	in the event that:

•	(i) prior to the termination of the merger agreement, a competing acquisition transaction has been publicly made and not withdrawn;

•	(i) the merger agreement is terminated pursuant to the termination provisions providing for termination as a result of the (1) failure of the Company’s stockholders to adopt the merger agreement, (2) failure to consummate the merger by the termination date, (3) Company’s material breach of covenants, but only if the covenants materially breached were the Company’s covenant to use reasonable best efforts to cause the conditions to the merger to be satisfied or the Company’s covenant to use commercially reasonable efforts to cooperate with Parent to provide information that may be reasonably requested by Parent or its financing sources or (4) triggering event related to a breach by the Company of the no-solicitation covenant contained in the merger agreement; and

•	(iii) within twelve months of the termination of the merger agreement the Company enters into a definitive agreement with respect to a competing acquisition transaction that is subsequently consummated.

The parties have agreed that in no event will the Company be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the merger agreement at the same time or at different times.

Parent Expenses Payable by the Company

If Parent terminates the merger agreement, at any time prior to the consummation of the merger pursuant to the termination provision relating to a material breach by the Company of its covenants under the merger agreement or the triggering event termination provision relating to a breach of the no-solicitation covenant contained in the merger agreement, then we must pay to Parent an amount equal to the costs and expenses incurred by Parent, Merger Sub and their respective financing sources in connection with the negotiation of the merger agreement, up to a maximum amount of $1,500,000.

Termination Fee Payable by Parent

Parent must pay us the a termination fee of either $14,530,820 or $24,218,034 in the event that the agreement is terminated in the conditions below, with the amount of the fee dependent on the circumstances of termination as described below:

•	the Company has terminated the merger agreement pursuant to the termination provision relating to a material breach by the Company of its covenants under the merger agreement;

•	the Company has terminated the merger agreement pursuant to the termination provision relating to the conditions to the obligations of Parent and Merger Sub having been satisfied (other than those conditions that (i) by their nature are to be satisfied at the closing and that would be capable of being satisfied if there were a closing or (ii) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in the merger agreement) and Parent having failed to consummate the merger within one (1) business day of the satisfaction of such conditions; or

•	Parent or the Company has terminated the merger agreement pursuant to the termination provision relating to the failure to consummate the merger by the termination date and, at the time of termination, the merger agreement could have been terminated by the Company pursuant to the termination provisions referenced in the two bullet points above;

•	the amount of the termination fee payable by Parent is equal to $24,218,034 in circumstances in which a Parent termination fee is payable and any of the following circumstances also exist:

•	the conditions to the funding of the debt commitment letter have been satisfied and the financing party thereto is prepared to fund the financing (or, if alternative financing is obtained in accordance with the merger agreement, such alternative financing);

•	Parent and / or Merger Sub have committed a “willful breach” that was the primary cause of (or primarily resulted in the facts giving rise to) the termination of the merger agreement; or

•	any of the conditions to the funding of the debt commitment letter have not been satisfied as a result of, or relating to, any action or failure to act of Parent or its affiliates or any change, event, violation, inaccuracy, effect or circumstance primarily relating to Parent or its affiliates, including without limitation (i) the occurrence of a material adverse effect of Parent (after giving effect to the merger) without there also then existing a Company material adverse effect, (ii) the failure to consummate the refinancing of Parent’s existing debt and (iii) the failure to meet any financial requirement, test, measurement or ratio (including any leverage ratio) where such failure is primarily a result of the financial position, operations or performance of Parent or its affiliates.

The amount of the termination fee payable by Parent is equal to $14,530,820 in any other circumstances in which a Parent termination fee is payable.

As used above, willful breach, as to any person, means a material breach of any material representation, warranty or covenant or other agreement set forth in the merger agreement that is a consequence of an act or failure to act by such person with the actual knowledge or intention that the taking of such act or failure to take such act would, or would reasonably be expected to, constitute a breach of the merger agreement; provided, however, that a mere failure to consummate the merger in breach of the covenant to consummate the merger within one business day of the satisfaction of the conditions to the merger, shall not in and of itself constitute a willful breach.

The Guarantor has agreed to guarantee the obligation of Parent to pay the Parent termination fee pursuant to the limited guarantee, as discussed in “The Merger — Limited Guarantee” on page 46.

Remedies

Our receipt of the Parent termination fee will, subject to certain specific performance rights described below, be our sole and exclusive remedy against Parent, its subsidiaries, its financing sources and any of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, affiliates and assignees and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, affiliate and assignee of any of the foregoing for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise.

Parent’s receipt of the termination fee and / or the Parent expenses payable by us will, subject to certain specific performance rights described below, be the sole and exclusive remedy of Parent and Merger Sub and their respective affiliates against the Company, its subsidiaries or any of their respective former, current or future directors, officers, employees, agents, managers, shareholders, affiliates or assignees or any former, current or future director, officer, employee, agent, shareholder, affiliate or assignee of any of the foregoing for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement, under the debt commitment letter or otherwise.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the termination fee payable by Parent or Parent be entitled to monetary damages in excess of the amount of the termination fee and / or Parent expenses payable by the Company, and while the Company may pursue both a grant of specific performance in the circumstances described below and the payment of the fee by Parent, the Company will not be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the fee payable by Parent.

The parties are entitled to an injunction to prevent breaches of the merger agreement and the limited guarantee and to enforce specifically the terms of the merger agreement and the limited guaranty in addition to any other remedy to which they are entitled at law or in equity, however the Company shall only be entitled to seek specific performance to cause Parent to consummate the merger in the event that (i) Parent and Merger Sub are required to consummate the closing pursuant to the terms of the merger agreement (assuming the satisfaction of any conditions that have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in the merger agreement), (ii) the debt financing (or any alternative financing obtained pursuant to the terms of the merger agreement) is available to be funded at closing, (iii) Parent and Merger Sub fail to complete the closing in accordance with the terms of the merger agreement and (iv) the Company has irrevocably committed that it is willing to complete the closing if specific performance is granted to cause Parent to consummate the merger and the debt financing is funded.

Indemnification; Directors’ and Officers’ Insurance

Parent has agreed to cause the surviving corporation and its subsidiaries to honor the obligations of the Company and its subsidiaries under any and all indemnification agreements with their respective current or former directors and officers

For a period of six years following the consummation of the merger, Parent has agreed to cause the surviving corporation to cause the charter and bylaws of the surviving corporation to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses set forth in the charters and bylaws of the Company as of the date of the merger agreement, and such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, for a period of six years following the consummation of the merger, Parent has agreed to cause the surviving corporation to indemnify and hold harmless each current or former director and officer of the Company from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in an indemnified person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the consummation of the merger), or (ii) any of the transactions contemplated by the merger agreement.

Moreover, during the period of six years following the consummation of the merger, Parent will cause the surviving corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance, or D&O Insurance, in respect of acts or omissions occurring at or prior to the consummation of the merger, covering each person covered by the D&O Insurance.

Access

Subject to certain exceptions and limitations, we will afford Parent and its authorized representatives reasonable access to the Company and will furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, except that after our stockholders have adopted the merger agreement, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained.

MARKET PRICE OF COMMON STOCK

The Company’s common stock is listed for trading on Nasdaq under the symbol “DBTK”. The table below shows, for the periods indicated, the high and low trading price per share of the common stock, as reported by Nasdaq. The Company has never declared or paid dividends.

	Common Stock Price
	High	Low

Fiscal Year ending December 31, 2008
Quarter ended March 31	$21.97	$9.90
Quarter ended June 30	$15.20	$10.20
Quarter ended September 30	$13.92	$9.50
Quarter ended December 31	$9.98	$5.98
Fiscal Year ending December 31, 2009
Quarter ended March 31	$9.35	$5.33
Quarter ended June 30	$9.64	$6.34
Quarter ended September 30	$10.57	$7.51
Quarter ending December 31	$10.50	$8.70
Fiscal Year ending December 31, 2010
Quarter ended March 31	$10.65	$7.76
Quarter ending June 30 (through May 28, 2010)	$10.98	$8.61

The closing price of the common stock on Nasdaq on April 9, 2010, the last trading day prior to the Company’s announcement that the board of directors was considering indications of interest to acquire the Double-Take Software, was $8.71 per share of common stock and on May 14, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $9.66 per share of common stock. On [          ], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on Nasdaq was [$     ] per share of common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Prior Stock Purchases

The board of directors authorized a plan to repurchase up to $15.0 million of the Company’s common stock on February 3, 2010. Under the plan, a total of 1,003,432 shares of the Company’s common stock were purchased by the Company during the fiscal quarter ending March 31, 2010 at an average purchase price of $8.41 per share. The Company ceased making purchases under the plan during the first quarter of 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows information regarding the number of shares of common stock “beneficially owned” by each of our directors and each of our named executive officers, consisting of Dean Goodermote, S. Craig Huke, Robert L. Beeler, Daniel M. Jones and Jo Murciano, all of our current directors and executive officers as a group, and each person known to be a beneficial owner of more than five percent of our outstanding stock. “Beneficial ownership” includes shares of common stock that a stockholder has the power to vote or the power to transfer, and also includes common stock options that were either exercisable at the specified date or will become exercisable within 60 days thereafter. Unless otherwise indicated in the footnotes, this information is presented as of May 25, 2010, the most recent practicable date prior to the filing of this proxy statement. Percentages are based upon the number of shares of common stock outstanding at May 25, 2010, plus the number of shares of common stock that the indicated person or group had a right to acquire within 60 days after such date.

The table reflects information provided by the directors, executive officers and beneficial owners of more than five percent of our outstanding common stock. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed, and the beneficial ownership of the person or group does not exceed one percent of the outstanding common stock. Share figures have been rounded down to whole shares.

	Shares of
	Common Stock
	Beneficially		Percentage of
Name and address of Beneficial Owner	Owned(1)		Class

5% Stockholders:
Burgundy Asset Management Limited	2,222,503	(2)	10.5%
NorthPointe Capital, LLC	1,562,343	(3)	7.4%
Directors and Named Executive Officers
Deborah Besemer	35,000	(4)	*
Paul Birch	72,430	(5)	*
Dean Goodermote	894,410	(6)	4.1%
John B. Landry	70,430	(7)	*
John W. Young	70,714	(8)	*
Robert Beeler	172,036	(9)	*
S. Craig Huke	275,423	(10)	1.3%
Daniel M. Jones	170,955	(11)	*
Jo Murciano	109,275	(12)	*
All executive officers and Directors as a group (11 persons)	2,045,596	(13)	8.9%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of May 25, 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based solely on Schedule 13G filed March 2, 2010 on behalf of Burgundy Asset Management, Ltd., whose address is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(3)	Based solely on Schedule 13G filed April 7, 2010 on behalf of NorthPointe Capital, LLC, whose address is 101 W. Big Beaver, Suite 745,Troy, MI 48084.

(4)	Includes 25,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010.

(5)	Includes 60,430 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010.

(6)	Includes 718,173 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010.

(7)	Includes 46,266 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010.

(8)	Includes 40,306 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010.

(9)	Includes 137,101 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010.

(10)	Includes 273,336 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010.

(11)	Includes 159,382 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010.

(12)	Includes 107,517 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010.

(13)	The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 1,687,753 shares of common stock issuable upon exercise of options that are exercisable within 60 days of May 25, 2010, of which 1,253,921 options have an exercise price below the per share merger consideration.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of the common stock and to receive payment in cash for the fair value of your common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $10.55 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions:

You must deliver to the Company a written demand for appraisal of your shares of common stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the common stock who intends to demand appraisal of his, her or its shares of common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of the common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the common stock. A holder of shares of the common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Double-Take Software, Inc., Attention: Corporate Secretary, 257 Turnpike South Road, Suite 210, Southborough, Massachusetts 01772, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a stockholder of the common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time, the surviving corporation in the merger must give written notice of the date that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within sixty days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of the common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within sixty days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within one hundred twenty days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within one hundred twenty days after the effective time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within one hundred twenty days after the effective time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $10.55 per share cash payment (without interest) for his, her or its shares of the common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, the common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer file reports with the SEC on account of the common stock.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. If the merger is not completed prior to such time as we would be required under the DGCL to hold an annual meeting of stockholders in 2011, we would hold a 2011 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Requirements for Stockholder Proposals to be Considered for Inclusion in Double-Take Software’s Proxy Materials.  To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 2, 2010.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at Double-Take Software, Inc., 257 Turnpike Road, Suite 210, Southborough, MA 01772, Attn: Corporate Secretary. To be timely for the 2011 annual meeting, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices not less than ninety days nor more than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than thirty days before or seventy days after such anniversary, notice must be received not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which we provide notice or public disclosure of the meeting, to ensure adequate time for meaningful consideration by the committee. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2011 annual meeting. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities and corporate laws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investors relations portion of our corporate website at www.doubletake.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on March 12, 2010);

•	Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 2009 (filed with the SEC on May 10, 2010);

•	Current Reports filed on Form 8-K filed with the SEC on January 8, 2010, May 17, 2010, and [ ]; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on April 1, 2010.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by contacting Double-Take Software Investor Relations by e-mail at investor@doubletake.com or by phone at 212.766.1800 or by going to the investor relations website portion of the Double-Take Software website at http://investor.doubletake.com/; or from our proxy solicitor, The Altman Group (toll-free at (866) 304-2060); or from the SEC through the SEC website at the address provided above.

Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [          ], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
VISION SOLUTIONS, INC.
HA MERGER SUB, INC.
and
DOUBLE-TAKE SOFTWARE, INC.
Dated as of May 17, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 17, 2010 by and among Vision Solutions, Inc., a Delaware corporation (“Parent”), HA Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Double-Take Software, Inc., a Delaware corporation (the “Company”). Capitalized terms that are used in this Agreement and not otherwise defined shall have the respective meanings ascribed thereto in Article IX.

RECITALS:

WHEREAS, the Company Board has (i) approved, and declared advisable, this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the Company Stockholders approve and adopt this Agreement in accordance with the DGCL; and

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub have (i) approved, and declared advisable, this Agreement providing for the Merger and (ii) approved the execution and delivery of this Agreement, performance of their respective covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Cressey Fund VIII, L.P. (the “Guarantor”) has entered into a limited guarantee, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Guarantee”), in favor of the Company with respect to the obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement upon the terms and subject to the conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

1.2  The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing with the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.3  The Closing.  The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Kirkland & Ellis LLP, 300 North LaSalle St., Chicago, IL 60654, on the first (1st) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

1.4  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5  Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 5.10(a), the certificate of incorporation of the Company (the “Certificate of Incorporation”) shall be amended and restated in its entirety to read identically to the form of the certificate of incorporation attached hereto as Exhibit B, and, as so amended and restated, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws.  At the Effective Time, subject to the provisions of Section 5.10(a), the bylaws of the Company shall be amended to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended, shall become the bylaws of the Surviving Corporation (except that, for the avoidance of doubt, the name of the Surviving Corporation shall be Double-Take Software, Inc.) until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.6  Directors and Officers.

(a) Directors.  The directors of the Merger Sub immediately prior to the Effective Time shall be the directors of Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.7  Effect on Capital Stock.

(a) Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $10.55 (the “Per Share Price”), without interest thereon;

(ii) each share of Company Common Stock that is held by the Company as treasury stock or owned by Parent or Merger Sub, or by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub, in each case immediately prior to the Effective Time (“Owned Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefore; and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one thousand validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation (which shares of common stock of the Surviving Corporation shall be deemed not to be outstanding immediately prior to the Effective Time for purposes of this Agreement), and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Per Share Price.  The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, but excluding, for the avoidance of doubt, the granting or other issuance of Company RSU Awards and Company Options in accordance with this Agreement), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, in each case which is effected in accordance with or other permitted by the terms of this Agreement.

(c) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, other than Section 1.7(c)(ii), any shares of Company Common Stock held by a holder who has properly exercised appraisal rights for such shares pursuant to Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost or failed to perfect such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Per Share Price pursuant to Section 1.7(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Company or of a stockholder of Parent.

(ii) Notwithstanding the provisions of Section 1.7(c)(i) if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Per Share Price as set forth in Section 1.7(a), without any interest thereon.

(iii) The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in and control (with the participation of the Company) all negotiations and proceedings that take place prior to the Effective Time with respect to demands for appraisal rights under the DGCL; provided that, for the avoidance of doubt, prior to the Effective Time Parent shall not have the authority to cause the Company to commit to or incur any obligations with respect to any demands for appraisal rights. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal rights of Company Common Stock or offer to settle or settle any such demands.

(d) Company Stock-based Awards.

(i) At the Effective Time, each then outstanding Company RSU Award, whether or not vested, shall be canceled and, other than the Specified RSU Awards, converted into the right to receive from the Surviving Corporation, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time and (y) the Per Share Price (the “RSU Consideration”). Parent shall, or shall cause the Company to, pay to holders of Company RSU Awards (other than holders of the Specified RSU Awards) the RSU Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments pursuant to this Section 1.7(d), as soon as reasonably practicable following the Effective Time.

(ii) At the Effective Time, each then outstanding Company Option, whether or not vested, shall be cancelled, and (A) in the case of any Company Option having a per share exercise price less than the Per Share Price, be converted into the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the amount by which the Per Share Price exceeds the per share exercise price of such Company Option (the “Option Consideration”), or (B) in the case of any Company Option having a per share exercise price equal to or greater than the Per Share Price, without the payment of cash or issuance of other securities in respect thereof. Parent shall, or shall cause the Company to, pay to holders of Company Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments pursuant to this Section 1.7(d), as soon as reasonably practicable following the Effective Time.

(iii) Prior to the Effective Time, the Company shall use its reasonable efforts to take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.7(d), including by delivering to the holders of Company RSU Awards and the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

1.8  Exchange of Certificates.

(a) Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund.  At the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article I, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article I (but not, for the avoidance of doubt, payments that holders of Company RSU Awards and holders of Company Options become entitled, which Parent shall pay, or cause to be paid, in accordance with Section 1.7(d)), assuming no Dissenting Shares. Until disbursed in accordance with the terms and conditions of this Agreement, Parent and the Surviving Corporation shall not permit such cash to be invested by the Payment Agent (such cash being referred to herein as the “Exchange Fund”). Any income from investment of the Exchange Fund, which shall be in accordance with the terms of this Agreement, will be payable to the Surviving Corporation.

(c) Payment Procedures.  Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article I. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership.  In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) or the Surviving Corporation any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding.  Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company RSU Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to the Surviving Corporation.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 1.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article I.

1.9  No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Uncertificated Shares or a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the provisions of Section 1.7. The Per Share Price paid in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 1.7; provided, however, that Parent may, in its sole discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11  Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, each of the Company, Parent and Merger Sub shall cause its directors and officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”), or (ii) as disclosed in any Company SEC Reports filed by the Company with the SEC, and publicly available, on or after December 31, 2008 and prior to the date hereof (to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Reports would, on its face, qualify the representations and warranties contained herein, and excluding any matters required to be disclosed for purposes of Section 2.7 (Company Capitalization), Section 2.9 (Company SEC Reports), Section 2.12(b) (Absence of Certain Changes) and Section 2.16 (Intellectual Property) of this Agreement, which matters shall be specifically disclosed in Sections 2.7, 2.9, 2.12(b) and 2.16 of the Company Disclosure Schedule, respectively, and further excluding from the Company SEC Reports (1) any items included therein that are incorporated by reference to Company Reports filed prior to December 31, 2008 and (2) any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1  Organization; Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the Certificate of Incorporation and bylaws of the Company, each as amended to date. The Company is not in material violation of the Certificate of Incorporation or its bylaws.

2.2  Corporate Power; Enforceability.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3  Company Board Approval; Fairness Opinion; Anti-Takeover Laws.  The Company Board has (i) approved and declared advisable this Agreement and the consummation of the Merger upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions contained set forth herein and (iii) resolved to recommend that the Company Stockholders approve the Merger in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

2.4  Requisite Stockholder Approval.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable law, the Certificate of Incorporation and the Company’s bylaws to consummate the Merger.

2.5  Non-Contravention.  The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or bylaws of the Company, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 2.6, violate or conflict with any material law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.6  Requisite Governmental Approvals.  No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such additional Consents the failure of which to make or obtain would not have a Company Material Adverse Effect.

2.7  Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 130,000,000 shares of Company Common Stock, and (ii) 20,000,000 shares of Company Preferred Stock. As of the close of business on May 13, 2010 (the “Capitalization Date”): (A) 21,162,565 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options granted under a Company Stock Plan and pursuant to Company RSU Awards.

(b) The Company has reserved 8,940,815 shares of Company Common Stock for issuance under the Company Stock Plans, of which 3,698,199 shares of Company Common Stock have been reserved for issuance pursuant to outstanding grants under Company Stock Plans. As of the close of business on the Capitalization Date, there were outstanding Company RSU Awards related to 589,699 shares of Company Common Stock and outstanding Company Options to purchase 3,108,500 shares of Company Common Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company RSU Awards or Company Options other than as permitted by this Agreement. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. The copies of the Company Stock Plans that are filed as exhibits to the Company SEC Reports are complete and correct copies thereof as in effect on the date hereof. Section 2.7(b) of the Company Disclosure Schedule sets forth a list of the holders of outstanding Company RSU Awards or Company Options as of the Capitalization Date, including (to the extent applicable) the date on which each such Company RSU Award or Company Option was granted, the number of shares of Company Common Stock subject to such Company Option, the expiration date of such Company RSU Award or Company Option, and the price at which such Company Option may be exercised.

(c) Except as set forth in this Section 2.7, as of the date hereof there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company (other than as a result of the vesting of the Company RSU Awards for 589,699 shares of Company Common Stock and exercise of the Company Options to purchase 3,108,500 shares of Company Common Stock, each as set forth in Section 2.7(b)), (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights or arrangements to acquire from the Company, or that obligates or commits the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”), (vi) no voting trusts, proxies or other similar agreements or understandings to which Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company, (vii) no obligations or commitments of any character restricting the transfer of any shares of capital stock of the Company to which the Company is bound, and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than the Company’s right to withhold shares of Company Common Stock in connection with the vesting or exercise of Company Stock-Based Awards. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract currently in force relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights, co-sale rights, or rights of first refusal or other similar rights with respect to any securities of the Company.

2.8  Subsidiaries.

(a)  Section 2.8(a) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Subsidiaries of the Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Subsidiaries of the Company. None of the Subsidiaries of the Company is in material violation of its certificate of incorporation, bylaws or other constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent any Subsidiary of the Company from conducting its business as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof.

2.9  Company SEC Reports.

(a) Since January 1, 2007, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied as of its filing date, or as of its last date of amendment, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such

Company SEC Report was filed. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. The Company has made available (including via the EDGAR system, as applicable) to Parent all material correspondence (if such correspondence has occurred since December 31, 2008) between the SEC on the one hand, and the Company and any of the its Subsidiaries, on the other hand. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) The Company’s Chief Executive Officer and Chief Financial Officer have made all certifications required by Rules 13a 14 and 15d 14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Oxley Act with respect to the applicable Company SEC Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

2.10  Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (i) complied, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal and recurring year-end adjustments). There are no unconsolidated Subsidiaries of the Company.

(b) The Company has established and maintains, adheres to and enforces a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Since January 1, 2007, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud (whether or not material) that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Company’s Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities. Such disclosure controls and procedures are effective in timely alerting the Company’s Chief Executive Officer and its Chief Financial Officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(c) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

2.11  No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities reflected or otherwise reserved against in the consolidated balance sheets (and the related notes thereto) of the Company in the Company SEC Reports, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities arising under executory Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, (d) liabilities incurred in the ordinary course of business consistent with past practice, and (e) liabilities that would not have a Company Material Adverse Effect.

2.12  Absence of Certain Changes.  Since December 31, 2009 through the date of this Agreement, except for actions expressly contemplated by this Agreement or disclosed in the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred (a) any Company Material Adverse Effect or (b) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 4.2(a), 4.2(b), 4.2(d), 4.2(e), 4.2(f),4.2(h)(iii), 4.2(i), 4.2(j), 4.2(l), 4.2(n), 4.2(p), 4.2(r), or 4.2(t).

2.13  Material Contracts.

(a) Except for those agreements and other documents (x) filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, (y) the April 12, 2010 engagement letter signed by the Company and Thomas Weisel Partners LLC and (z) the April 9, 2010 engagement letter signed by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or its or their ability to compete in any line of business or market or distribute any product, other than those entered into in the ordinary course of business; (iii) the loss of which would have a Company Material Adverse Effect; (iv) that has aggregate future sums due from or to the Company or any of its Subsidiaries, taken as a whole, during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement in excess of $500,000 and which is not terminable without material penalty upon not more than 90 days’ notice to the counterparty; (v) having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will give rise under such contract to any increased or accelerated material rights of an employee of the Company or any of its Subsidiaries (including any Change of Control Obligation); (vi) involving any joint venture, legal partnership or similar arrangement; (vii) relating to Indebtedness; (viii) containing severance or similar termination pay liabilities related to termination of employment; (ix) related to product distribution or development (except for any Company contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $250,000 or the potential payments to or by the Company are not expected to exceed $250,000, in each case during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement); (x) (A) that is an IP In-License, other than (1) any IP In-Licenses that are not material to the business(es) of the Company or its Subsidiaries and not for Third Party Components of any Current Company Software and (2) any IP In-License for any item of commercially available, unmodified Software that is not a Third Party Component of any Current Company Software and was acquired by the Company for less than $100,000 or (B) that is an IP Out-License with any of the top ten customers, top ten resellers and top ten distributors (in each case, including any OEMs and partners), in each case measured by reference to the revenues of the Company and its subsidiaries on a consolidated basis for the year-ended December 31, 2009; (xi) which provide for indemnification by the Company of any officer, director or employee of the Company; (xii) containing “standstill” or similar provisions to which the Company is subject and restricted; (xiii) involving the lease of real property with aggregate annual rent payments in excess of $250,000; (xiv) pursuant to which the Company or any of its Subsidiaries is authorized to use any Intellectual Property of any Third Party that is material to the Company (expressly excluding any Company contracts pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public or (2) licenses in which the aggregate noncontingent payments by the Company are not in excess of $250,000 per annum); (xv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries; (xvi) relates to any acquisition by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations; (xvii) involves any directors, executive officers (as such term is defined in the Exchange Act) or any of their Affiliates (other than the Company or any Company of its Subsidiaries) or immediate family members or holder of more than 5% of the Company Securities (in each case, other than those entered into in the ordinary course of business at arms-length terms); (xviii) contains any covenant granting a material “most favored nation” status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates; (xix) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract; or (xx) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets. Each contract, arrangement, commitment or understanding of the type described in this Section 2.13(a) (including, for the avoidance of doubt, the agreements and other documents referred to in clauses (x), (y) and (z) above) is a “Material Contract” for all purposes of and under this Agreement.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to (i) constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel terminate or modify any Material Contract, in each case except as would not be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, each Material Contract is enforceable against the Company (or its Subsidiaries, as applicable) in accordance with its terms and, to the Knowledge of the Company, against each other party thereto, except (A) where the failure to be so enforceable would not be material to the Company and its Subsidiaries taken as a whole and (B) that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.14  Personal Property and Assets.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses as presently conducted, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

2.15  Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 2.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 10,000 square feet (such property, the “Leased Real Property”). The Company and/or its Subsidiaries enjoy peaceful and undisturbed possession under all such leases and there are no existing defaults by the Company beyond any applicable grace period under such leases. The Leased Real Property identified in Section 2.15(b) of the Company Disclosure Schedule and subject to the Leases comprises all of the material real property used in the Company’s business. Each of the Company and its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, except for such non compliances or failures to be in full force and effect that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub a true and complete copy of each Lease document. No security deposit or portion thereof deposited with respect any Lease has been applied in respect of a breach or default under any Lease which has not been redeposited in full. The other party to each of the Leases is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries.

2.16  Intellectual Property.

(a) Except as set forth in Section 2.16(a)(i) of the Company Disclosure Schedule, the Company or its Subsidiaries own, free and clear of any Liens (other than Permitted Liens), all Intellectual Property set forth, or required to be set forth, on Section 2.16(b)(i)-(iii) and Section 2.16(c)(i) of the Company Disclosure Schedule (except for any Third Party Components, which, for the Current Company Software, are set forth on Section 2.16(c)(ii) of the Company Disclosure Schedule), including all Intellectual Property rights in the Company Software set forth, or required to be set forth, on such Section 2.16(c)(i) (excluding, for the avoidance of doubt, any Intellectual Property rights in any Third Party Components, which, for the Current Company Software, are set forth on Section 2.16(c)(ii) of the Company Disclosure Schedule) (such Intellectual Property, the “Owned Intellectual Property”). Except as set forth in Section 2.16(a)(ii) of the Company Disclosure Schedule, the Company or its Subsidiaries own, free and clear of any Liens (other than Permitted Liens), or otherwise possess the right to use, all Intellectual Property that is necessary for or used in the conduct of the Company’s business as currently conducted, including all such Intellectual Property set forth, or required to be set forth, on Section 2.16(b)(i)-(iv) and Section 2.16(c)(i)-(ii) of the Company Disclosure Schedule (all such Intellectual Property, together with the Owned Intellectual Property, the “Company Intellectual Property”), including, without limitation, all such Intellectual Property necessary for or used in the Company Software. Except as set forth in Section 2.16(a)(iii) of the Company Disclosure Schedule, all of the Company Intellectual Property shall continue to be owned by the Surviving Corporation or available for use on substantially identical terms and conditions by the Surviving Corporation upon the completion of Closing.

(b) Section 2.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Intellectual Property owned by, issued to, or filed by or on behalf of the Company or its Subsidiaries: (i) Trademark registrations and pending applications for registration and registered Internet domain names; (ii) Patents issued or pending; (iii) Copyright registrations and pending applications for registration, and (iv) material unregistered trademarks or trade names, in each instance included in the Company Intellectual Property. To the Knowledge of the Company, all such Company Intellectual Property in (i), (ii), and (iii) has the status indicated on such schedule, is subsisting and in good standing, and has not been abandoned.

(c) Section 2.16(c) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Company Software by name and, with respect to Current Company Software, version; and (ii) all Third Party Components of the Current Company Software, in each case identifying: (A) the Company Software associated with such Third Party Component; and (B) the agreement granting the Company rights to use such Third Party Components.

(d) Except as set forth on Section 2.16(d) of the Company Disclosure Schedule:

(i) no claim by any Person contesting the validity, enforceability, use or ownership of the Company Intellectual Property has been made and is currently outstanding, or was made in the past three (3) years, against the Company or its Subsidiaries, nor, to the Knowledge of the Company, is any threatened;

(ii) neither the Company nor its Subsidiaries have given notice to any Person asserting infringement or misappropriation by such Person of any of the Company Intellectual Property, and, to the Knowledge of the Company, the Company Intellectual Property is not, and has not been in the past three (3) years, infringed, misappropriated, or otherwise violated by any Person.

(iii) To the Knowledge of the Company, (A) the Company’s and its Subsidiaries’ conduct of the Company’s and its Subsidiaries’ businesses have not within the past three (3) years and do not as currently conducted infringe, misappropriate or otherwise violate the Patent or Trademark rights of any other Person and (B) neither the Company’s (nor its Subsidiaries’) use of the Company Intellectual Property in connection with such businesses, nor the Company’s (nor its Subsidiaries’) development, copying, use, marketing, distribution, or sale of the Company Software, infringes, misappropriates, or otherwise violates the Patent or Trademark rights of any Person. Further, (X) the Company’s and its Subsidiaries’ conduct of the Company’s and its Subsidiaries’ businesses have not within the past three (3) years and do not as currently conducted infringe, misappropriate or otherwise violate the Intellectual Property (excluding Patent and Trademark) rights of any other Person and (Y) neither the Company’s (nor its Subsidiaries’) use of the Company Intellectual Property in

connection with such businesses, nor the Company’s (nor its Subsidiaries’) development, copying, use, marketing, distribution, or sale of the Company Software, infringes, misappropriates, or otherwise violates the Intellectual Property (excluding Patent and Trademark) rights of any Person. With respect to each of (A), (B), (X), and (Y), neither the Company nor its Subsidiaries have, within the past three (3) years, received any notice of any such infringement, misappropriation, or violation (including any unsolicited offer to license any Intellectual Property from any other Person);

(iv) neither the Company nor any Subsidiary has granted any license, option, or commitment to any other Person in or to any Company Intellectual Property (including any covenant not to sue) (collectively, “IP Out-Licenses”), other than IP Out-Licenses for (A) non-exclusive end-user, customer, distributor, evaluation, and/or OEM licenses entered into in the ordinary course of business and/or (B) non-exclusive licenses for Company Intellectual Property that are not material to the business(es) of the Company or its Subsidiaries; and

(v) the Company Intellectual Property does not include any third-party Intellectual Property that the Company or any Subsidiary licenses from such third party (collectively, “IP In-Licenses”), other than (A) any IP In-Licenses that: (1) are not material to the business(es) of the Company or its Subsidiaries and (2) are not for Third Party Components of any Current Company Software and (B) any IP In-License for any item of commercially available, unmodified Software that: (1) is not a Third Party Component of any Current Company Software and (2) was acquired by the Company for less than $100,000.

(e) The Company and its Subsidiaries have used commercially reasonable efforts to: (i) protect and maintain all registered or issued Company Intellectual Property set forth, or required to be set forth, on Section 2.16(b)(i)-(iii) of the Company Disclosure Schedule and (ii) ensure that all Company Software distributed or otherwise made available to any third party: (A) is free from any trojan horse, virus or similar malicious code or program that can cause damage to computer systems using such Company Software or to such Company Software itself, (B) functions and operates properly, and (C) conforms in all material respects to the functional specifications for such Company Software and is sufficient to perform the functions for which such Company Software has been designed to perform.

(f) Each IP License Agreement is, to the Knowledge of the Company, a legal, valid and binding obligation of the Company or one of its Subsidiaries, as the case may be, and in full force and effect. Except as set forth in Section 2.16(f) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the material breach of, or, to the Knowledge of the Company, create on behalf of any Person the right to terminate or modify, any IP License Agreement that is either material to the business(es) of the Company or its Subsidiaries or that is for a Third Party Component of any Current Company Software, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any IP License Agreement that is either material to the business(es) of the Company or its Subsidiaries or that is for a Third Party Component of any Current Company Software, is in material default or material breach of such IP License Agreement that is either material to the business(es) of the Company or its Subsidiaries or that is for a Third Party Component of any Current Company Software. There are no pending or, to the Knowledge of the Company, threatened disputes regarding: (i) the scope of any IP License Agreement; or (ii) the performance of the parties under any IP License Agreement.

(g) With respect to the Current Company Software, for each item of Open Source Software that is a Third Party Component, Section 2.16(g) of the Company Disclosure Schedule lists and describes (A) such Open Source Software and (B) the name of the applicable license agreement for each such item of Open Source Software.

(h) The Company’s use of any Open Source Software does not, with respect to the applicable Current Company Software, (X) obligate the Company (as a condition to the license or otherwise) to (i) disclose or distribute in Source Code form any portion of the Current Company Software owned by the Company or licensed from a third party without the right from such third party to distribute Source Code, (ii) license or otherwise make available on a royalty-free basis any portion of the Current Company Software owned by the Company or licensed from a third party without the right from such third party to do the foregoing, (iii) grant any patent rights to any Person, including non-assertion rights, or (iv) permit any licensee of the Current Company Software to modify, make derivative works of, or reverse engineer any portion of the Current Company Software owned by the Company or licensed from a third party without the right from such third party to do the foregoing , or (Y) otherwise impose any material limitation, restriction, or condition on the right or ability of the Company to use or distribute the Current Company Software.

(i) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of confidential information and confidential Trade Secrets owned or used by the Company or its Subsidiaries. Each Person that has had or currently has access to any part of the Source Code of any Company Software is subject to confidentiality obligations regarding the disclosure and protection of such Source Code, and, to the Knowledge of the Company, such confidentiality obligations have not been breached by any such Person. Except as set forth in Section 2.16(i) of the Company Disclosure Schedule, the Company has not disclosed any such Source Code to any Person other than employees of, or consultants or contractors to, the Company who had a need to work with such Source Code and who were obligated by a written agreement to protect the confidentiality of such Source Code.

(j) No Person who has contributed to the creation, invention, modification or improvement of any Intellectual Property that is purportedly owned by the Company or its Subsidiaries, in whole or in part, and that is included in the Company Intellectual Property was or is under any conflicting obligation with any academic institution or other Person that would adversely affect the Company’s or its Subsidiaries’ title to any such Intellectual Property.

(k) Except as set forth on Section 2.16(k)(i) of the Company Disclosure Schedule, all Persons (including current and former employees, contractors and consultants of the Company or its Subsidiaries) who have participated in the creation or development of any Company Intellectual Property that is purportedly owned by the Company or its Subsidiaries and that is material to the conduct of the Company’s business as currently conducted (including any such Intellectual Property set forth or required to be set forth on Section 2.16(b)(i)-(iv) and Section 2.16(c)(i) of the Company Disclosure Schedule) have executed and delivered to the Company or its Subsidiaries an agreement: (A) providing for the non-disclosure by such Person of any confidential information of the Company or its Subsidiaries, and (B) providing for the assignment by such Person to the Company or its Subsidiaries of any Company Intellectual Property related to such Person’s employment by, engagement by or contract with the Company or its Subsidiaries. The Company and its Subsidiaries have and have had a policy requiring all current and former employees who create, develop or modify (or who created, developed or modified) any Company Intellectual Property for the Company or its Subsidiaries, to execute a confidentiality and assignment agreement prior to, or concurrently with, commencement of their respective employment or engagement with the Company. With respect to employees, such confidentiality and assignment agreements have been substantially in the standard forms previously provided to Parent by counsel to the Company in correspondence which designated such agreements as standard forms. Section 2.16(k)(ii) of the Company Disclosure Schedule identifies any contractors or subcontractors who created, developed or modified any portion of the Current Company Software (excluding the Third Party Components set forth on Section 2.16(c) of the Company Disclosure Schedule), other than minor modifications made in connection with product maintenance.

2.17  Tax Matters.

(a) The Company and each of its Subsidiaries have filed all income and other material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including amendments thereto) relating to Taxes (“Tax Returns”) required to be filed by any of them, and such Tax Returns have been prepared in compliance with applicable law and are accurate in all material respects. The Company and each of its Subsidiaries have paid or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes shown as due on such Tax Returns and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all income and other material Taxes required to be paid. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. No deficiencies for any income or other material Taxes have been asserted, assessed or, to the Knowledge of the Company, proposed by any Taxing authority against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP), nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any income or other material Tax.

(b) No audit or other examination of any income or other material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(c) Neither the Company nor any of its Subsidiaries is, nor has been at any time during the period described in Section 897(c)(1)(A)(ii)(II) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b).

(f) None of the Company or its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiaries, and none has any current or potential contractual obligation that explicitly obligates it to indemnify any other Person for Taxes imposed on such other Person.

(g) None of the Company or its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-US law), as a transferee or successor, by contract, or otherwise.

(h) Since December 31, 2007, no written claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(i) None of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign income Tax law).

(j) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a direct result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or (iv) installment sale made prior to the Closing Date.

2.18  Employee Plans.

(a) Section 2.18(a)(i) and Section 2.18(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other material benefit or compensation plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained, sponsored or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction, to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under or with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) any plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Each Employee Plan has been maintained, operated, funded and administered in all material respects in compliance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) All Employee Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the effective date of the Treasury Regulations issued pursuant to Section 409A and, subsequent to such effective date, in compliance the Section 409A and the regulations issued pursuant thereto.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation; and there has been no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan.

(g) Except as set forth in Section 2.18(g) of the Company Disclosure Schedule, no Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as required by COBRA or any similar law. The Company, its Subsidiaries and the ERISA Affiliates have materially complied and are in material compliance with COBRA.

(h) Except as set forth in Section 2.18(h) of the Company Disclosure Schedule:

(i) each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Employee Plan;

(ii) all contributions, premiums and other payments with respect to any Employee Plan for any time period ending on or before the Effective Time have been timely made, accrued or reserved for; and

(iii) except as required by applicable law or this Agreement, no condition or term under any relevant Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without material liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(i) Except as set forth in Section 2.18(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(j) Except as set forth in Section 2.18(j) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement by the Company nor the consummation of the Merger will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

2.19  Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). None of the U.S.-based employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(b) The Company and its Subsidiaries have complied in all material respects with applicable laws and orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(c) The Company and each of its Subsidiaries have withheld all material amounts required by applicable law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

2.20  Permits.  The Company and its Subsidiaries are in compliance with the terms of all permits from Governmental Authorities required to conduct their businesses as currently conducted, and no suspension or cancellation of any such permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.21  Compliance with Laws.

(a) The Company and each of its Subsidiaries is in compliance in all material respects with all laws, regulations and orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and/or its Subsidiaries.

(b) Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary of the Company has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, neither the Company nor any Subsidiary of the Company has received any written communication that alleges that the Company or any Subsidiary of the Company, or any Representative thereof is, or may be, in violation of, or has, or may have, any material liability under, the FCPA that has not been resolved.

(c) The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Section 2.21(c) of the Company Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s and its Subsidiaries’ products, services, software and technologies.

(d) No representation or warranty is made in this Section 2.21 with respect to (a) compliance with applicable Tax laws, which is exclusively addressed by Section 2.17, (b) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 2.18, (c) compliance with labor law matters, which is exclusively addressed by Section 2.19, or (d) compliance with Environmental Laws, which is exclusively addressed by Section 2.28.

2.22  Legal Proceedings; Orders.

(a) There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or any properties or assets of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is subject to any material judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure).

(c) As of the date hereof, there is no internal investigation or inquiry being conducted by the Company, the Company Board or any third party or Governmental Authority at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.23  Insurance.  Section 2.23 of the Company Disclosure Schedule sets forth a list of all material insurance policies maintained by the Company or any of its Subsidiaries. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past three years. Neither the Company nor any of its Subsidiaries is in material breach or material default of any of the insurance policies, and there is no existing default or event that, with notice or the lapse of time, would constitute such a material breach or material default or permit termination or modification of any of the insurance policies. Since December 31, 2009, the Company has not received any written notice or to the Knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.24  Related Party Transactions.  Except as set forth in the Company SEC Reports and for compensation or other employment arrangements in the ordinary course of business, (a) there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders and (b) no director, officer or other Affiliate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market and less than 5% of the stock of which is beneficially owned by any such Persons), is currently a party to, or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $250,000 per annum (other than contracts or arrangements entered into in the ordinary course of business at arms-length terms), (ii) any agreement or contract for or relating to Indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $250,000 per annum (other than interests in any of the foregoing entered into in the ordinary course of business at arms-length terms).

2.25  Brokers; Fairness Opinions.  Except for Thomas Weisel Partners LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has received the written opinions of Thomas Weisel Partners LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each dated as of May 16, 2010, that, as of the date of such opinions and subject to the assumptions and limitations set forth therein, the Per Share Price to be received by Company Stockholders (other than Parent and its Affiliates) in the Merger is fair, from a financial point of view to such Company Stockholders.

2.26  State Anti-Takeover Statutes.  Assuming that the representations of Parent and Merger Sub set forth in Section 3.7 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL, in any rights agreement or “poison pill” arrangement and any other takeover, anti takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company (collectively, “Takeover Statutes”) will not be applicable to the Merger.

2.27  Proxy Statement and Other Required Company Filings.  The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, a “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings.

2.28  Environmental Matters.  Except for such matters that individually and in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits; (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (c) to the Knowledge of the Company there are no investigations by any Governmental Entity currently pending or threatened regarding the Company’s or any of its Subsidiary’s compliance with any Environmental Law, (d) to the Knowledge of the

Company, none of the Company or any of its Subsidiaries or any of their predecessors has caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors, which in either case would reasonably be expected to result in an Environmental Claim, (e) neither the Company nor any of its Subsidiaries has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, or regarding any Hazardous Materials. All material environmental reports, assessments, audits, and other similar documents in the possession or control of the Company or any of its Subsidiaries have been made available to Parent.

2.29  Product Warranties.  There are no pending or, to the Company’s Knowledge, threatened Legal Proceeding against either the Company or any of its Subsidiaries in respect of any warranty, or for injury to person or property of its employees or any third parties, arising from or relating to the sale of any product or performance of any service by the Company or any of its Subsidiaries, including claims arising out of the defective or unsafe nature of its products or services.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

3.1  Organization; Good Standing.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent to fully perform its covenants and obligations under this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Merger Sub to fully perform its covenants and obligations under this Agreement. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub. Neither Parent nor Merger Sub is in material violation of its certificate of incorporation or its bylaws.

3.2  Power; Enforceability.  Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no additional proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder or the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3  Non-Contravention.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.4, violate or conflict with any law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

3.4  Requisite Governmental Approvals.  No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws.

3.5  Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Neither Parent nor Merger Sub is subject to any legal order that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

3.6  Proxy Statement; Other Required Company Filings.  The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or any of the Other Required Company Filings.

3.7  Section 203.  As of the date hereof, neither Parent nor Merger Sub nor any of their “Affiliates” or “Associates” is, and at no time during the last three years has been, an “Interested Stockholder” of the Company as defined in Section 203 of the DGCL.

3.8  Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.9  Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

3.10  Financing.

(a) Parent has provided the Company with true and complete copies of the commitment letter, dated as of the date hereof, from Jefferies Finance LLC (the “Commitment Letter”), regarding the amounts set forth therein for the purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the “Financing”).

(b) The Commitment Letter has not been amended or modified, and the commitments set forth in the Commitment Letter have not been withdrawn or rescinded in any respect. The Commitment Letter, in the form so delivered to the Company on the date hereof, is in full force and effect and constitutes a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect, (i) except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) subject to the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. Assuming the Financing Commitment is funded, Parent and Merger Sub will have at and after the Closing funds sufficient to make all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article I of this Agreement in connection with or as a result of the Merger) and to pay all fees and expenses associated therewith. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitment Letter other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. Parent and/or Merger Sub have fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Commitment Letter. For the avoidance of doubt, Parent’s and Merger Sub’s obligations to consummate the Merger and the transactions contemplated by this Agreement are not contingent on Parent’s and Merger Sub’s ability to obtain any financing prior to consummating the Merger.

(c) As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any Person (including any Company Stockholder, director, officer or employee of the Company or its Subsidiaries) concerning any investments to be made in, or contributions to be made to, Parent or Merger Sub in connection with the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Commitment Letters.

3.11  Management Arrangements.  As of the date hereof, except as previously disclosed to the Company Board, there are no Contracts or any formal or informal arrangements or other understandings (whether or not binding) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any director or officer of the Company, on the other hand, relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Parent or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

3.12  Solvency.  Assuming in all respects the truth and accuracy of the representations and warranties set forth in Article II hereof, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate merger consideration pursuant hereto, and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

3.13  No Other Company Representations or Warranties.  Except for the representations and warranties set forth in Article II, Parent and Merger Sub hereby acknowledge and agree that (a) neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company or any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 3.13 shall relieve any Person of liability for fraud or intentional misconduct.

3.14  Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including, without limitation, pursuant to Section 5.8 of this Agreement) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Notwithstanding the foregoing, nothing in this Section 3.14 shall relieve any Person of liability for fraud or intentional misconduct.

ARTICLE IV

INTERIM OPERATIONS OF THE COMPANY

4.1  Affirmative Obligations.  Except (x) as expressly contemplated or permitted by this Agreement, (y) as set forth in Section 4.1 of the Company Disclosure Schedule, or (z) as approved by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and the Company shall cause each of its Subsidiaries to, (i) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with past practice and (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organizations and material assets, (B) keep available the services of its current senior executive officers and key employees who are integral to the operations of their business as currently conducted and (C) preserve the current relationships with Persons with which the Company or any of its Subsidiaries has significant business relations.

4.2  Forbearance Covenants.  Except (w) as contemplated or permitted by this Agreement, (x) as set forth in Section 4.2 of the Company Disclosure Schedule, (y) as approved by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), or (z) as required by law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 4.1 also):

(a) amend its Certificate of Incorporation or bylaws or comparable organizational documents;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) issue, sell, deliver or agree or authorize, propose or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance of shares of Company Common Stock pursuant to the vesting and terms of Company RSU Awards outstanding prior to the date hereof and the issuance and sale of shares of Company Common Stock pursuant to the exercise of Company Options outstanding prior to the date hereof;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities (other than the withholding of shares of Company Common Stock in connection with the vesting of Company RSU Awards outstanding as of the date of this Agreement);

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, (iii) pledge or encumber any shares of its capital stock or any of its other securities, or (iv) modify the terms of any shares of its capital stock or any of its other securities;

(f) (i) incur, create, assume or otherwise become liable for Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person, except for expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (iv) sell, license, mortgage, lease, transfer, encumber or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) (i) enter into, adopt, create, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (A) as may be required by applicable law or (B) solely with respect to any employee that is not an executive officer of the Company, in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company (provided, that the Company may take such actions in respect of a new executive officer hired to fill a vacancy arising after the date hereof, except that, without the prior written consent of Parent, (x) no such new hire shall (x) be granted any severance or similar rights upon a termination of employment, (y) have any right to continued employment after the Effective Time or (z) be granted any option, appreciation right, restricted stock, performance unit, stock equivalent or similar equity interest if such grant would increase the aggregate consideration payable at the Effective Time by Parent or the Surviving Corporation hereunder), (ii) increase the compensation of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case (A) as may be required by applicable law or (B) solely with respect to any employee that is not a senior executive officer of the Company, in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or (iii) incur any Change of Control Obligation;

(h) (i) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $250,000, except (A) as otherwise included in the Company’s capital expenditure budget furnished to Parent prior to the date hereof, (B) incurred in the ordinary course of business consistent with past practice and (C) in respect of the repair or replacement of the current assets or properties of the Company or its Subsidiaries (consistent with past practices of the Company and its Subsidiaries), (ii) pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice, as required by any applicable law, as accrued for in the Audited Company Balance Sheet or as required by the terms of any Contract of the Company or its Subsidiaries, as in effect on the date of this Agreement or entered into in compliance with the terms of this Agreement, (iii) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to have a Company Material Adverse Effect or (B) except in the ordinary course of business, any Material Contract, or (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 other than those in existence on the date of this Agreement;

(i) compromise, release, waive or settle any pending or threatened material Legal Proceeding (i) having a value or in an amount not covered by insurance in excess of $250,000 or (ii) relating to or affecting the Company’s material Intellectual Property;

(j) except as may be required by applicable law or GAAP, revalue any of its material assets or make any change in any of the accounting methods, principles or practices used by it;

(k) (i) change its material Tax accounting methods, principles or practices, except as required by GAAP or applicable law, (ii) make or change any material Tax election, (iii) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, (iv) fail to file any material income or other material

Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects, (v) enter into any “listed transaction” as defined in Section 6011 of the Code and the regulations thereunder or (vi) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(l) hire any new employees other than in the ordinary course of business consistent with past practice; provided that, whether or not in the ordinary course of business, the Company may not hire any executive officers except, subject to clause (g) above, to fill any vacancies in such positions arising after the date hereof;

(m) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice;

(n) terminate any executive officer or key employee of the Company or any of its Subsidiaries other than for good reason or for reasonable cause;

(o) enter into any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations thereunder;

(p) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(q) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business;

(r) sell, license or otherwise transfer any Intellectual Property other than in the ordinary course of business, disclose any Source Code of the Company Software to any Person, or abandon or permit to lapse any material Intellectual Property other than in the ordinary course of business;

(s) communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger in a manner inconsistent with prior directives or documentation provided to the Company by Parent, provided, however, that nothing herein shall prevent or restrict communications with employees of the Company or any of its Subsidiaries that are consistent with this Agreement and provide accurate information regarding compensation, benefits or other treatment that they will receive in connection with the Merger;

(t) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein; or

(u) agree to take any of the actions described in this Section 4.2.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 4.2 are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time, and notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise (consistent with and subject to the terms, conditions and restrictions of this Agreement) control and supervision over their own business and operations.

4.3  No Solicitation.

(a) During the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) to not, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent,

Merger Sub or any designees of Parent or Merger Sub), in any such case if it is reasonably likely to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) grant any waiver, amendment or release under any standstill or confidentiality agreement (other than in connection with an inquiry or Acquisition Proposal made to the Company or its Representative by a third party that has not publicly disclosed the taking of such action or the making of such proposal) or (vi) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to contrary set forth in this Section 4.3 or elsewhere in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may, directly or indirectly through one or more Representatives, (A) participate or engage in discussions or negotiations with any Person (and/or such Persons’ Representatives) and / or (B) furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person (and/or such Persons’ Representatives), in each case that has made or delivered to the Company a written Acquisition Proposal after the date of this Agreement that was not initiated or solicited in breach of Section 4.3(a) if and only if, in the case of clause (B) above, prior to providing such information or access, the Company has received from such Person requesting such information, discussions or access an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours) make available to Parent any material information concerning the Company and its Subsidiaries that is provided to any such Person that was not previously made available to Parent, and provided, further, that prior to taking any action described in clauses (A) or (B) of this Section 4.3(b) above:

(i) the Company Board shall have determined in good faith, after consultation with independent financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable laws; and

(ii) the Company Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(c) Notwithstanding anything to the contrary set forth in this Section 4.3 or elsewhere in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, (x) the Company Board may (whether or not it has received a Superior Proposal) effect a Company Board Recommendation Change and / or (y) if the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, the Company Board may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i) the Company Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable laws;

(ii) the Company, in the case of clause (y) above, shall have complied with its obligations under this Section 4.3 (other than any immaterial or inadvertent breaches thereof that would not be reasonably expected to result in an Acquisition Proposal);

(iii) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Company Board is prepared absent any revision to the terms and conditions of this Agreement, to effect a Company Board Recommendation Change and/or to terminate this Agreement pursuant to this Section 4.3(c), which notice shall describe the basis for such Company Board Recommendation Change or termination, including, in the case of clause (y) above, the identity of the party making the Superior Proposal and the material terms and conditions thereof;

(iv) prior to effecting such Company Board Recommendation Change or termination, the Company shall, and shall cause their financial and legal advisors to, during the Notice Period, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of this Agreement proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Proposal or so as to obviate the need for the Company Board to make a Company Board Recommendation Change, as applicable; provided, that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.3 (including this Section 4.3(c)) with respect to such new written notice; and

(v) in the case of any action described in clause (y) of Section 4.3(c) above, the Company shall, substantially concurrently therewith, terminate this Agreement in accordance with Section 7.1(h), including making payment of the Company Termination Fee in accordance with Section 7.3(b)(iii).

(d) The Company will promptly (and in any event within 24 hours) notify Parent after (i) receipt of an Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any third party that has made an Acquisition Proposal, or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment). The Company shall within 48 hours inform Parent of any change in the price, structure or form of consideration or material terms and conditions of such Acquisition Proposal.

(e) Other than with respect to the Commitment Letter and consummation of the Financing as contemplated therein, neither Parent or Merger Sub, or any of their respective Affiliates, shall enter into any Contracts with any Person, or make or enter into any formal or informal arrangements or understanding (whether or not binding) with any Person, or have any discussions or other communications with any other Person, in any such case with respect to any actual or potential Acquisition Proposal involving the Company.

(f) For the avoidance of doubt, Parent and Merger Sub agree that each of Thomas Weisel Partners LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated qualify as an independent financial advisor to the Company for all purposes of this Agreement.

ARTICLE V

ADDITIONAL COVENANTS

5.1  Required Action and Forbearance.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and (subject to the Company’s rights under Section 5.3, Section 5.4 and Section 5.5) the Company, on the other hand, shall take (or cause to be taken) all actions reasonably necessary, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) using reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and making all registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger;

(iii) using reasonable best efforts to obtain all consents, waivers and approvals under any Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Contracts as of the consummation of the Merger; and

(iv) executing and delivering any Contracts and other instruments that are necessary to consummate the Merger.

(b) In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor (subject to the Company’s rights under Section 5.3, Section 5.4 and Section 5.5) the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall be responsible for using (and causing its Subsidiaries to use) their respective reasonable best efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 2.5 or Section 2.6 or in the related section of the Company Disclosure Schedule (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 2.6 or in the related section of the Company Disclosure Schedule, are required to be obtained by the Company), and Parent and Merger Sub shall be responsible for using their respective commercially reasonable efforts to cooperate with the Company in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Parent and Merger Sub shall be responsible for using their respective reasonable best efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 3.3 or Section 3.4 or in a disclosure schedule relating thereto (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 3.4 or in a disclosure schedule relating thereto, are required to be obtained by Parent and/or Merger Sub), and the Company shall be responsible for using its commercially reasonable efforts to cooperate with Parent and Merger Sub in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.

5.2  Antitrust Filings.  Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within twenty (20) calendar days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as reasonably practicable. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

5.3  Proxy Statement and Other Required SEC Filings.

(a) As soon as practicable following the date hereof (and in any event the Company shall use its reasonable best efforts to do so within fifteen (15) calendar days), the Company shall prepare and file with the SEC, a preliminary Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing within a reasonable amount of time. The Company shall cause the Proxy

Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Parent and Merger Sub shall furnish all information concerning the Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective partners, members, stockholders, directors, officers or other Affiliates, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that the Proxy Statement or Other Required Company Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(b) Subject to applicable law, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement or any Other Required Company Filing (the date of such confirmation, the “SEC Clearance Date”). If the SEC has failed to affirmatively notify the Company within ten (10) days after the filing of the Proxy Statement with the SEC that it will not be reviewing the Proxy Statement, then the Company shall use its commercially reasonable efforts to obtain such confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement and the date on which the Company receives such confirmation shall be the SEC Clearance Date.

(c) Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 5.5(a), (i) the Company and its Affiliates shall not file with the SEC the Proxy Statement or any Other Required Company Filing or any amendment or supplement thereto, and (ii) the Company and its Affiliates shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon.

(d) Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 5.5(a), the Company shall advise Parent and Merger Sub, promptly after the Company receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement or any Other Required Company Filing, any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.5(a), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

5.4  Company Stockholder Meeting.

(a) The Company shall duly call, give notice of, convene and hold a meeting of the Company Stockholders (or any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof (and in any event, subject to the immediately following proviso, no later than forty-five (45) calendar days immediately following the SEC Clearance Date; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff, (iii) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that a failure to so delay the Company Stockholder Meeting would be reasonably likely to violate the directors’ fiduciary duties under applicable law or (iv) a failure to so delay the Company Stockholder Meeting would be reasonably likely to violate applicable duties of disclosure or other applicable disclosure requirements under applicable law.

(b) The Company shall establish a record date for purposes of determining the Company Stockholders entitled to notice of and vote at the Company Stockholder Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent, unless required to do so by applicable law or in the event that the Company Board shall have determined in good faith, after consultation with outside legal counsel, that a failure to do so would be reasonably likely to violate the directors’ fiduciary duties under applicable law. In the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Stockholder Meeting, as so adjourned, postponed or delayed, except as required by applicable law or in the event the Company Board shall have determined in good faith, after consultation with outside legal counsel, that doing so would be reasonably likely to violate the directors’ fiduciary duties under applicable law.

(c) Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 5.5(a), the Company shall solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Delaware Law, submit the Merger for approval of the Company Stockholders at the Company Stockholder Meeting and use its commercially reasonable efforts to secure the Requisite Stockholder Vote at the Company Stockholder Meeting. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Requisite Stockholder Vote. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders Meeting. Notwithstanding any Company Board Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with Article VII, this Agreement shall be submitted to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Vote.

5.5  Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or the Merger Sub, the Company Board Recommendation with respect to the Merger, (ii) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (iii) after the receipt of any Acquisition Proposal, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (provided that Parent may make such request no more than once with respect to any such Acquisition Proposal) or (iv) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (i) through (iv), a (a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any authorized committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change; and provided further, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of Section 4.3 or Section 5.1), at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change in accordance with Section 4.3(c).

(b) Nothing in this Agreement shall prohibit the Company Board or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board or any authorized committee thereof shall have determined to make in good faith (after consultation with outside legal counsel) in order to comply with its fiduciary duties under applicable law; provided, however, that, in either such case, any such statement(s) or disclosures made by the Company Board or any authorized committee thereof shall be subject to the terms and conditions of this Agreement, including the provisions of Article II.

5.6  Financing.

(a) Parent and Merger Sub shall use their respective commercially reasonable efforts to obtain the Financing on the terms and conditions set forth in the Commitment Letter (or terms not materially less favorable to Parent or the Company (including with respect to the conditionality thereof)), including (i) maintaining in effect the Commitment Letter and negotiating definitive agreements with respect to the Commitment Letter on the terms and conditions set forth in the Commitment Letter (or on terms not materially less favorable to Parent or Merger Sub than the terms and conditions in the Commitment Letter), (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in such definitive agreements that are within their reasonable control, and (iii) consummating the Financing contemplated by the Commitment Letter at or prior to the Closing (and in any event prior to the Termination Date). In the event that all conditions in the Commitment Letter have been satisfied or, upon funding will be satisfied, Parent and Merger Sub shall use their commercially reasonable efforts to cause such lenders and the other Persons providing such Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Commitment Letter. Neither Parent nor Merger Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Commitment Letter without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the Financing or amends the conditions precedent to the Financing in a manner that would reasonably be expected to delay or prevent the Closing Date or make the funding of the Financing less likely to occur.

(b) Until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall (and the Company shall cause each of its Subsidiaries to) provide, and shall use its commercially reasonable efforts to cause its Representatives, to cooperate with Parent and the Financing Sources to provide financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Financing Sources; provided that (i) the Company shall not be required to pay any commitment or other similar fee or to incur any other liability in connection with the Financing, except following the Effective Time, (ii) such cooperation does not unreasonably interfere with the ongoing operations of the Company.

5.7  Anti-Takeover Laws.  In the event that any Takeover Statute is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement and the transactions contemplated hereby.

5.8  Access.  Until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time:

(a) The Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable prior notice provided to the Company’s Chief Executive Officer and Chief Financial Officer, to the properties, books and records and personnel of the Company as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (A) any applicable law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information, (B) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (C) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; provided that, the Company and Parent shall cooperate in good faith to design and implement alternative procedures to enable Parent to evaluate any such documents or information without causing a violation, loss of privilege, breach or default thereunder or giving any third party a right to terminate or accelerate the rights thereunder). Any investigation conducted pursuant to the access contemplated by this Section 5.8(a)(i) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.8(a)(i). No investigation pursuant to this Section 5.8(a)(i) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b) The Company shall, and shall cause each of its Subsidiaries to, furnish to Parent, to the extent prepared by the Company in the ordinary course of business, as soon as practicable after the end of each month, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and all other information concerning its business, properties and personnel as Parent may reasonably request.

5.9  Section 16(b) Exemption.  The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.10  Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Certificate of Incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time if, and only if, it receives the prior written consent of the Indemnified Person to do so (it being understood that, by electing to control the defense thereof, subject to the terms and conditions of this

Section 5.10(b), the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay the reasonable fees and expenses of counsel promptly after statements therefor are received, whether or not the Surviving Corporation elects to control the defense of any such claim, proceeding, investigation or inquiry and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 5.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 5.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 5.10(c) of the Company Disclosure Schedule); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy for such year with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance at a cost per year covered for such tail policy not to exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Parent) under the first sentence of this Section 5.10(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.10.

(e) The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement against the Surviving Corporation (and Parent) as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the

Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

5.11  Employee Matters.

(a) Following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide employees of the Company with benefits and compensation that are comparable to those provided to similarly situated employees of Parent (“Comparable Plans”).

(b) To the extent that a Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and, solely for purposes of vacation accrual and severance pay, benefit entitlement, to the extent credited under an analogous Employee Plan prior to the Effective Time; provided, however, that such service need not be credited under any equity-based or non-qualified deferred compensation plan or arrangement or to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Comparable Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage in the plan year in which the Effective Time occurs under a Comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, the Surviving Corporation shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived in the plan year in which the Effective Time occurs for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the corresponding Old Plan as of the Effective Time, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins in the plan year in which the Effective Time occurs to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time to the extent reflected as a working capital liability on the Company’s balance sheet.

(c) No provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate, any Continuing Employee at any time and for any or no reason, or (ii) require Parent or the Surviving Corporation to continue any Continuing or Comparable Plan or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) create any third-party beneficiary rights or obligations in any Person (including any Continuing Employee or any dependent or beneficiary thereof) other than the parties to this Agreement.

5.12  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

5.13  Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.2(a)

or Section 6.2(b); provided, however, that no such notification shall affect or be deemed to modify any representations or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 5.13(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that it would result in a failure of the conditions set forth in Section 6.3(a) or Section 6.3(b); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 5.13(b).

5.14  Public Statements and Disclosure.  Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party(ies) hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 5.14 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 5.5.

5.15  Company Stockholder, Director and Management Arrangements.  Except to the extent expressly authorized by the Company Board or any authorized committee thereof in advance, prior to the Effective Time, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, and none of Parent, Merger Sub or any of their respective Affiliates shall make or enter into any formal or informal arrangements or other understandings (whether or not binding), with any Company Stockholder, or any director or officer of the Company, relating (i) to this Agreement, the Merger or any other transactions contemplated by this Agreement, including as to any investment to be made in, or contributions to be made to, Parent or Merger Sub, or (ii) to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval.  The Company shall have received the Requisite Stockholder Approval.

(b) Antitrust Approval.  The waiting period (and extensions thereof) applicable to the Merger under the HSR Act and any foreign antitrust laws shall have expired or been terminated.

(c) No Prohibitive Laws or Injunctions.  No Governmental Authority of competent jurisdiction shall have (i) enacted a law that is in effect and renders the Merger illegal, or (ii) formally issued an injunction that is in effect and prohibits the Merger in the United States or any State thereof.

6.2  Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 2.3 and Section 2.4 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) the representations and warranties of the Company set forth in the Specified Capitalization Provisions of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct as of such particular date), except where the failure to be so true and correct would not result in the payment by Parent of an aggregate value of consideration in the Merger that is in excess, by more than a de minimis extent, of the aggregate value of the consideration that would have been payable by Parent in the Merger in the absence of such failure to be true and correct;

(iii) the representations and warranties of the Company set forth in this Agreement that are qualified as to “Company Material Adverse Effect” shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties that are qualified as to “Company Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date; and

(iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, and (B) for those such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement prior to the Effective Time.

(c) Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Company Material Adverse Effect.  No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.

(e) FIRPTA.  The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).

(f) Company SEC Reports.  The Company shall have filed all Company SEC Reports containing financial statements required to be filed with the SEC prior to the Effective Time.

6.3  Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1  Termination.  This Agreement may be validly terminated at any time prior to the Effective Time only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted a law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger in the United States or any State thereof; or

(c) by either Parent or the Company, in the event that the Merger shall not have been consummated prior to September 14, 2010; provided, however, that such date may be extended on one or more occasions by either party (by written notice to the other party) up to and including October 14, 2010 in the event that the conditions set forth in Section 6.1(b) and Section 6.1(c) (but in the case of Section 6.1(c), only if related to antitrust or competition matters) have not been satisfied by such date or the expiration of any such extension (the latest applicable date being referred to herein as the “Termination Date”); provided, further, (i) the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available at any time during which any Legal Proceeding is pending between the Company and Parent (or any of its Affiliates) in connection with this Agreement or any of the transactions contemplated hereby, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto whose actions or omissions have been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Termination Date; or

(d) by either Parent or the Company, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the meeting of Company Stockholders at which a vote is taken on the Merger; or

(e) by Parent, in the event that (i) neither Parent nor Merger Sub is in material breach of their respective covenants under this Agreement, and (ii) the Company shall have materially breached or failed to perform any of its covenants in this Agreement and, if such breach is reasonably capable of being cured, shall have failed to cure such material breach within thirty (30) calendar days after the Company has received written notice of such breach or failure to perform from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) in respect of the breach set forth in any such written notice, solely if such breach is reasonably capable of being cured, (A) at any time during such thirty calendar day period, and (B) at any time after such thirty (30) calendar day period if the Company shall have cured such breach during such thirty (30) calendar day period); or

(f) by Parent, at any time prior to the receipt of the Requisite Stockholder Approval, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change (provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(f)(i) in respect of a Company Board Recommendation Change will expire ten (10) Business Days after the last date upon which the Company Board makes such Company Board Recommendation Change), (ii) a tender or exchange offer for Company Common Stock that would, if consummated in accordance with its terms, constitute an Competing Acquisition Transaction is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, (iii) the Company breaches any of its obligations under Sections 4.3 or 5.5 (in each case, other than any immaterial or inadvertent breaches thereof that would not be reasonably expected to result in an Acquisition Proposal) or (iv) the Company enters into, a merger agreement, acquisition agreement, purchase agreement or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or

(g) by the Company, in the event that (i) the Company is not in material breach of its covenants under this Agreement, and (ii) Parent and/or Merger Sub shall have materially breached or failed to perform any of their respective covenants in this Agreement and, if such breach is reasonably capable of being cured, shall have failed to cure such material breach or failure to perform within thirty (30) calendar days after Parent and Merger Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) in respect of the breach set forth in any such written notice, solely if such breach is reasonably capable of being cured, (A) at any time during such thirty (30) calendar day period, and (B) at any time after such thirty (30) calendar day period if Parent and/or Merger Sub shall have cured such breach during such thirty (30) calendar day period); provided, however, that such thirty (30) calendar day cure period shall not apply to Parent and Merger Sub’s obligation to consummate the Closing in accordance with Section 1.03; or

(h) by the Company, at any time prior to the receipt of the Requisite Stockholder Approval, after the Company shall have received a Superior Proposal, and in order for the Company to enter into a merger agreement, acquisition agreement, purchase agreement or other similar agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board shall have complied with the procedures set forth in Sections 4.3 and 5.5 (in each case, other than any immaterial or inadvertent breaches thereof that would not be reasonably expected to result in an Acquisition Proposal) and (ii) contemporaneously the payment required by Section 7.3(b) has been made in full to Parent; or

(i) by the Company, in the event (A) the conditions to Closing set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that (i) by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing or (ii) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in this Agreement) and (B) Parent fails to close the transactions contemplated herein, including the Merger, within one (1) Business Day thereof.

The party hereto terminating this Agreement pursuant to this Section 7.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth the provision of this Section 7.1 pursuant to which this Agreement is being terminated.

7.2  Notice of Termination; Effect of Termination.  Any valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent, Financing Sources or other representative of such party or parties) to the other party or parties hereto, as applicable, except for the terms of Section 5.14, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3  Fees and Expenses.

(a) General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated; provided that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with the filings required under the HSR Act (including the HSR filing fee) or any other domestic or foreign Antitrust Law.

(b) Company Payments.

(i) In the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(c), Section 7.1(d), Section 7.1(e) (but, in the case of termination pursuant to Section 7.1(e), only in the case of a termination due to a breach of Section 5.1(a)(i) or Section 5.6(b)) or Section 7.1(f)(iii), a Competing Acquisition Transaction shall have been publicly announced by any Person other than Parent or Merger Sub and not withdrawn or otherwise abandoned, (B) this Agreement is validly terminated pursuant to Section 7.1(c), Section 7.1(d), Section 7.1(e) (but, in the case of termination pursuant Section 7.1(e), only in the case of a termination due to a breach of Section 5.1(a)(i) or Section 5.6(b)) or Section 7.1(f)(iii) and (C) within twelve months following the termination of this Agreement pursuant to Section 7.1(c), Section 7.1(d), Section 7.1(e) (but, in the case of termination pursuant Section 7.1(e), only in the case of a termination due to a breach of Section 5.1(a)(i) or Section 5.6(b)) or Section 7.1(f)(iii), either a Competing Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and, whether or not during such twelve-month period, such Competing Acquisition Transaction is subsequently consummated, then the Company shall pay to Parent the Company Termination Fee (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.3(c)), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with the consummation of such Competing Acquisition Transaction.

(ii) In the event that this Agreement is validly terminated pursuant to Section 7.1(f)(i), (ii) or (iv), the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days following the occurrence of such termination.

(iii) In the event that this Agreement is validly terminated pursuant to Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, substantially concurrently with the occurrence of such termination.

(c) Expense Reimbursement.  In the event this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f)(iii), in each case under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.3(b), then the Company will, following receipt of an invoice therefor, promptly (in any event within two Business Days) pay all of Parent’s reasonable documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement and the Commitment Letter (including all fees and expenses of the Financing Sources) in an amount not to exceed $1.5 million (the “Parent

Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.3(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.3(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b) except to the extent indicated in Section 7.3(b).

(d) Parent Termination Fee.

(i) In the event that this Agreement is validly terminated pursuant to (A) Section 7.1(g) or Section 7.1(i) or (B) Section 7.1(c) and at the time of termination could have been terminated by the Company pursuant to Section 7.1(g) (without regard to the thirty (30) calendar day cure period therein) or Section 7.1(i), then Parent shall pay or cause to be paid the Parent Termination Fee to the Company promptly, and in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company.

(e) Single Payment Only.  The parties hereto acknowledge and hereby agree that (A) in no event shall (i) the Company be required to pay the Company Termination Fee or Parent Expenses on more than one occasion or (ii) Parent be obligated to pay, or cause to be paid, the Parent Termination Fee on more than one occasion, in each case whether nor not the Company Termination Fee, Parent Expenses or Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events and (B) the amount of any payment by the Company of the Company Termination Fee shall be reduced by the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.3(c).

(f) Liquidated Damages.  In the event that Parent shall receive the Company Termination Fee and / or the Parent Expenses, the receipt of such fee or expenses shall, subject to Section 7.3(g), (A) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, (B) subject to Section 7.3(g) and Section 8.8, be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries or any of their respective former, current or future directors, officers, employees, agents, managers, shareholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise and (C) upon receipt by Parent of the Company Termination Fee and / or Expenses (together with any amounts payable pursuant to Section 7.3(g)), none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any Company Parties out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that the payment by the Company of Parent Expenses pursuant to Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b) except to the extent indicated in Section 7.3(b). Subject to Section 7.3(g), the Company’s receipt of payment of the Parent Termination Fee from Parent pursuant to Section 7.3(d) shall, (A) subject to Section 7.3(g) and Section 8.8, be the sole and exclusive remedy of the Company and its Affiliates against Parent, its Subsidiaries, the Financing Sources and any of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, Affiliate and assignee of any of the foregoing (collectively, the “Parent Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder, under the Commitment Letter or otherwise and (B) upon receipt by the Company of the amount of the Parent Termination Fee (together with any amounts payable pursuant to Section 7.3(g)), none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Commitment Letter or the transactions contemplated hereby or thereby. For the avoidance of doubt, subject to Section 8.8, (1) neither the foregoing nor any other provision in this Agreement shall be interpreted to limit the Company’s remedies with respect to a dispute as to the amount of the Parent Termination Fee payable pursuant to the definition thereof, (2) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee (together with any amounts payable pursuant to Section 7.3(g)), (3) under no circumstances will Parent be entitled to monetary damages in excess of the amount of the Termination Fee and / or Parent Expenses, as applicable (together with any amounts payable pursuant to Section 7.3(g)), and (4) while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and all or any portion of the Parent Termination Fee (but shall be entitled to receive any amounts payable pursuant to Section 7.3(g)).

(g) Costs of Recovery.  The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.3(b) or Section 7.3(c) or Parent fails to promptly pay the amount due pursuant to Section 7.3(d), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(b) or Section 7.3(c) or any portion thereof or a judgment against Parent for the amount set forth in Section 7.3(d) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, (i) its costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the amount payable pursuant to such judgment at the prime rate of Citibank N.A. in effect on the date payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(b), Section 7.3(c) or Section 7.3(d) of this Agreement, as applicable, through the date of payment.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub, to:

Vision Solutions, Inc.
15300 Barranca Parkway
Irvine, California 92618

Attention:	Nicolass Vlok
Don Scott
Telecopy No.: (949) 253-6501

with a copy (which shall not constitute notice) to:

Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111

Attention:	Scott Crabill
Seth Boro
Telecopy No.: (415) 392-6480

and to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654

Attention:	Gerald T. Nowak, P.C.
Jared G. Jensen
Telecopy No.: (312) 862 2200

(b)	if to the Company (prior to the Effective Time), to:

Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772
Attention: Dean Goodermote
Telecopy No.: (508) 358-2511

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, Maryland 21202

Attention:	Michael J. Silver
William I. Intner
Telecopy No.: (410) 659-2701

and

Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
Attention: Alexander B. Johnson
Telecopy No.: (212) 918-3100

8.3  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent shall have the right to assign all or any portion of its rights and obligations under this Agreement (i) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, (ii) from and after the Effective Time, to any lender providing financing to Parent or the Surviving Corporation or any of their Affiliates, for collateral security purposes or (iii) to any of its Affiliates (provided, that no such assignment shall relieve Parent of any of its obligations hereunder), and any such lender may exercise all of the rights and remedies of Parent hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.4  Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated March 22, 2010 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

8.5  Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Financing Sources under the Commitment Letter. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES

CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

8.6  Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except:

(a) as set forth in or contemplated by the terms and provisions of Section 5.10, and

(b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article I.

(c) the provisions of Sections 7.2, 7.3, 8.8, 8.9, 8.10, 8.11, 8.14, and 8.15 applicable to the Financing Sources shall inure to the benefit of, and shall be enforceable by, each of the Financing Sources.

8.7  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8  Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of (A) any breach or threatened breach by the Company of any of its covenants or obligations set forth in this Agreement or (B) in the circumstances set forth in the following sentence, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and the Guarantee by the other (as applicable) and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and the Guarantee. Notwithstanding anything in this Agreement to the contrary, including this Section 8.8(b), the Company shall only be entitled to seek specific performance to cause Parent to consummate the Merger in the event that (i) Parent and Merger Sub are required to complete the Closing pursuant to Section 1.3 (assuming the satisfaction of any conditions that have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in this Agreement), (ii) the Financing (or any alternative financing obtained pursuant to Section 5.6) is available to be funded at Closing, (iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.03 and (iv) the Company has irrevocably committed that it is willing to complete the Closing if specific performance is granted to cause Parent to consummate the Merger and the Financing is funded.

(c) Each of the parties hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance when expressly available pursuant to the terms of this Agreement to prevent or restrain breaches or threatened breaches of this Agreement and the Guarantee by the other parties hereto (as applicable) and to specifically enforce the terms and provisions of this Agreement and the Guarantee to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. The parties hereto agree that (x) by the Company’s seeking the remedies provided for in Section 8.8(b), it shall not in any respect waive its right to seek payment of the Parent Termination Fee, and (y) nothing set forth in this Section 8.8(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.8(b) prior or as a condition to exercising any termination right under Article VII, nor shall the commencement of any Legal Proceeding pursuant to Section 8.8(b) or anything set forth in this Section 8.8(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement or the Guarantee that may be available then or thereafter. Any party seeking an injunction or injunctions to prevent or retrain breaches or threatened of this Agreement or to enforce by specific performance the terms and provisions of this Agreement or the Guarantee shall not be required to provide any bond or other security in connection with any such order or injunction.

8.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.10  Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement or the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.10 or in such other manner as may be permitted by applicable law, and nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom located within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the Guarantee or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the Guarantee, or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom located within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement or the Guarantee, or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any proceeding, suit, litigation, investigation, action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

8.11  WAIVER OF JURY TRIAL.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE GUARANTEE, THE COMMITMENT LETTER, OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

8.12  Company Disclosure Schedule References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The parties hereto further agree that the mere inclusion of an item in the Company Disclosure Schedule as an exception to the representations and warranties (or covenants as applicable) of the Company shall not be deemed an admission that such item represents a material exception or material fact, event or circumstances or that such has had or would have a Company Material Adverse Effect.

8.13  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.14  Amendment.  Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under the DGCL without such approval; provided, further, that in no event shall any amendment to the provisions of Sections 7.2, 7.3, 8.8, 8.9, 8.10, 8.11, 8.15 and this Section 8.14 be effective if such amendment affects(directly or indirectly) the interests or benefits of any of the Financing Sources, unless each applicable Financing Source shall have consented in writing thereto.

8.15  Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided, further, that in no event shall any waiver to the provisions of Sections 7.2, 7.3, 8.8, 8.9, 8.10, 8.11, 8.14 and this Section 8.15 be effective if such waiver affects(directly or indirectly) the interests or benefits of any of the Financing Sources, unless each applicable Financing Source shall have consented in writing thereto. . Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

DEFINITIONS & INTERPRETATIONS

9.1  Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean an agreement with respect to the confidentiality of the Company’s material non-public information that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) has provisions that in all material respects are no less favorable to the Company in the aggregate than the provisions of the Confidentiality Agreement.

(b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than fifteen percent (15%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition); or

(iii) any merger, consolidation, business combination, sale of capital stock, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold fifteen percent (15%) or more of the shares of the outstanding Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger after giving effect to the consummation of such transaction.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2009.

(g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

(h) “Change of Control Obligation” means any change of control payment, special bonus, stay bonus, retention bonus, severance payment, or similar compensation that the Company or any of its Subsidiaries has agreed to pay to any of their respective employees, officers or directors and that becomes due and payable as a result of the consummation of the Merger or the other transactions contemplated hereby, whether due and payable prior to, at or after the Closing (including obligations that are contingent upon both the consummation of the Merger and the occurrence of another event or the passage of time).

(i) “COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statutes, rules and regulations thereto.

(k) “Company Board” shall mean the Board of Directors of the Company.

(l) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(m) “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

(n) “Company Intellectual Property” has the meaning set forth in Section 2.16(a). For the avoidance of doubt, Company Intellectual Property includes the Company’s Intellectual Property rights in the Company Software (whether owned or licensed).

(o) “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software industry generally, the disaster recovery industry generally or the workload optimization industry generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(iv) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world;

(v) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(vi) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement;

(vii) any actions taken, or failure to take action, in each case, to which Parent has in writing expressly approved, consented to or requested;

(viii) changes in law or other legal or regulatory conditions (or the interpretation thereof) (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(ix) changes in GAAP or other accounting standards (or the interpretation thereof) (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry);

(x) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(xi) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

(p) any matters expressly set forth in the Company Disclosure Schedule; provided, however, that for purposes of this clause (xiv) the mere inclusion of a list of items such as contracts, option grants, customers, suppliers or intellectual property shall not be deemed to be disclosure of any issues under or liabilities with respect to the items on such list.

(q) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(r) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

(s) “Company RSU Awards” shall mean any awards of restricted stock units outstanding under the Double-Take Software, Inc. 2006 Omnibus Incentive Plans, as amended and restated.

(t) “Company Software” means the Software, either complete or under development, (i) that is currently, or that is currently intended to be, leased, licensed, sold, marketed, distributed, or made available by the Company or its Subsidiaries to third parties (the “Current Company Software”), and (ii) that was historically (within the last three (3) years) leased, licensed, sold, marketed, distributed, or made available by the Company or its Subsidiaries to third parties. The Company Software includes all Software listed on Section 2.16(c)(i) of the Company Disclosure Schedule.

(u) “Company Stock Plans” shall mean (i) the 1996 Employees Stock Option Plan of Network Specialists, Inc., as amended January 31, 2000, (ii) the 2003 Employees Stock Option plan of Network Specialists Incorporated, as amended, and (ii) the Double-Take Software, Inc. 2006 Omnibus Incentive Plan, as amended and restated.

(v) “Company Stockholders” shall mean holders of shares of Company Capital Stock.

(w) “Company Termination Fee” shall mean an amount in cash equal to $7,265,410.

(x) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “fifteen percent (15%)” shall be references to “fifty percent (50%).”

(y) “Continuing Employees” shall mean all current employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent as of the Effective Time, who continue their employment with the Company at the request of Parent as of the Effective Time or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as of the Effective Time as required by applicable law.

(z) “Contract” shall mean any written (or legally binding oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(aa) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(bb) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(cc) “DOL” shall mean the United States Department of Labor or any successor thereto.

(dd) “Environmental Claims” shall mean any and all actions, orders, suits, demands, directives, claims, Encumbrances, proceedings or notices of violation by any Governmental Authority or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

(ee) “Environmental Laws” shall mean applicable laws relating to pollution or protection of the environment or human health.

(ff) “Environmental Permits” shall mean all licenses, permits or similar approvals required to be obtained by the Company in connection with its business under applicable Environmental Laws.

(gg) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(hh) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ii) “Financing Sources” shall mean the entity or entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the party or parties to the Commitment Letter and any joinder agreements, credit agreements, indentures (or other definitive documentation) relating thereto but, for the avoidance of doubt, the term Financing Sources shall exclude the Parent Parties.

(jj) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(kk) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(ll) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(mm) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, subdivision or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(nn) “Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(oo) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(pp) “Indebtedness” means, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money; (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; or (vii) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); (c) the maximum liabilities of such Person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

(qq) “Intellectual Property” shall mean all U.S. and foreign: (A) trademarks, service marks, trade names, Internet domain names, designs, trade dress, business names, corporate names, Internet domain names, logos, slogans, and all other indicia of origin together with goodwill, registrations, renewals and applications relating to the foregoing (“Trademarks”); (B) inventions (whether or not patentable or reduced to practice), all improvements thereto, and patents and industrial designs (including utility models, designs and industrial property) and pending patent and industrial design applications, invention and patent disclosures, together with all renewals, reissues, reexaminations, divisionals, revisions, continuations, continuations-in-part and extensions thereof (“Patents”); (C) works of authorship (whether or not copyrightable), registered and unregistered copyrights, mask works, database rights and moral rights, together with all applications therefor and renewals thereof (“Copyrights”); (D) trade secrets, confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), technology, know-how, inventions, processes, techniques, protocols, product specifications, data, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, ideas, research and development, formulae, algorithms, models, and methodologies (“Trade Secrets”); (E) all rights of privacy and publicity, including rights to use the names, likenesses, images, voices, signatures and biographical information of real persons; and (F) all other registrations, issuances, certificates and associated intellectual or industrial property with respect to any of the foregoing (A)-(E).

(rr) “IP In-License” has the meaning set forth in Section 2.16(d)(v).

(ss) “IP License Agreements” shall mean, collectively, the IP In-Licenses and the IP Out-Licenses.

(tt) “IP Out-License” has the meaning set forth in Section 2.16(d)(iv).

(uu) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(vv) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge (after reasonable inquiry, which in no event will require inquiring of anyone who does not directly report to such person) of the Person’s set forth on Section 9.1(vv) of the Company Disclosure Schedule.

(ww) “Legal Proceeding” shall mean any legal action, charge, lawsuit, litigation, arbitration, investigation (to the extent known by the investigated party) or other similarly formal legal proceeding of any kind whatsoever, whether at law or in equity, which has been brought by or is pending before any Governmental Authority.

(xx) “Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

(yy) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.

(zz) “Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code and middleware.

(aaa) “Open Source License” means (i) any license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the Reciprocal Public License, GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public Attribution License, the CDDL, the Mozilla

Public License, the Academic Free License, the BSD license and the Apache license and (ii) any license that requires or that conditions any rights granted in such license upon: (A) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (B) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse engineer any such other Software; (C) a requirement that such other Software be redistributable to other licensees; or (D) the grant of any patent rights including non-assertion or patent license obligations.

(bbb) “Open Source Software” means any Software that is licensed pursuant to an Open Source License, whether or not Source Code is available or included in such license.

(ccc) “Parent Termination Fee” shall mean an amount in cash equal (A) to $24,218,034, in circumstances in which a Parent Termination Fee is payable pursuant to Section 7.3(d) and either (i) the conditions to the funding of the Commitment Letters have been satisfied and the financing parties thereto are prepared to fund the Financing (or, if alternative financing is obtained pursuant to Section 5.6, such alternative financing), (ii) Parent and / or Merger Sub have committed a Willful Breach that was the primary cause of (or primarily resulted in the facts giving rise to) the termination of this Agreement or (iii) any of the conditions to the funding of the Commitment Letter have not been satisfied as a result of, or relating to, any action or failure to act of Parent its Affiliates or any change, event, violation, inaccuracy, effect or circumstance primarily relating to Parent or its Affiliates, including without limitation (x) the occurrence of a Material Adverse Effect (as defined in the Commitment Letter) without there also then existing a Company Material Adverse Effect, (y) the failure to consummate the Refinancing of the Existing Debt (each, as defined in the Commitment Letter) and (z) the failure to meet any financial requirement, test, measurement or ratio (including any leverage ratio) where such failure is primarily a result of the financial position, operations or performance of Parent or its Affiliates; or (B) $14,530,820, in any other circumstances in which a Parent Termination Fee is payable pursuant to Section 7.3(d).

(ddd) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP;; (iii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iv) non-exclusive licenses to Intellectual Property rights granted to customers in the ordinary course of business (v) Liens imposed by applicable law (other than Tax law); (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; and (viii) statutory, common law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

(eee) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, corporation (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity.

(fff) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ggg) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(hhh) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(iii) “Software” means all computer programs, in any form or medium, including Source Code and Object Code, including all data and collections of data used to develop any of the foregoing, and all user manuals, programmer documentation, text, diagrams, graphs, charts, presentations and similar documentation related to any of the foregoing.

(jjj) “Source Code” means one or more statements in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages).

(kkk) “Specified Capitalization Provisions” means the representations and warranties of the Company contained in (x) the first and last sentences of Section 2.7(a), (y) the second and last sentences of Section 2.7(b) and (z) clauses (i) through (v) and clause (viii) of the first sentence of Section 2.7(c).

(lll) “Specified RSU Awards” means, to the extent that the Effective Time occurs on or prior to October 15, 2010, (i) the 40,000 Company RSU Awards granted on May 13, 2010 to the Company’s non-executive directors and (ii) the 1,000 Company RSU Awards granted on May 13, 2010 to a non-executive director of Double-Take Software Canada, Inc.

(mmm) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(nnn) “Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction (except that all references in the definition of Acquisition Transaction to “fifteen percent (15%)” shall be references to “fifty percent (50%)”) not solicited in violation of Section 4.3 which the Company Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, and taking into consideration, among other things, all of the terms and conditions and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), (i) is reasonably likely to be consummated in accordance with its terms, and (ii) would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transactions provided for in this Agreement (after taking into account the expected timing and risk and likelihood of consummation), and (iii) is not contingent on any Person’s ability to obtain any financing prior to consummating such Acquisition Proposal.

(ooo) “Tax” shall mean any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(ppp) “Third Party Components” means, with respect to any Company Software, all of the following that are not exclusively owned by the Company or its Subsidiaries: Software that is incorporated into, combined with, linked with, or similarly used in connection with such Company Software, including any Object Code that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Software for such Company Software to properly function in accordance with its specifications.

(qqq) “Willful Breach”, as to any Person, shall mean a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by such Person with the actual knowledge or intention that the taking of such act or failure to take such act would, or would reasonably be expected to, constitute a breach of this Agreement; provided, however, that a mere failure to consummate the Merger in breach of Section 1.3 shall not in and of itself constitute a “Willful Breach”.

9.2  Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below

Term	Section Reference

Agreement	Preamble
Assets	2.14
Capitalization Date	2.7(a)
Certificate of Incorporation	1.5
Certificate of Merger	1.2
Certificates	1.8(c)
Closing	1.3
Closing Date	1.3
Collective Bargaining Agreement	2.19(a)
Company	Preamble
Company Board Recommendation	2.3
Company Board Recommendation Change	5.5(a)
Company Disclosure Schedule	Article II
Company SEC Reports	2.9
Company Securities	2.7(c)
Company Stockholder Meeting	5.4(a)
Confidentiality Agreement	8.4
Consent	2.6
D&O Insurance	5.10(c)
Delaware Secretary of State	1.2
DGCL	Recitals
Dissenting Shares	1.7(c)(i)
Effective Time	1.2
Employee Plans	2.18(a)
ERISA Affiliate	2.18(a)
Exchange Fund	1.8(b)
Guarantor	Recitals
Indemnified Persons	5.10(a)
Leased Real Property	2.15(b)
Leases	2.15(b)
Limited Guarantee	Recitals
Material Contract	2.13
Maximum Annual Premium	5.10(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	5.11(c)
Old Plans	5.11(c)

Term	Section Reference

Option Consideration	1.7(d)
Other Required Company Filing(s)	2.27
Owned Company Shares	1.7(a)(ii)
Parent	Preamble
Payment Agent	1.8
Per Share Price	1.7(a)(i)
Proxy Statement	2.27
Representatives	4.3(a)
Requisite Stockholder Approval	2.4
RSU Consideration	1.7(d)
Surviving Corporation	1.1
Tax Returns	2.17(a)
Termination Date	7.1(c)
Uncertificated Shares	1.8(c)

9.3  Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) References to “$” and “dollars” are to the currency of the United States.

(e) References to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room for Project Daredevil maintained by IntraLinks, Inc. to which Parent and its counsel had access at least two (2) calendar days prior to the date of this Agreement or which have otherwise actually been delivered to the applicable Person.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

VISION SOLUTIONS, INC.

By:	/s/ Nicolaas Vlok
Name:     Nicolaas Vlok
Title:      President and CEO

HA MERGER SUB, INC.

By:	/s/ Nicolaas Vlok
Name:     Nicolaas Vlok
Title:      President and CEO

DOUBLE-TAKE SOFTWARE, INC.

By:	/s/ Dean Goodermote
Name:     Dean Goodermote
Title:      Chairman, CEO and President

[AGREEMENT AND PLAN OF MERGER]

EXHIBIT A
Limited Guarantee

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of May 17, 2010 (this “Limited Guarantee”), is made by Thoma Cressey Fund VIII, L.P., a Delaware limited partnership (the “Guarantor”) in favor of Double-Take Software, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to that certain Agreement and Plan of Merger dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Vision Solutions, Inc., a Delaware corporation (“Parent”), a Delaware corporation, HA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub has agreed to merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.  LIMITED GUARANTEE.  To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally agrees to be responsible for and guarantee the due and punctual performance by Parent and Merger Sub of, and to cause Parent and Merger Sub to perform, all of their obligations under the Merger Agreement that are to be performed by Parent or Merger Sub on or prior to the Effective Time (the “Obligations”), provided that the maximum aggregate liability of Guarantor hereunder shall not in any event exceed the amount of the Parent Termination Fee (the “Cap”), it being understood that in no event shall this Limited Guarantee be enforced without giving effect to the Cap. In addition to the Guaranteed Party’s other rights under this Limited Guarantee and the Merger Agreement, if Parent becomes obligated to pay the Parent Termination Fee and does not do so in full within the time provided in the Merger Agreement, Guarantor will pay the Parent Termination Fee within five Business Days after the date Parent should have paid the Parent Termination Fee. The obligation of Guarantor pursuant to this Limited Guarantee shall terminate and be of no further force or effect immediately upon the earlier of (i) the Effective Time and (ii) three (3) months following any termination of the Merger Agreement; provided that this Limited Guarantee shall not so terminate as to any claim for which notice has been given to Guarantor (which notice shall be deemed given upon notice to Parent and Merger Sub pursuant to the Merger Agreement) prior to termination of Guarantor’s obligation pursuant to this Limited Guarantee until final resolution and payment in full of such claim. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Limited Guarantee whether or not any other Person is joined as a party thereto. Notwithstanding anything to the contrary set forth herein, the Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantor is required to make such payment hereunder.

2.  NATURE OF GUARANTEE.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub become subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made (subject to the terms hereof).

3.  CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

a) The Guarantor agrees that the Guaranteed Party may, in it sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment or performance of the Obligations, and may also make any agreement with the Parent or Merger Sub for the extension or renewal thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof (other than with respect to the amount of the Parent Termination Fee) or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iii) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of the Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent or Merger Sub; (vi) the lack of enforceability of the Merger Agreement or any other agreement or instrument relating thereto (in each case against any Person other than the Guaranteed Party); (vii) the existence of any claim, set-off or other right that the Guarantor may have at any time against the Parent, Merger Sub or the Guaranteed Party, or any of their Affiliates, whether in connection with the Obligations or otherwise; or (viii) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Obligations. To the fullest extent permitted by applicable law, the Guarantor hereby expressly waives any rights and defenses arising by reason of any applicable Law that would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship and guarantor defenses generally. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplated of such benefits. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of the Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification prior to the termination of this Limited Guarantee. The Guarantor hereby covenants and agrees that is shall not assert, directly or indirectly, in any proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

b) The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the transactions contemplated thereby or otherwise relating thereto, against any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Guarantor or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in any of the foregoing clauses, each being referred to as a “Non-Recourse Party”), except for claims against the Guarantor under this Limited Guarantee and against the Parent or Merger Sub under the Merger Agreement.

4.  NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent, Merger Sub or any other Person liable for any Obligations prior to proceeding against the Guarantor hereunder.

5.  REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants and covenants that:

a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee when due, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to Guarantor for so long as the Limited Guarantee shall remain in effect; and

e) The Guarantor acknowledges that in consideration of the execution and delivery of the Merger Agreement by the Guaranteed Party, the Guaranteed Party is relying on the commitments and agreements made by the Guarantor in this Limited Guarantee.

6.  NO ASSIGNMENT.  Neither the Guarantor nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.

7.  NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given in writing and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile, addressed to each party hereto as set forth below:

If to Guarantor, to it at:

c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Facsimile: (415) 392-6480

Attention:	Scott Crabill
Seth Boro

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862-2200

Attention:	Gerald T. Nowak, P.C.
Jared G. Jensen

If to the Guaranteed Party, to it at:

Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772
Facsimile: (508) 358-2511
Attention: Dean Goodermote

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, Maryland 21202
Facsimile: (410) 659-2701

Attention:	Michael J. Silver
William I. Intner

and

Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
Facsimile: (212) 918-3100
Attention: Alexander B. Johnson

8.  RECOURSE.  By its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person other than the Guarantor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against the Guarantor, or any Non-Recourse Party by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for the Guaranteed Party’s rights against the Guarantor under this Limited Guarantee and rights against the Parent or Merger Sub under the Merger Agreement.

9.  GOVERNING LAW; JURISDICTION.  This Limited Guarantee, and all claims and causes of action arising out of, based upon, or related to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 7 or in such other manner as may be permitted by applicable law, and nothing in this Section 9 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom located within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement, or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom located within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement, or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of the parties agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

10.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

12.  MISCELLANEOUS.

a) This Limited Guarantee and the Merger Agreement represent all agreements between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantor in writing.

b) The provisions hereof shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

(signature page to follow)

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

THOMA CRESSEY FUND VIII, L.P.

By:	TC Partners VIII, L.P.

Its:	General Partner

By:	Thoma Cressey Bravo, Inc.

Its:	General Partner

By:	/s/ Orlando Bravo
Name: Orlando Bravo

Its:	Managing Partner

EXHIBIT B
Form of Surviving Corporation Certificate of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DOUBLE-TAKE SOFTWARE, INC.

ARTICLE ONE

The name of the corporation is Double-Take Software, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE NINE

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE TEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities or which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

* * * * * *

ANNEX B

Merrill Lynch, Pierce, Fenner & Smith Incorporated

May 16, 2010

The Board of Directors
Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772

Members of the Board of Directors:

We understand that Double-Take Software, Inc. (“Double-Take”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Vision Solutions, Inc. (“Vision Solutions”), HA Merger Sub, Inc., a wholly owned subsidiary of Vision Solutions (“Merger Sub”), and Double-Take pursuant to which, among other things, Merger Sub will merge with and into Double-Take (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share, of Double-Take (“Double-Take Common Stock”) will be converted into the right to receive $10.55 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Double-Take Common Stock (other than Vision Solutions and its affiliates) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1) reviewed certain publicly available business and financial information relating to Double-Take;

(2) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Double-Take furnished to or discussed with us by the management of Double-Take, including certain financial forecasts relating to Double-Take prepared by the management of Double-Take (such financial forecasts, “Double-Take Forecasts”);

(3) discussed the past and current business, operations, financial condition and prospects of Double-Take with members of senior management of Double-Take;

(4) reviewed the trading history for Double-Take Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5) compared certain financial and stock market information of Double-Take with similar information of other companies we deemed relevant;

(6) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7) considered the fact that Double-Take publicly announced it had received preliminary indications of interest and the results of our efforts on behalf of Double-Take to solicit, at the direction of Double-Take, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Double-Take;

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated
One Bryant Park, New York, NY 10036

(8) reviewed a draft, dated May 16, 2010, of the Agreement (the “Draft Agreement”); and

(9) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Double-Take that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Double-Take Forecasts, we have been advised by Double-Take, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Double-Take as to the future financial performance of Double-Take. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Double-Take, nor have we made any physical inspection of the properties or assets of Double-Take. We have not evaluated the solvency or fair value of Double-Take or Vision Solutions under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Double-Take, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Double-Take or the contemplated benefits of the Merger. We also have assumed, at the direction of Double-Take, that the final executed Agreement will not differ in any material respect from the Draft Agreement.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Double-Take Common Stock (other than Vision Solutions and its affiliates) in the Merger and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Double-Take or in which Double-Take might engage or as to the underlying business decision of Double-Take to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Double-Take in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Double-Take has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Double-Take, Vision Solutions and certain of their respective affiliates.

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated
One Bryant Park, New York, NY 10036

It is understood that this letter is for the benefit and use of the Board of Directors of Double-Take (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Double-Take, Vision Solutions, their respective affiliates or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received by holders of Double-Take Common Stock (other than Vision Solutions and its affiliates) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated
One Bryant Park, New York, NY 10036

ANNEX C

May 16, 2010

The Board of Directors
Double-Take Software, Inc.
257 Turnpike Road, Suite 210
Southborough, Massachusetts 01772

Ladies and Gentlemen:

We understand that Double-Take Software, Inc., a Delaware corporation (the “Company”), Vision Solutions, Inc., a Delaware corporation (“Parent”), and HA Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving entity (the “Merger”). Pursuant to the Merger, as more fully described in the Agreement and as further described to us by management of the Company, we understand that each outstanding share of the common stock, $0.001 par value per share (the “Company Common Stock”), of the Company will be converted into the right to receive $10.55 in cash (the “Per Share Price”). The terms and conditions of the Merger are set forth in more detail in the Agreement.

You have asked for our opinion as investment bankers as to whether the Per Share Price to be received by the holders of the Company Common Stock (other than Parent and its affiliates) pursuant to the Merger is fair to such holders from a financial point of view, as of the date hereof.

In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to March 31, 2010 and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Agreement as set forth in the draft thereof, dated as of May 14, 2010 furnished to us and related agreements and documents furnished to us; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (iv) compared the Company from a financial point of view with certain other companies which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to us by them, including financial forecasts and related assumptions of the Company; (vii) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with the Company’s outside legal counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

Thomas Weisel Partners
390 Park Avenue, 14th Floor
New York, NY 10022
212.271.3700
www.tweisel.com

Board of Directors
Double-Take Software, Inc.
May 16, 2010

In connection with our review, we have not assumed any obligation independently to verify, and have not independently verified, the foregoing information or any other information reviewed by us and have relied on it being accurate and complete in all respects material to our opinion. With respect to the financial forecasts for the Company provided to us by the Company’s management, upon their advice and with your consent, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of the Company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the respective dates of its last financial statements made available to us. With your consent, we have relied on the advice of counsel and independent accountants to the Company as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the U.S. Securities Act of 1933, as amended (the “Securities Act”), the U.S. Securities Exchange Act of 1934 and all other applicable laws, statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. This opinion does not address the consequences of, nor do we express any opinion as to any consideration that may be received in the Merger by, holders of the Company Common Stock perfecting and pursuing appraisal rights as permitted by applicable law. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion. Further, as you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, Parent, their affiliates or the Merger.

We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the draft Agreement referred to above, without any further amendments thereto, and without waiver by either Parent or the Company of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that could have a meaningful effect on the contemplated benefits of the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as an underwriter in connection with the initial public offering and secondary offering of securities of the Company and performed various investment banking services for the Company for which we have received customary fees.

Based upon the foregoing and in reliance thereon, it is our opinion, as investment bankers, that the Per Share Price to be received by the holders of the Company Common Stock (other than Parent and its affiliates) pursuant to the Merger is fair to such holders from a financial point of view, as of the date hereof.

Thomas Weisel Partners
390 Park Avenue, 14th Floor
New York, NY 10022
212.271.3700
www.tweisel.com

Board of Directors
Double-Take Software, Inc.
May 16, 2010

This opinion has been approved by the fairness committee of Thomas Weisel Partners LLC. It is directed to the Board of Directors of the Company in its consideration of the Merger and is not a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness to the holders of the Company Common Stock (other than Parent and its affiliates) of the Per Share Price to be paid in the Merger, and does not address the relative merits of the Merger and any alternatives to the Merger, the Company’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Moreover, it does not address the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company; nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the Per Share Price or otherwise. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed with the Securities and Exchange Commission in connection with the Merger.

Very truly yours,

/s/  Thomas Weisel Partners LLC

THOMAS WEISEL PARTNERS LLC

Thomas Weisel Partners
390 Park Avenue, 14th Floor
New York, NY 10022
212.271.3700
www.tweisel.com

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

? FOLD AND DETACH HERE AMD READ THE REVERSE SIDE ? REVOCABLE PROXY DOUBLE-TAKE SOFTWARE, INC. SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [ ], 2010 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned holder of Common Stock of Double-Take Software, Inc. (the “Company”) hereby constitutes and appoints [ ] and [], or each of them acting singularly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at [ ], at [ ] a.m./p.m. local time on [], 2010, or any postponement or adjournment thereof. Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued, and to be marked, dated and signed, on the other side)

Double-Take Software, Inc. VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE As a stockholder of Double-Take Software, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by [ ] p.m. Eastern time on [ ], 2010. Vote Your Proxy on the Internet Vote Your Proxy by Phone: Vote Your Proxy by Mail: Call [1 (866) 894-0537] Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. OR Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. OR Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE ?FOLD AND DETACH HERE AND READ THE REVERSE SIDE? THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. Please mark your votes like this The Proxies are instructed to vote as follows: 1. 2. To adopt the Agreement and Plan of Merger, dated as of May 17, 2010, as it may be amended from time FOR AGAINST ABSTAIN to time, by and among Double-Take Software, Inc., Vision Solutions, Inc. and HA Merger Sub, Inc. (the “Agreement and Plan of Merger”). To approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit FOR AGAINST ABSTAIN additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Agreement and Plan of Merger. The proxies are authorized to vote in their discretion on any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof. PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE YOUR VOTE IS IMPORTANT COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Stockholder sign Co-holder (if any) sign Date , 2010. Note: Please sign exactly as name appears in address. When signing as attorney, executor, administrator, trustee, or guardian, please give your title as such. If joint account, please provide both signatures.